    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         STYLING TECHNOLOGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           2844                          75-2665378
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
       OF INCORPORATION)           CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                            ------------------------

                           7400 E. TIERRA BUENA LANE
                              SCOTTSDALE, AZ 85260
                                 (480) 609-6000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 SAM L. LEOPOLD
                            CHIEF EXECUTIVE OFFICER
                           7400 E. TIERRA BUENA LANE
                              SCOTTSDALE, AZ 85260
                                 (480) 609-6000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              ROBERT S. KANT, ESQ.                           C. NEEL LEMON III, ESQ.
              SCOTT K. WEISS, ESQ.                           J. HOLT FOSTER III, ESQ.
            STEVEN G. FISHBACH, ESQ.                         THOMPSON & KNIGHT L.L.P.
          O'CONNOR, CAVANAGH, ANDERSON                         1700 PACIFIC AVENUE
         KILLINGSWORTH & BESHEARS, P.A.                             SUITE 3300
         ONE EAST CAMELBACK, SUITE 1100                        DALLAS, TEXAS 75201
             PHOENIX, ARIZONA 85012                               (214) 969-1700
                 (602) 263-2400

                            ------------------------

        Approximate Date of Commencement of Proposed Sale to the Public:
    As soon as practical after the Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF             AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED          PER SHARE(1)           PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common stock(2)....................    4,600,000 shares         $10.5625            $48,587,500         $13,507.33
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c).

(2) Includes an equivalent number of rights to purchase shares of Series A Junior Participating Preferred Stock issuable upon certain conditions under the Company's Shareholder Rights Plan. See "Description of
    Securities -- Shareholder Rights Plan."

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY UNITED STATES FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                    SUBJECT TO COMPLETION -- AUGUST 13, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
               , 1999

                     [STYLING TECHNOLOGY CORPORATION LOGO]

                        4,000,000 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

      THE COMPANY:

      - We are a leading developer, producer, and marketer of a wide array of branded consumer products sold primarily through professional salon distribution channels. Our products include hair care, skin and body care, and nail care products, as well as salon appliances and sundries.

      -  Styling Technology Corporation
         7400 E. Tierra Buena
         Scottsdale, Arizona 85260
         (480) 609-6000

      -  NASDAQ SYMBOL: STYL

THE OFFERING:

-  We are offering 4,000,000 shares.

- The underwriters have an option to purchase an additional 600,000 shares from us to cover over-allotments.

- There is an existing trading market for our shares. The reported last sales price on August 11, 1999 was $10.1875 per share.

- We plan to use the proceeds from this offering to repay outstanding indebtedness under our revolving credit facility. We will use the resulting availability under our revolving credit facility for working capital and general corporate purposes, including possible acquisitions.

-  Closing:           , 1999

-------------------------------------------------------------------------------------
                                                             Per Share       Total
-------------------------------------------------------------------------------------
Public offering price:                                       $            $
Underwriting fees:
Proceeds to Company:
-------------------------------------------------------------------------------------

    This investment involves risk. See "Risk Factors," beginning on page 5.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
          ING BARINGS

                      U.S. BANCORP PIPER JAFFRAY

                                 FIRST SECURITY VAN KASPER

                                           DLJDIRECT INC.

                                                  FRIEDMAN BILLINGS RAMSEY

          [Set forth above are photographs of our principal products.]

                               TABLE OF CONTENTS

                                       Page
Prospectus Summary...................    1
Risk Factors.........................    5
Forward-Looking Statements...........   12
Use of Proceeds......................   13
Dividend Policy......................   13
Capitalization.......................   14
Price Range of Common Stock..........   15
Selected Consolidated Financial
  Data...............................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   18
Business.............................   29

                                       Page
Management...........................   40
Certain Relationships and Related
  Transactions.......................   48
Principal Stockholders...............   49
Description of Securities............   51
Underwriting.........................   55
Legal Matters........................   57
Experts..............................   57
Where You Can Obtain Additional
  Information........................   57
Index to Consolidated Financial
  Statements.........................  F-1

                             ----------------------

   "ABBA," "ALPHA 9," "AQUATONIC," "BIOGENOL," "BODY DRENCH," "CLEAN + EASY,"
    "COSMIC," "EUROPEAN TOUCH," "GENA," "KIZMIT," "MAIKO," "ONE TOUCH," "PRO FINISH," "REVIVANAIL," "ROFFLER," "SRC," AND "SUNTOPIA" ARE OUR PRINCIPAL TRADEMARKS. THIS PROSPECTUS ALSO REFERS TO OUR OTHER TRADEMARKS AS WELL AS
                          TRADEMARKS OF THIRD PARTIES.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Except as otherwise specified, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

     This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contain a discussion of some of the factors that could contribute to those differences.

                         STYLING TECHNOLOGY CORPORATION

     We are a leading developer, producer, and marketer of a wide array of branded consumer products sold primarily through professional salon distribution channels. Our products include hair care, skin and body care, and nail care products, as well as salon appliances and sundries. We believe we are the only company that develops, produces, and markets products in each category of the estimated $80 billion worldwide market for professional salon products and services. We have well-recognized, long-lived brand names, a strong distribution network, established marketing and salon industry education programs, and significant production and sourcing capabilities. We plan to leverage our well-established distribution channels by providing customers with an increasingly comprehensive array of professional salon brands and products. We also plan to take advantage of our consumer products marketing expertise and our well-developed infrastructure to develop and acquire new product lines to sell through additional consumer product distribution channels. We sell our products in all 50 states, Canada, Australia, Europe, Latin America, and Asia.

     We currently sell more than 500 products under 19 principal brand names. The table below sets forth a description of our principal products, the brand names under which the products are sold, and the percentage of net sales for each product category for the 12 months ended June 30, 1999 on a pro forma basis for companies acquired as if we acquired those companies at the beginning of that period.

                       PERCENTAGE OF
                         PRO FORMA
   PRODUCT CATEGORY      NET SALES                 PRODUCT DESCRIPTION                BRAND NAMES
Hair Care                  45.7%       Shampoo, conditioner, hair color, and        ABBA,
                                       styling and finishing aids                   AquaTonic,
                                                                                    Biogenol, Body
                                                                                    Drench,
                                                                                    Framesi, Gena,
                                                                                    Roffler

Skin and Body Care         23.8%       Moisturizing lotion, indoor and outdoor      Body Drench,
                                       tanning products, personal care products,    Clean + Easy,
                                       paraffin waxes, thermo-therapy treatments,   Gena, One
                                       and hair removal systems and depilatory      Touch, Suntopia
                                       products

Nail Care                  17.6%       Natural nail care products, acrylic and      Alpha 9,
                                       fiberglass nail enhancement products, nail   Cosmic,
                                       treatments, nail polish, light-bonded nail   European Touch,
                                       systems, and manicure and pedicure           Gena, Kizmit,
                                       solutions and accessories                    Pro Finish,
                                                                                    Revivanail

Salon Appliances and       12.9%       Hairdryers, curling irons, salon pedicure    European Touch
  Sundries                             spas, salon furniture, and salonwear         II, Maiko, SRC
                                       (capes/aprons)

     Our net sales and earnings before interest, taxes, depreciation, and amortization, or EBITDA, have grown rapidly since our inception. Our net sales increased from $38.1 million in 1997 to $90.4 million in 1998, a growth rate of 137%. Our EBITDA increased from $11.0 million in 1997 to $23.1 million in 1998, a growth rate of 110%. We have also enjoyed high profitability, with 56.6% gross margins and 25.6% EBITDA margins for fiscal 1998. Our net sales increased from $35.3 million during the six months ended June 30, 1998 to $68.8 million during the six months ended June 30, 1999. This increase in net sales represents a 95% growth rate, including internal net sales growth of approximately 17%. Our EBITDA, before centralization and reengineering costs and one-time charges, increased from $9.6 million during the six months ended June 30, 1998 to $16.6 million during the six months ended June 30, 1999. This increase in EBITDA represents a 73% growth rate, including internal EBITDA growth of 19%. We attribute our rapid growth and high profitability to our focus on integrating our acquired businesses, improving margins within our existing product lines, developing new product lines and product line extensions, and acquiring businesses and product lines that complement our portfolio of products.

                     THE PROFESSIONAL SALON PRODUCTS MARKET

     The professional salon products industry has grown significantly during the last several years. According to industry sources, annual professional salon industry revenue, which includes revenue from salon services and the sale of salon products, is approximately $40 billion in the United States and $80 billion worldwide. Industry sources estimate that there are approximately 127 million client visits to salons each month and that there are more than 200,000 beauty salons and 1.8 million licensed cosmetologists in the United States. The professional salon products industry is highly fragmented. Of the approximately 700 companies selling professional salon products in the United States, most generate less than $10 million in sales and focus on a single product category although a number of larger companies exist in certain product categories.

     Professional salon products have two end consumers: the salon professional who uses them in the performance of salon services and the salon client who purchases them for personal use. We believe salons typically generate between 10% and 30% of their revenue from retail sales of professional salon products. As users and "prescribers" of professional salon products, salon professionals typically select products on the basis of performance rather than price. As a result, suppliers of professional salon products focus on educating distributors and salon professionals on the uses and benefits of their products and on industry trends. Because salon professionals prescribe these products and sell them primarily in connection with the rendering of a service, professional salon products typically foster strong brand loyalty and exhibit relative price insensitivity. Consequently, professional salon products generally command substantially higher prices and gross margins than mass-marketed beauty products.

                           OUR COMPETITIVE STRENGTHS

     We believe the following business strengths provide us with a competitive advantage in the professional salon products market:

        - We offer a variety of well-recognized, long-lived premium brands in all professional salon product categories.

        - Our breadth of product offerings distinguishes us as the only company with product offerings across all salon product categories and enables us to offer distributors and other customers a "one-stop shop" for brand name professional salon products.

        - Our strong distribution network enables us to sell our products into highly fragmented distribution channels consisting of distributors, beauty supply outlets, and salon chains in the United States and internationally.

        - Our experience gained from successfully acquiring and integrating 11 professional salon products businesses since our initial public offering in November 1996 positions us to pursue additional acquisitions.

        - Our favorable operating margins result primarily from our purchasing power; integrated sourcing and distribution capabilities; and consolidated sales, marketing, and product development.

        - Our management team has extensive experience in the consumer and salon products industry, particularly in the areas of sales, marketing, and operations.

        - We have centralized our operations and are implementing new centralized management and information systems to enhance the productivity of existing operations and future acquisitions.

                                  OUR STRATEGY

     Our objective is to be the leader in the professional salon products industry. In order to achieve this objective, we are pursuing a strategy of continued growth through internal business expansion and acquisitions. Key elements of this strategy include the following:

INTERNAL GROWTH STRATEGY

     We intend to increase revenue and improve margins within our existing product lines and to develop new product lines. Elements of our internal growth strategy include the following:

        - leveraging our well-established distribution channels by providing customers with an increasingly comprehensive array of products;

        - selling directly to salon chains, which we believe are underserved by distributors and other salon product companies;

        - launching new, internally developed brands to leverage our strong distribution network and leading industry position;

        - introducing product line extensions under existing brands;

        - introducing new generations of existing product lines with improved formulations and packaging;

        - implementing a new professional-only store marketing and distribution program to service the growing number of stores operated by large distributors that sell only to professional stylists;

        - expanding distribution of existing products internationally; and

        - enhancing the operational efficiencies of acquired businesses.

ACQUISITION STRATEGY

     We maintain a disciplined approach to acquisitions and evaluate each potential acquisition based on the following goals:

        - acquiring leading brand names that complement our other brands and command strong customer loyalty;

        - acquiring companies and product lines that diversify and strengthen our portfolio of brands;

        - acquiring companies and product lines that strengthen our relationships with domestic and international distributors; and

        - expanding product offerings to include premium department store, boutique, catalog, and e-commerce lines through the acquisition of companies or brand names geared to these distribution channels.

     Our future acquisitions increasingly will focus on companies that are larger than those previously acquired and that enhance our position in the professional salon products market or enable us to penetrate new consumer product distribution channels.

                                  OUR OFFICES

     Our executive offices are located at 7400 E. Tierra Buena, Scottsdale, Arizona 85260, and our telephone number is (480) 609-6000. All references to "we," "our," "us," "Styling," or the "Company" refer to Styling Technology Corporation and its subsidiaries. Our web site is located at http://www.styl.com. Information contained on our web site does not constitute part of this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following consolidated financial information should be read in conjunction with our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

                                          NOVEMBER 27,            YEAR ENDED                SIX MONTHS ENDED
                                            1996 TO              DECEMBER 31,                   JUNE 30,
                                          DECEMBER 31,   ----------------------------   -------------------------
                                              1996           1997           1998            1998          1999
STATEMENT OF OPERATIONS DATA AND OTHER
  DATA:
  Net sales.............................    $ 1,083        $38,108         $90,373        $35,299       $68,770
  Gross profit..........................        512         21,352          51,151         19,807        38,913
  Selling, general, and administrative
     expenses...........................        737         12,201          32,715         11,909        25,775
  Centralization and reengineering
     costs(a)...........................         --             --             422             --         1,363
  Provision for cancelled
     distributors(a)....................         --             --              --             --         5,067
  Income (loss) from operations.........       (225)         9,151          18,014          7,898         6,708
  Interest (income) expense and other,
     net................................         (2)         1,847           9,206          2,628         7,874
  Income (loss) before extraordinary
     item...............................       (151)         4,207           5,173          5,270        (1,166)
  Extraordinary item, net...............         --         (1,377)         (1,091)        (1,091)         (446)
  Net income (loss).....................       (151)         2,830           4,082          1,913        (1,160)
  Diluted earnings (loss):
     Per share income (loss) before
       extraordinary item(a)............    $ (0.04)       $  1.02         $  1.20        $  0.69       $ (0.18)
     Per share extraordinary item,
       net..............................         --          (0.33)          (0.25)         (0.25)        (0.11)
     Per share net income (loss)........      (0.04)          0.69            0.95           0.44         (0.29)
     Weighted average shares............      3,770          4,113           4,313          4,356         4,068

                                                                 As of June 30, 1999
                                                              --------------------------
                                                               ACTUAL     As Adjusted(b)
BALANCE SHEET DATA:
  Working capital...........................................  $ 43,994       $ 43,194
  Total assets..............................................   239,125        239,125
  Long-term debt and other, less current portion............   155,652        118,149
  Total stockholders' equity................................    32,653         70,156

---------------

(a) The centralization and reengineering costs had a $0.06 impact on diluted earnings per share during the year ended December 31, 1998, and a $0.20 impact on diluted earnings per share during the six months ended June 30, 1999, net of tax. During the second quarter of 1999, we also incurred a provision for cancelled distributors of approximately $5.1 million, before taxes, or $0.76 per diluted share, net of tax, related to the write-down of certain tanning distributor receivables in connection with our strategic realignment to exclusive distribution. These per share amounts are not defined by generally accepted accounting principles and should not be considered as an alternative to earnings per share.

(b) The "As Adjusted" balance sheet data reflects the completion of this offering assuming a public offering price of $10.1875 per share, and the application of the net proceeds therefrom as of June 30, 1999.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information contained in this prospectus, before purchasing any of our common stock.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations, and intentions. These statements may be identified by the use of words such as "believes," "plans," "expects," "may," "will," "should," "seeks," "pro forma," or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

                         RISKS RELATING TO OUR BUSINESS

A VARIETY OF FACTORS COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     A wide variety of factors could adversely impact our net sales and operating results. Many of these factors are beyond our control. These factors include the following:

     - our ability to identify trends in the professional salon products industry;

     - our ability to create and introduce new products on a timely basis that take advantage of industry trends;

     - the continued market acceptance of our products among salon professionals and their clientele;

     - our ability to arrange for timely production and delivery of our products;

     - the level and timing of orders placed by customers; and

     - competition and competitive pressures on prices.

     The success of our operations depends to an extent upon a number of factors relating to discretionary consumer spending and continued demand for professional salon products. These factors include economic conditions, such as employment, business conditions, interest rates, and tax rates, as well as the continued growth of the professional salon products industry. General social trends and economic conditions could adversely affect consumer spending, which would adversely affect our business, financial condition, and operating results.

WE FACE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY

     We completed four acquisitions in fiscal 1996, three acquisitions in fiscal 1997, and four acquisitions in fiscal 1998. Our ability to complete acquisitions successfully will depend upon the availability of adequate cash reserves, our ability to issue our common stock or other securities in acquisitions, and our ability to raise additional cash through debt and equity financing. The amount of securities that we may be required to issue and the terms on which we can secure debt or equity financing will depend on our operating performance and financial condition, the trading price of our common stock, and conditions in the debt and equity markets. The size, timing, and integration of any future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. Consequently, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or full fiscal year.

     In addition, we may issue shares of common stock in connection with future acquisitions. The issuance of shares in acquisitions will result in the dilution of the voting power of the currently outstanding shares and could have a dilutive effect on earnings per share.

     As a part of our acquisition strategy, we frequently engage in discussions with various businesses respecting their potential acquisition. In connection with these discussions, we and each potential acquired business exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. In certain cases, the prospective acquired business agrees not to discuss a potential acquisition with any other party for a specific period of time, grants us certain rights in the event the acquisition is not completed, and agrees to take other actions designed to enhance the possibility of the acquisition. Potential acquisition discussions frequently take place over a long period of time, involve difficult business integration and other issues, and require solutions for numerous family relationship, management succession, and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur do not result in binding legal agreements and are not consummated.

     Our acquisition agreements generally contain purchase price adjustments, rights of set-off, and other remedies in the event that certain unforeseen liabilities or issues arise in connection with an acquisition. These remedies, however, may not be sufficient to compensate us in the event that any unforeseen liabilities or other issues arise.

     Our future acquisitions increasingly will focus on companies that are larger than those previously acquired and that enhance our position in the professional salon products market or enable us to penetrate new consumer product distribution channels. Larger acquisitions may involve greater risks, and operating in new consumer product distribution channels may result in our pursuing businesses outside of our core experience.

WE MUST BE ABLE TO INTEGRATE OUR BUSINESS OPERATIONS

     Integrating the management, operations, and facilities of acquired businesses could involve unforeseen difficulties. These difficulties could have a material adverse effect on our business, financial condition, and operating results. We could encounter difficulties in

     - integrating and managing effectively the operations of acquired businesses with our operations;

     - achieving our operating growth strategies with respect to acquired businesses;

     - obtaining increased revenue opportunities as a result of the anticipated synergies created by expanded product offerings and additional distribution channels; and

     - reducing the overall selling, general, and administrative expenses associated with acquired businesses.

     Significant uncertainties accompany each business combination. If we encounter difficulties in integrating an acquisition, we may not achieve the operating efficiencies or otherwise realize cost savings. The inability to achieve the anticipated cost savings could have a material adverse effect on our business, financial condition, and operating results.

WE MUST EFFECTIVELY MANAGE OUR GROWTH

     Our growth and expanding operations may place a significant strain on our management, administrative, operational, and financial resources as well as increased demands on our systems and controls. Our ability to manage our growth will require us to

     - integrate successfully the operations of acquired businesses with our operations;

     - enhance further our operational, financial, and management systems and our marketing programs;

     - motivate, manage, and retain our current employees; and

     - identify, hire, and train additional employees.

The failure to manage effectively our growth could have a material adverse effect on our business, financial condition, and operating results.

WE MUST RESPOND TO CONSUMER PREFERENCES

     Consumer preferences in the professional salon products industry depend to a significant extent on the prescriptive role of salon professionals. Relatively few products achieve wide acceptance in the professional salon market. We believe that our success depends, in part, on our continued ability to introduce new and attractive products on a regular basis that anticipate and respond to changing consumer demands and preferences in a timely manner. New products introduced by us may not achieve any significant degree of market acceptance. Any acceptance that is achieved may not be sustained for any significant amount of time. The failure of new product lines or product innovations to achieve or sustain market acceptance could have a material adverse effect on our business, financial condition, and operating results.

WE DEPEND ON OUR DISTRIBUTION CHANNELS TO SELL MANY OF OUR PRODUCTS

     We sell many of our products to professional salon product distributors and salon chains. Distributors and salon chains in the United States and in foreign markets have periodically experienced consolidation and other ownership changes and in the future may consolidate, restructure, or realign their ownership or affiliations. Some distributors and salons may be thinly capitalized and unable to withstand changes in business conditions. These circumstances could decrease the number of distributors and salons that sell our products or increase the ownership concentration within the professional salon products market.

     If a significant distributor or salon chain discontinues selling or using our products, performs poorly, does not pay for purchased products, or reorganizes or liquidates and is unable to continue selling our products, our business, financial condition, and operating results could be materially and adversely affected. In addition, the laws and regulations of various states may limit our ability to change distributors under certain circumstances, making it difficult to terminate a distributor without good or just cause, as defined by applicable statutes or regulations. The resulting difficulty or inability to replace poorly performing distributors could have a material adverse effect on our business, financial condition, and operating results.

WE DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS

     We depend upon third parties to manufacture most of our products. Although we own many of the formulations, tools, and molds used in the manufacturing processes of our products, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis could have a material adverse effect on our business, financial condition, and operating results.

     We generally do not have long-term contracts with our third-party manufacturers. Although we believe we would be able to secure other third-party manufacturers to produce our products, particularly as a result of our ownership of many of the formulations, tools, and molds used in the manufacturing process, our operations would be adversely affected if we lost our relationship with any of our current suppliers, including particularly two manufacturers of hair removal appliances in China, or if the operations of our current suppliers or sea or air transportation with our China-based manufacturers were disrupted or terminated even for a relatively short period of time. See "Risk Factors -- We face risks associated with our international operations." Our tools and molds are located at the facilities of our domestic and offshore third-party manufacturers. Accordingly, significant damage to these facilities could result in the loss of or damage to a material portion of our key tools and molds, and production delays could result while new facilities are being arranged and replacement tools and molds are being produced.

     We do not maintain an inventory of sufficient size to provide protection for any significant period against an interruption of supply, particularly if we were required to obtain alternative sources of supply. Although we do not purchase directly the raw materials used to manufacture the majority of our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products depending on their cost for raw materials.

WE DEPEND ON FRAMESI S.P.A.

     We hold exclusive license rights to sell Framesi brand hair color and hair care products in the majority of the Western Hemisphere, including the United States and most of Latin America. We sell these products, which are some of our most important product offerings, pursuant to an exclusive license with Framesi S.p.A. that expires in 2036. In addition, we manufacture and sell hair care products under the Framesi and Biogenol brand names pursuant to the license. Under our agreement with Framesi S.p.A., we import hair color products manufactured by them. Any difficulties encountered by Framesi S.p.A. with respect to product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis or the termination or breach of the license agreement could have a material adverse effect on our business, financial conditions, and operating results.

WE DEPEND ON OUR MAJOR CUSTOMERS

     We depend upon salon product and tanning supply distributors, beauty supply outlets, and salon chains to distribute our products. We currently maintain more than 5,300 active customer accounts, but do not have long-term contracts with any of our customers. An adverse change in, or termination of, our relationship with, or an adverse change in the financial viability of, one or more of our major customers could have a material adverse effect on our business, financial condition, and operating results.

WE HAVE SIGNIFICANT BORROWINGS

     We have significant borrowings. On June 30, 1999, we had total indebtedness of approximately $159.1 million and stockholders' equity of approximately $32.7 million. During June 1999, we entered into a new $90 million revolving credit facility to replace our previous credit facility. At June 30, 1999, there was approximately $52.2 million outstanding under the new facility. See "Use of Proceeds." Subject to certain conditions, we will be permitted to incur additional indebtedness in the future.

     Our ability to service, repay, or refinance our indebtedness and to fund planned capital expenditures and product development expenses will depend on our future performance. To a certain extent, our performance will be subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. We may not be able to generate sufficient cash flow from operations and borrowings may not be available under our credit facility in an amount sufficient to enable us to service or repay our indebtedness or to fund our other liquidity needs. In addition, we may not be able to refinance our indebtedness on commercially reasonable terms or at all if we desire to do so.

     The degree to which we are leveraged could have important consequences. For example, leverage could:

        - make it more difficult for us to raise additional funds to finance desired acquisitions;

        - increase our vulnerability to general adverse economic and industry conditions;

        - limit our ability to obtain other funds to finance future working capital, capital expenditures, product development, and other general corporate requirements;

        - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

        - place us at a competitive disadvantage as compared with less leveraged competitors.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS

     International sales constituted approximately 15% of our pro forma consolidated net sales during 1997 and approximately 12% of our pro forma consolidated net sales during 1998. We intend to expand our international sales through acquisitions and internal growth. In addition, some of our products are manufactured in China. See "Risk Factors -- We depend on third parties for manufacturing."

     Our international operations require us to maintain equipment and inventories abroad, manufacture and sell products internationally, and purchase raw materials and components from foreign suppliers. We also rely on third-party manufacturers to provide personnel and facilities in China. Our international operations expose us to certain economic and political risks, including the following:

     - compliance with local laws and regulatory requirements, as well as changes in such laws and requirements;

     - foreign currency rate fluctuations;

     - restrictions on the repatriation of funds;

     - overlap of tax issues;

     - political and economic conditions abroad; and

     - the possibility of expropriation or nationalization of assets, supply disruptions, currency controls, and changes in tax laws, tariffs, and freight rates.

     Our relationships with our third-party manufacturers in China are also subject to risks associated with changes in U.S. legislation and regulations relating to imports, including quotas, duties, taxes, and other charges or restrictions on imports. Products that we import from China currently receive preferential tariff treatment accorded goods from countries granted "most favored nation" status. Under the Trade Act of 1974, the President of the United States has the authority, upon making specified findings, to waive certain restrictions that would otherwise render China ineligible for most favored nation treatment. The President has waived these provisions each year since 1979. Most favored nation status was renewed in 1998 despite opposition by certain members of Congress. In the future, Congress may encourage the President to reconsider the renewal of most favored nation status for China. Raw materials and finished products entering the United States from China without the benefit of most favored nation treatment would be subject to significantly higher import duties.

WE DEPEND ON KEY PERSONNEL

     Our success depends to a significant degree upon the skills of our current key employees and our ability to identify, hire, and retain additional sales, marketing, and financial personnel. We cannot assure you that we will be able to retain our existing key personnel or attract and retain additional key personnel. The loss of services of key personnel, particularly Sam Leopold (our Chairman of the Board, President, and Chief Executive Officer), or the inability to attract and retain additional qualified personnel could have a material adverse effect upon our business, financial condition, and operating results. We have an employment agreement with Mr. Leopold that extends through September 2001.

WE FACE RISKS ASSOCIATED WITH OUR INTELLECTUAL PROPERTY

     The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. Therefore, trademark protection is important to our business. Although most of our trademarks and trade names are registered in the United States and in foreign countries, we may not be successful in asserting trademark or trade name protection for our trademarks and trade names in the United States or other markets. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

     While we currently hold several patents, we do not consider any single patent to be material to the conduct of our business. We rely primarily on trade secret protection for our proprietary information. We face risks associated with our intellectual property, including the following:

     - our intellectual property rights may be challenged, invalidated, or circumvented;

     - our intellectual property rights may not provide adequate protection;

     - we may not have sufficient resources to prosecute infringements of our intellectual property rights;

     - we may not be able to protect our intellectual property; and

     - third parties may assert intellectual property infringement claims against us.

THE PROFESSIONAL SALON PRODUCTS INDUSTRY IS VERY COMPETITIVE

     The professional salon products industry is very competitive. Our products compete directly against professional salon and other similar products sold through distributors of professional salon products and professional salons. In addition, our professional salon products compete indirectly against hair care, nail care, and skin and body care products as well as salon appliances and sundries sold through a variety of non-salon retail channels, including department stores, mall-based specialty stores and, to a lesser extent, mass merchants, drugstores, supermarkets, telemarketing programs, television "infomercials," the Internet, and catalogs. Current and potential competitors include a number of companies that have substantially greater resources than us, including better brand-name recognition, broader product lines, and wider distribution channels.

     The professional salon products industry is characterized by a lack of significant barriers to entry with respect to the development and production of professional salon products, which may result in new competition, including possible imitators of one or more of our recognized product lines. In addition, companies in the professional salon products industry commonly market products that are similar to products being successfully marketed by competitors.

     Increased competition and any reductions in competitors' prices that require us to implement price reductions in order to remain competitive could have a material adverse effect on our business, financial condition, and operating results. See "Business -- Competition."

WE ARE SUBJECT TO GOVERNMENT REGULATION AND POTENTIAL CLAIMS BY OTHERS

     Certain of our advertising and product labeling practices are subject to regulation by the Federal Trade Commission, or FTC, and certain of its professional salon product production practices are subject to regulation by the Food and Drug Administration, or FDA, as well as by various other federal, state, and local regulatory authorities. Compliance with federal, state, and local laws and regulations has not had a material adverse effect on us to date. Nonetheless, federal, state, and local regulations in the United States that are designed to protect consumers have had, and can be expected to have, an increasing influence on product claims, production methods, product content, labeling, and packaging. In addition, if we expand our operations to produce professional salon products that include over-the-counter drug ingredients (such as certain sun screen ingredients) we would become subject to additional FDA regulations as well as a higher degree of inspection and greater burden of regulatory compliance than currently exist.

     Our operations subject us to federal, state, and local governmental regulations related to the use, storage, discharge, and disposal of hazardous chemicals. Our failure to comply with current or future environmental regulations could result in the imposition of fines, suspension of production, or a cessation of operations. Compliance with such regulations could require us to acquire costly equipment or to incur other significant expenses. Any failure by us to control the use, or adequately restrict the discharge, of hazardous substances could subject us to future liabilities.

     The nature and use of professional salon products could give rise to product liability claims if one or more users of our products were to suffer adverse reactions following their use of the products. Such reactions could be caused by various factors, many of which are beyond our control, including hypoallergenic sensitivity and the possibility of malicious tampering with our products. In the event of such an occurrence, we could incur substantial litigation expense, receive adverse publicity, and suffer a loss of sales.

WE FACE RISKS ASSOCIATED WITH "YEAR 2000" COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with the impact the Year 2000 issue will have on the reporting and operating systems maintained by us, our customers and suppliers, and other service providers. Although we do not anticipate that the Year 2000 issue will have a significant impact on our business, any significant Year 2000 compliance problem of any of us, our customers, or our third-party contract manufacturers or suppliers could have a material adverse effect on our business, financial condition, and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

                       RISKS RELATING TO SHARE OWNERSHIP

MANAGEMENT CONTROLS A LARGE PERCENTAGE OF THE OUTSTANDING SHARES

     Sam Leopold, our Chairman of the Board, President, and Chief Executive Officer, beneficially owns approximately 26% of our common stock before this offering, and will beneficially own approximately 14% of our common stock after this offering. Consequently, Mr. Leopold has the ability to influence the election of all of our directors and thereby control our business, affairs, and management. In addition, Mr. Leopold has the ability to influence most matters requiring stockholder approval including significant corporate matters, such as amendments to our certificate of incorporation and any merger, consolidation, or sale of all or substantially all of our assets. Such a high level of ownership may have the effect of delaying, deterring, or preventing a change in the control of our company, even when such a change would be in the best interests of the other stockholders, and may adversely affect the voting and other rights of the other holders of our common stock.

CHANGE OF CONTROL PROVISIONS

     Our certificate of incorporation, bylaws, and the shareholder rights plan contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. See "Description of Securities."

     The shareholder rights plan will cause substantial dilution to a person or group that attempts to acquire our company on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights for $.01 per right at any time before certain events occur that cause the rights to become exerciseable.

     Upon a change of control, we will be required to offer to repurchase all outstanding senior subordinated notes at 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. We may not have sufficient funds available at the time of any change of control to repurchase the notes tendered. In addition, restrictions in our $90 million revolving credit facility may not allow us to make such required repurchases.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE VOLATILE

     The market price of our common stock has fluctuated significantly since our initial public offering in November 1996. The period was marked by generally rising stock prices, extremely favorable industry conditions, and substantially improved operating results by us. These favorable conditions may not continue. The trading price of our common stock in the future could be subject to a variety of factors, including the following:

     - wide fluctuations in response to quarterly variations in our operating results;

     - wide fluctuations in response to the impact of acquisitions on our operating results;

     - actual or anticipated announcements of new products by us or our competitors;

     - changes in analysts' estimates of our financial performance;

     - general conditions in the markets in which we compete; and

     - worldwide economic and financial conditions.

     The stock market also has experienced extreme price and volume fluctuations that have particularly affected the market prices for many rapidly expanding companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of our common stock. Any reduction in the trading price of our common stock could adversely affect our ability to raise capital in the public market and adversely affect our ability to complete acquisitions. The market price of our common stock may affect our willingness or ability to use our common stock to acquire other companies. Declines in the market price of our common stock may cause acquired companies to seek adjustments to purchase prices or other remedies to offset any decline in value.

SALES OR ISSUANCES OF LARGE NUMBERS OF SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     Sales of substantial amounts of common stock by our stockholders, or even the potential for such sales, are likely to adversely affect the market price of our common stock and could impair our ability to raise capital by selling equity securities. Of the 4,067,503 shares of common stock outstanding as of June 30, 1999, approximately 3,203,077 were freely tradeable without restriction or further registration under the securities laws. Subject to the agreement by our executive officers and directors and certain of our stockholders, warrant holders, and option holders not to sell their shares of our common stock during the 120-day period after the date of this prospectus, an aggregate of 864,426 shares held by certain officers and directors currently are available for sale. Shares held by these affiliates are subject to the resale limitations of Rule 144 described below following the expiration of such 120-day period.

     Generally, under Rule 144, an affiliate of our company or any person who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of 1% of our then-outstanding common stock or our average weekly trading volume for the four weeks prior to the proposed sale of such shares.

     A total of 1,150,000 shares of common stock have been reserved for issuance upon exercise of options, or which have been or may be granted under our stock option plans. Options to acquire 814,648 shares of common stock currently are outstanding, including options to purchase 804,980 shares granted under our stock option plans. In addition, there are outstanding warrants to acquire 203,000 shares of common stock at an exercise price of $12.00 per share, warrants to acquire 150,000 shares of common stock at an exercise price of $10.18 per share, and warrants to acquire 10,000 shares of common stock at an exercise price of $11.38 per share, in each case subject to adjustment in accordance with the anti-dilution and other provisions set forth in the warrants. During the terms of such options and warrants, the holders will have the opportunity to profit from an increase in the market price of our common stock. The existence of these stock options and warrants may adversely affect the terms on which we can obtain additional financing, and the holders of these options and warrants can be expected to exercise or convert these options and warrants at a time when we, in all likelihood, would be able to obtain additional capital by offering shares of our common stock on terms more favorable to us than those provided by the exercise of these options and warrants. We have granted registration rights to the holders of our warrants. Those registration rights require us, at our expense, to register for resale the shares of our common stock issuable upon the exercise of these warrants.

     We also have authority to issue additional shares of common stock and shares of one or more series of preferred stock. We may issue shares of common stock or preferred stock for use as a portion of the consideration in future acquisitions. These shares may be registered under the securities laws, in which case they generally will be freely tradeable upon their issuance.

                           FORWARD-LOOKING STATEMENTS

     Certain statements and information contained in this prospectus under the headings "Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" concerning our future, proposed, and anticipated activities, certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the beauty care industry in general, and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined under the securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under "Risk Factors."

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the 4,000,000 shares of common stock offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, are estimated to be $37.5 million ($43.2 million if the underwriters' over-allotment option is exercised in full), at an assumed public offering price of $10.1875 per share.

     We will use the net proceeds from this offering to repay $37.5 million of the amount outstanding under our $90 million revolving credit facility. The interest on the facility currently is LIBOR plus 325 basis points.

     We will use the resulting availability under our revolving credit facility for working capital and general corporate purposes, including possible acquisitions. We have no specific agreements or plans with respect to any acquisitions. We may not be successful in consummating any acquisitions.

                                DIVIDEND POLICY

     We have never paid any cash dividends on our common stock. We currently plan to retain earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements as well as other factors deemed relevant by the Board of Directors. Our $90 million revolving credit facility and the agreement covering our senior subordinated notes contain restrictions on our ability to pay cash dividends, and future borrowing may contain similar restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of June 30, 1999, and as adjusted to reflect the sale of the 4,000,000 shares of common stock offered hereby (at an assumed public offering price of $10.1875 per share) and the application of the estimated net proceeds therefrom, after deducting estimated underwriting discounts and offering expenses.

                                                                   JUNE 30, 1999
                                                              ------------------------
                                                              ACTUAL(1)    AS ADJUSTED
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
Current portion of long-term debt and other.................  $  3,474      $  3,474
                                                              --------      --------
Long-term debt and other(2).................................   155,652       118,149
                                                              --------      --------
Stockholders' equity
     Preferred stock, $.0001 par value, 1,000,000 shares
      authorized, no shares issued and outstanding..........        --            --
     Common stock, $.0001 par value, 10,000,000 shares
      authorized, 4,067,503 shares outstanding, actual,
      8,067,503 shares outstanding, as adjusted.............         1             1
     Additional paid-in capital.............................    29,038        66,541
     Retained earnings......................................     5,414         5,414
     Treasury stock.........................................    (1,800)       (1,800)
                                                              --------      --------
          Total stockholders' equity........................    32,653        70,156
                                                              --------      --------
Total capitalization........................................  $191,779      $191,779
                                                              ========      ========

-------------------------
(1) Excludes (a) 814,648 shares of common stock reserved for issuance upon exercise of stock options outstanding as of June 30, 1999, and 363,000 shares reserved for issuance upon exercise of warrants outstanding as of June 30, 1999, and (b) 344,352 shares reserved for issuance upon the exercise of stock options that may be granted in the future under our stock option plans. See "Management -- 1996 Stock Option Plan,"
    "Management -- 1998 Employee Stock Option Plan," and "Description of Securities."

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq National Market under the symbol "STYL" since our initial public offering on November 21, 1996 at $10.00 per share. The following table sets forth the high and low sale prices of the common stock for the calendar quarters indicated as reported on the Nasdaq National Market.

                                                              HIGH        LOW
YEAR ENDED DECEMBER 31, 1996:
Fourth quarter (from November 21, 1996).....................  $10 5/8     $ 9 1/4
YEAR ENDED DECEMBER 31, 1997:
First quarter...............................................  $12 1/4     $10
Second quarter..............................................   11 1/2       9
Third quarter...............................................   16          11 3/8
Fourth quarter..............................................   17 1/2      14 3/4
YEAR ENDED DECEMBER 31, 1998:
First quarter...............................................  $24 1/8     $15 3/4
Second quarter..............................................   26 5/8      22
Third quarter...............................................   23 3/8      10 7/8
Fourth quarter..............................................   18 7/8       8 3/8
YEAR ENDED DECEMBER 31, 1999:
First quarter...............................................  $14 3/4     $ 9 5/8
Second quarter..............................................   15 1/2      11 3/4
Third quarter (through August 11, 1999).....................   13 1/2       9 1/8

     On August 11, 1999, the last reported sale price of our common stock, as quoted on the Nasdaq National Market, was $10.1875 per share. As of August 11, 1999, there were approximately 17 holders of record and approximately 1,100 beneficial owners of our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following historical selected consolidated financial data as of December 31, 1996 and the period from November 27, 1996 to December 31, 1996 and as of and for the years ended December 31, 1997 and 1998 is derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been derived from our unaudited financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the selected historical financial data shown. The financial data shown for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 1999. The selected financial data provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

     The combined selected financial data for Gena Laboratories, Inc. ("Gena") and the Body Drench Division ("Body Drench") of Designs by Norvell, Inc. ("DBN") for each of the two years in the periods ended February 29, 1996 and December 31, 1995, respectively, was derived from their financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The combined selected financial data for JDS Manufacturing Co., Inc. ("JDS") for the two years in the period ended September 30, 1996 was derived from its financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The combined selected financial data for Kotchammer Investments, Inc. (known as Styling Research Company) ("KII") for the year ended December 31, 1995 was derived from its financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The combined selected financial data for KII for the year ended December 31, 1994 was derived from its unaudited financial statements. (Gena, Body Drench, JDS, and KII are referred to as the "Initial Businesses.") In addition, the combined selected financial data for Gena, Body Drench, JDS, and KII for the periods March 1, 1996 to November 26, 1996; January 1, 1996 to November 26, 1996; October 1, 1996 to November 26, 1996; and January 1, 1996 to November 26, 1996, respectively, was derived from the financial statements of each of the Initial Businesses, which have been audited by Arthur Andersen LLP, independent public accountants. See footnotes
(a), (b), (c) below for a description of the combined Predecessor 1, 2, and 3 periods.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         November 27,      Years Ended        Six Months Ended
                                                  Predecessors             1996 to         December 31,           June 30,
                                           ---------------------------   December 31,   ------------------   ------------------
                                            1(a)      2(b)      3(c)         1996        1997       1998      1998       1999
STATEMENT OF OPERATIONS DATA AND OTHER
  DATA:
  Net sales..............................  $24,029   $24,927   $18,211     $ 1,083      $38,108   $ 90,373   $35,299   $ 68,770
  Gross profit...........................   10,987    11,562     7,584         512       21,352     51,151    19,807     38,913
  Selling, general, and administrative
    expenses.............................    9,924    10,422     6,838         737       12,201     32,715    11,909     25,775
  Centralization and reengineering
    costs(d).............................       --        --        --          --           --        422        --      1,363
  Provision for cancelled
    distributors(d)......................       --        --        --          --           --         --        --      5,067
  Income (loss) from operations..........    1,063     1,140       746        (225)       9,151     18,014     7,898      6,708
  Interest expense (income) and other,
    net..................................        7       172        71          (2)       1,847      9,206     2,628      7,874
  Income (loss) before extraordinary
    item.................................       --        --        --        (151)       4,207      5,173     5,270     (1,166)
  Extraordinary item, net................       --        --        --          --       (1,377)    (1,091)   (1,091)      (446)
  Net income (loss)......................      583       545       435        (151)       2,830      4,082     1,913     (1,160)
  Diluted earnings (loss):
    Per share income (loss) before
      extraordinary item.................                                  $ (0.04)     $  1.02   $   1.20   $  0.69   $  (0.18)
    Extraordinary item, net..............                                       --        (0.33)     (0.25)    (0.25)     (0.11)
    Per share net income (loss)..........                                    (0.04)        0.69       0.95      0.44      (0.29)
    Weighted average shares..............                                    3,770        4,113      4,313     4,356      4,068

                                                                                AS OF DECEMBER 31,                      AS OF
                                                                         ---------------------------------             JUNE 30,
                                                                             1996        1997       1998                 1999
BALANCE SHEET DATA:
  Working capital........................                                  $ 4,459      $14,048   $ 37,712             $ 46,223
  Total assets...........................                                   32,234       92,489    219,198              239,125
  Long-term debt and other, less current
    portion..............................                                    2,316       47,377    140,366              155,652
  Total stockholders' equity.............                                   25,319       28,568     33,813               32,653

---------------
(a) Includes combined financial information for Body Drench and KII for the year ended December 31, 1994, Gena for the year ended February 28, 1995, and JDS for the year ended September 30, 1995.

(b) Includes combined financial information for Body Drench and KII for the year ended December 31, 1995, Gena for the year ended February 29, 1996, and JDS for the year ended September 30, 1996.

(c) Includes combined financial information for Body Drench and KII for the period from January 1, 1996 to November 26, 1996, for Gena for the period from March 1, 1996 to November 26, 1996, and JDS for the period from October 1, 1996 to November 26, 1996.

(d) The centralization and reengineering costs had a $0.06 impact on diluted earnings per share during the year ended December 31, 1998, and a $0.20 impact on diluted earnings per share during the six months ended June 30, 1999, net of tax. During the second quarter of 1999, we also incurred a provision for cancelled distributors of approximately $5.1 million, before taxes, or $0.76 per diluted share, net of tax, related to the write-down of certain tanning distributor receivables in connection with our strategic realignment to exclusive distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." These per share amounts are not defined by generally accepted accounting principles and should not be considered as an alternative to earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Selected Consolidated Financial Data and our consolidated financial statements and notes thereto, which are contained elsewhere in this prospectus.

INTRODUCTION

     We are a leading developer, producer, and marketer of a wide array of branded consumer products sold primarily through professional salon distribution channels. Our products include hair care, skin and body care, and nail care products, as well as salon appliances and sundries. We have well-recognized, long-lived brand names, a strong distribution network, established marketing and salon industry education programs, and significant production and sourcing capabilities. We sell our products in all 50 states, Canada, Australia, Europe, Latin America, and Asia.

     We were founded in June 1995 and commenced operations on November 26, 1996. On that date, we simultaneously completed our initial public offering and acquired our four initial businesses. Since that time, we have completed seven additional acquisitions.

     The following table sets forth information regarding each of our acquisitions:

ACQUISITION                          ACQUISITION DATE    BRAND NAME (PRODUCT DESCRIPTION)
Gena Laboratories, Inc.              November 1996      Gena (professional natural nail
                                                        care, pedicure, skin care, and hair
                                                        care products)
Body Drench (A Division of Designs   November 1996      Body Drench (high-end professional
  by Norvell, Inc.)                                     tanning and moisturizing products
                                                        and resort, spa, and health and
                                                        country club personal care
                                                        products)
J.D.S Manufacturing Co., Inc.        November 1996      Alpha 9 (acrylic and fiberglass
                                                        nail enhancement products)
Kotchammer Investments, Inc. (dba    November 1996      SRC (high-end salon appliances and
  Styling Research Company)                             salonwear)
Suntopia Division of Creative          March 1997       Suntopia (high-end tanning
  Laboratories, Inc. ("Suntopia")                       products)
U.K. ABBA Products, Inc. ("ABBA")      June 1997        ABBA Pure and Natural Hair Care
                                                        (aromatherapy-based professional
                                                        hair care products)
One Touch and Clean + Easy Division  December 1997      Clean + Easy and One Touch (salon
  of Inverness Corporation and                          and retail hair removal products)
  Inverness (UK) Limited (together,
  "Inverness")
Pro Finish USA, Ltd. ("Pro Finish")     May 1998        Pro Finish, Kizmit, and Cosmic
                                                        (nail care products)
European Touch Co., Incorporated,      June 1998        European Touch (professional nail
  and two related Companies                             enhancement and treatment products)
  ("European Touch")
European Touch, Ltd. II ("European     June 1998        European Touch II (pedicure spa
  Touch II")                                            equipment)
Ft. Pitt Acquisition, Inc. and its    August 1998       Framesi, Roffler, and Biogenol
  90% owned subsidiary Ft.                              (professional hair care products)
  Pitt -- Framesi, Ltd. (together,
  "Framesi USA")

     The combined purchase price of the acquisitions was approximately $45.0 million in 1997 and $63.0 million in 1998. On a pro forma basis, our total revenue would have been approximately $111.0 million in 1997 and $115.6 million in 1998, assuming the acquisitions described above had taken place on January 1. We accounted for all of the acquisitions under the purchase method of accounting.

     Except for the historical information contained herein, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed herein, as well as those factors discussed under "Risk Factors" contained elsewhere in this prospectus. Historical results are not necessarily indicative of trends in operating results for any future period.

RESULTS OF OPERATIONS -- SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS
                         ENDED JUNE 30, 1998

  Net Sales

     Net sales amounted to $68.8 million for the six months ended June 30, 1999, compared to net sales of $35.3 million for the six months ended June 30, 1998. The $33.5 million, or 95%, increase in sales for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 was due primarily to the contribution of brands acquired during and subsequent to June 30, 1998 in addition to strong performance in our exclusive hair care lines, ABBA and Framesi, and in the appliances and sundries category. On a pro forma basis, assuming the 1998 acquisitions had taken place on January 1, 1998, net sales increased by $10.0 million, or 17%, to $68.8 million in the first six months of 1999 from $58.8 million during the first six months of 1998.

  Cost of Sales

     Cost of sales amounted to $29.9 million, or 43% as a percentage of net sales, for the six months ended June 30, 1999, compared to $15.5 million, or 44% as a percentage of net sales, for the six months ended June 30, 1998. As a result of the foregoing, we realized gross profit for the six months ended June 30, 1999 of $38.9 million, or 57% as a percentage of net sales, compared to $19.8 million, or 56% as a percentage of net sales, during the corresponding period in 1998. Our ability to sustain this favorable gross margin percentage is attributable primarily to the acquisition of businesses that carry similarly favorable gross margins and our continued efforts to leverage our substantial purchasing power with third-party suppliers to obtain optimum pricing.

  Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses were $25.8 million, or 37% of net sales, for the six months ended June 30, 1999, before recording centralization and reengineering costs and one-time charges totaling approximately $6.4 million. Selling, general, and administrative expenses including the centralization and reengineering costs and one-time charges amounted to $32.2 million, or 47% of net sales, for the six months ended June 30, 1999 compared with $11.9 million, or 34% of net sales, for the six months ended June 30, 1998. Selling, general, and administrative expenses exclusive of centralization and reengineering costs and one-time charges discussed below, increased on an absolute as well as a percentage basis due primarily to acquisitions completed during and subsequent to the quarter ended June 30, 1998 and the operating characteristics of those businesses acquired. The centralization and business process reengineering project, which began in the fourth quarter of 1998, was substantially complete by June 30, 1999. The project, which included the centralization of operations in Scottsdale, Arizona and the outsourcing of segments of our production and warehousing functions, resulted in total costs of $1.4 million during the six months ended June 30, 1999.

     During the second quarter of 1999, we changed the method of distribution of our products by eliminating a significant number of tanning supply distributors. Distribution of Body Drench products to the tanning market will now be made through a limited number of exclusive distributors. We believe that by focusing on our core business of selling our portfolio of brands to the professional salon distribution channels and limiting distribution in the tanning supply channel, the stature of the Body Drench brand will be enhanced, which should increase gross margins on tanning products, reduce expenses, and capitalize on our core strategy of offering customers a "one-stop shop" for professional salon products. This change in our business resulted in a write-off of receivables from cancelled distributors of approximately $5.1 million for the quarter ended June 30, 1999. We classified this charge as a provision for cancelled distributors in the consolidated statement of operations as a separate component of income from operations. Any future change to the realizability of these tanning supply distributor receivables will be recorded as a component of the provision for cancelled distributors in the statement of operations at that time. The normal recurring bad debt charges are recorded as a component of selling, general and administrative expenses and amounted to approximately $171,000 and $1,112,000 for the six months ended June 30, 1998 and 1999, respectively.

  Interest Expense and Other

     Interest expense and other amounted to $7.9 million for the six months ended June 30, 1999, up 200% from $2.6 million for the six months ended June 30, 1998. The increase was primarily a result of an increase in debt associated with the completion of the 1998 acquisitions and an increase in our effective interest rate as a result of the issuance of the senior subordinated notes in June 1998.

  Extraordinary Item

     A portion of the proceeds from our current revolving credit facility discussed under "Liquidity and Capital Resources" below was used to repay our previous credit facility. We reported an extraordinary, non-cash charge of approximately $446,000, net of taxes, or $0.11 per diluted share, related to unamortized financing costs associated with our previous credit facility.

  Benefit from Income Taxes

     The benefit from income taxes for the six months ended June 30, 1999 amounted to $452,000, which represents an effective tax rate of approximately 38.8%, compared with a provision of $2.3 million, which represents an effective tax rate of approximately 43% for the six months ended June 30, 1998. Permanent differences between book and tax amounts decreased over the twelve month period, resulting in the lower effective tax rate for the three months ended March 31, 1999 and six months ended June 30, 1999.

  Income from Operations and Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)

     Income from operations was $13.1 million before centralization and reengineering costs and one-time charges for the six months ended June 30, 1999, compared to $7.9 million for the six months ended June 30, 1998. After centralization and reengineering costs and one-time charges, income from operations was $6.7 million for the six months ended June 30, 1999. EBITDA was $16.6 million before centralization and reengineering costs and one-time charges for the six months ended June 30, 1999, an increase of $7.0 million, or 73%, over EBITDA of $9.6 million for the six months ended June 30, 1998. EBITDA after centralization and reengineering costs and one-time charges was $10.2 million for the six months ended June 30, 1999. On a pro forma basis, assuming the 1998 acquisitions had taken place on January 1, 1998, EBITDA, before centralization and reengineering costs and one-time charges, increased by $2.7 million, or 19%, to $16.6 million in the first six months of 1999 from $13.9 million during the first six months of 1998. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of operating performance or to net cash provided by operating activities as a measure of liquidity. We believe EBITDA is a measure commonly reported and widely used by analysts, investors, and other interested parties who monitor business performance. Accordingly, we have disclosed this information to permit a more complete comparative analysis of our operating performance.

  Net Income

     For the six months ended June 30, 1999, we reported a net loss of $714,000, or $0.18 per diluted share, before the extraordinary item compared to net income of $3.0 million, or $0.69 per diluted share, for the corresponding period during 1998. After the extraordinary item, the net loss for the six months ended June 30, 1999 was $1.2 million, or $0.29 per diluted share, compared to net income of $1.9 million for the same period in 1998.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

  Net Sales

     Net sales for the year ended December 31, 1998 amounted to $90.4 million compared to net sales of $38.1 million for the year ended December 31, 1997. The $52.3 million, or 137%, increase in net sales was due primarily to the addition of the operating results of the brands acquired during 1998, which included the results of Pro Finish from May 1, 1998 to December 31, 1998; the European Touch Companies from June 1, 1998 to December 31, 1998; and Framesi USA from August 1, 1998 to December 31, 1998. The increase in sales also was due to growth in our existing brands, particularly the ABBA hair care brand, which introduced new packaging during the third quarter of 1998.

  Cost of Sales

     Cost of sales amounted to $39.2 million, or 43.4% of net sales, for the year ended December 31, 1998, down slightly on a percentage basis from cost of sales of $16.8 million, or 44.0% of net sales, during the year ended December 31, 1997.

  Gross Profit

     As a result of the foregoing, we realized gross profit of $51.2 million, or 56.6% of net sales, for the year ended December 31, 1998, marking a slight improvement over gross profit of $21.4 million, or 56.0% of net sales, for the year ended December 31, 1997.

  Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses were $32.7 million, or 36.2% of net sales, for the year ended December 31, 1998, before recording centralization and reengineering costs of approximately $422,000. Selling, general, and administrative expenses, including the centralization and reengineering costs, amounted to $33.1 million, or 36.7% of net sales, for the year ended December 31, 1998 compared to $12.2 million, or 32.0% of net sales, for the year ended December 31, 1997. The increase in selling, general, and administrative expenses resulted in part from the acquisitions completed during 1998 having, on average, a higher percentage of selling, general, and administrative expenses than our existing business. The increase also was attributable to the resulting increases in the amortization of goodwill of the businesses acquired during 1998. In addition, expenses during 1998 included planned increases in sales and marketing costs in the fourth quarter in preparation for new products and distribution for 1999.

     On November 5, 1998, we announced we would centralize our operations in Scottsdale, Arizona and outsource segments of our production and warehousing functions. These initiatives are part of the further integration and consolidation of our acquired businesses with the goal of obtaining additional operating efficiencies and positioning us for continued internal growth and future acquisitions. We also announced that we would take advantage of new capabilities in computer technologies by combining the reengineering of our business processes with an enterprise resource planning information technology transformation, which we expect will drive operating efficiencies and improved customer service.

     These initiatives commenced during the fourth quarter of 1998 and continued during the first two quarters of 1999. In connection with the centralization and business process reengineering activities, we incurred approximately $1.8 million, before income taxes, in non-recurring reengineering costs, which are reflected in our income statement as incurred. Over the same period, we invested approximately $3.4 million in capital expenditures related to our information technology transformation. The costs of reengineering and information technology are accounted for under recently issued accounting pronouncements, Emerging Issues Task Force Issue No. 97-13, Accounting for Costs Incurred In Connection With a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation, Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Statement of Position 95-3, Recognition of Liabilities In Connection with a Purchase Business Combination.

  Interest Expense and Other

     Interest expense and other amounted to $9.2 million for the year ended December 31, 1998, up 411% from $1.8 million for the year ended December 31, 1997. The increase was a result of an increase in debt associated with the completion of the 1998 acquisitions and an increase in our effective interest rate as a result of the senior subordinated notes issuance in June 1998.

  Extraordinary Item

     In June 1998, we issued $100 million of senior subordinated notes. A portion of the proceeds from the offering was used to repay our $75.0 million credit facility (the "December 1997 Credit Facility"). We reported an extraordinary, non-cash charge during the quarter ended June 30, 1998 of approximately $1.1 million, net of taxes, or $0.25 per diluted share, related to unamortized financing costs associated with the December 1997 Credit Facility.

  Provision for Income Taxes

     The provision for income taxes for the year ended December 31, 1998 amounted to $3.6 million, which represented an effective tax rate of approximately 41%, compared with a provision of $3.1 million, which represented an effective tax rate of approximately 42% for the year ended December 31, 1997. Permanent differences between book and tax amounts decreased over the 12-month period resulting in the lower effective tax rate for the year ended December 31, 1998.

  Net Income

     We had net income of $5.2 million, or $1.20 per diluted share, for the year ended December 31, 1998 before the extraordinary item discussed above. After the extraordinary item, net income for the year ended December 31, 1998 was $4.1 million, or $0.95 per diluted share. Net income for the year ended December 31, 1997 was $4.2 million, or $1.02 per diluted share, before the extraordinary item discussed below. After the extraordinary item, net income for the year ended December 31, 1997 was $2.8 million, or $0.69 per diluted share.

  Income from Operations and EBITDA

     Income from operations was $18.0 million for the year ended December 31, 1998, an increase of $8.8 million, or 96.9%, over income from operations of $9.2 million for the year ended December 31, 1997. EBITDA was $23.1 million for the year ended December 31, 1998, an increase of $12.1 million, or 110.5%, over EBITDA of $11.0 million for the year ended December 31, 1997.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE COMBINED
                         RESULTS OF THE INITIAL BUSINESSES FOR THE PERIOD ENDED DECEMBER 31, 1996

  Net Sales

     Net sales amounted to $38.1 million for the year ended December 31, 1997 compared to combined net sales for our four initial businesses of $23.0 million for the combined period ended December 31, 1996. The $15.1 million, or 65.7%, increase in net sales was partly the result of increased sales of our Body Drench and Gena product lines as compared to the sales achieved by the individual initial businesses in the same period during 1996. In addition, net sales for the year ended December 31, 1997 include the operating results of ABBA from June 26, 1997 to December 31, 1997 and the operating results of Clean + Easy and One Touch from December 1, 1997 to December 31, 1997.

  Cost of Sales

     Cost of sales amounted to $16.8 million, or 44.0% of net sales, for the year ended December 31, 1997. Cost of sales as a percentage of net sales substantially decreased from the 52.7% reported for the period from November 27, 1996 to December 31, 1996, a percentage which was consistent with the combined cost of sales as a percentage of net sales incurred by the initial businesses prior to their acquisition by us.

  Gross Profit

     As a result of the foregoing, we realized gross profit for the year ended December 31, 1997 of $21.4 million, or 56.0% of net sales. This improvement in gross margin percentage over that reported by the individual initial businesses prior to their acquisition was attributable primarily to the negotiation of reduced product costs in December 1996 with the primary supplier of our Body Drench product line and the consolidation of warehousing and production functions of the Gena and Alpha 9/Omni product lines at our old facility in Duncanville, Texas. We also achieved reductions in cost of goods through negotiation with third party suppliers at ABBA, Clean + Easy, and One Touch.

  Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses were $12.2 million, or 32.0% of net sales, for the year ended December 31, 1997, which represented a significant improvement over the comparable expenses incurred by the individual initial businesses and other acquired companies prior to their acquisition by us. This improvement in selling, general, and administrative expenses as a percentage of net sales was primarily attributable to the elimination of duplicative management and other personnel, duplicative selling and distribution costs, the consolidation of certain accounting, human resources, and other administrative functions of the initial businesses and the other acquired companies. This improvement, however, was partially offset by non-cash goodwill amortization resulting from acquisitions and increased costs of operating as a public company.

  Extraordinary Item

     In connection with the December 1997 acquisition of the Clean + Easy and One Touch product lines discussed above, we entered into the December 1997 Credit Facility, as discussed under "Liquidity and Capital Resources" below. The December 1997 Credit Facility replaced the previous credit facility negotiated in connection with the June 1997 acquisition of ABBA (the "June 1997 Credit Facility"). We reported an extraordinary, non-cash charge of approximately $1.4 million, net of income taxes, or $0.33 per diluted share, related to the write-off of unamortized financing costs associated with the June 1997 Credit Facility.

  Net Income

     We had net income of $4.2 million, or $1.02 per diluted share, for the year ended December 31, 1997 before the extraordinary item discussed above. After the extraordinary item, net income for the year ended December 31, 1997 was $2.8 million, or $0.69 per diluted share. These results marked significant improvement over the operating results of the initial businesses prior to their acquisition. We attribute the improvement in net income during the year ended December 31, 1997 primarily to the successful implementation of a key component of our business strategy, the enhancement of operating efficiencies of the initial businesses, and subsequent acquisitions.

  Income from Operations and EBITDA

     Income from operations was $9.2 million for the year ended December 31, 1997. EBITDA was $11.0 million for the year ended December 31, 1997.

SEASONALITY AND QUARTERLY FINANCIAL RESULTS

     The following table sets forth certain unaudited quarterly results of operations for each of the ten quarters in the fiscal years ended December 31, 1997, 1998, and 1999. All quarterly information was obtained from unaudited financial statements not otherwise contained herein. We believe that all necessary adjustments have been made to present fairly the quarterly information when read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                  FISCAL YEAR 1997
                                               ------------------------------------------------------
                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                 1997         1997          1997             1997
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................     $ 7,479     $ 7,437        $10,669         $12,523
Gross profit...............................       4,245       4,191          5,802           7,114
Selling, general, and administrative.......      (2,398)     (2,333)        (3,574)         (3,896)
Income from operations.....................       1,847       1,858          2,228           3,218
Interest expense and other, net............          60         114            777             896
Income before extraordinary item...........       1,054       1,031            828           1,294
Extraordinary item, net....................          --          --             --          (1,377)
Net income (loss)..........................       1,054       1,031            828             (83)
Diluted EPS before extraordinary item......        0.26        0.25           0.20            0.31
Diluted DPS after extraordinary item.......        0.26        0.25           0.20           (0.02)

                                            FISCAL YEAR 1998                          FISCAL YEAR 1999
                           ---------------------------------------------------   ---------------------------
                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,    MARCH 31,       JUNE 30,
                             1998        1998         1998            1998           1999           1999
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................   $16,225    $19,074       $26,539        $28,535         34,252        $34,518
Gross profit.............     9,183     10,624        15,001         16,343         19,407         19,506
Selling, general, and
  administrative.........     5,395      6,514         9,689         11,117         13,128         10,778
Centralization and
  reengineering costs....        --         --            --            422            660            703
Provision for cancelled
  distributors...........        --         --            --             --             --          5,067
Income from operations...     3,788      4,110         5,312          4,804          5,619          1,089
Interest expense and
  other, net.............     1,264      1,364         3,109          3,469          3,928          3,946
Income (loss) before
  extraordinary item.....     1,439      2,746         1,243            926          1,691         (1,729)
Extraordinary item,
  net....................        --      1,091            --             --            676            446
Net income (loss)........     1,439        474         1,243            926          1,015         (2,175)
Diluted EPS before
  extraordinary item.....      0.34       0.36          0.29           0.23           0.24          (0.42)
Diluted EPS after
  extraordinary item.....      0.34       0.11          0.29           0.23           0.24          (0.53)

     We have experienced moderate seasonality in quarterly operating results due mainly to the effect of the seasonality of the indoor tanning season on the operating results of the Body Drench and Suntopia product lines. We expect the seasonal effect of Body Drench and Suntopia sales to diminish in the future due to the substantial acquisition and internal growth of non-tanning brands, which are less affected by seasonality.

LIQUIDITY AND CAPITAL RESOURCES

  Operating Activities

     Our working capital position increased to $46.2 million at June 30, 1999 from $39.9 million at December 31, 1998. The increase of $6.3 million was due primarily to an increased investment in accounts receivable, offset by an increase in accounts payable, as well as our results of operations for the quarter ended June 30, 1999.

     During the six months ended June 30, 1999, we used $8.9 million of cash in operating activities, which was primarily the result of increased investment in accounts receivable of $10.9 million, as a result of internal sales growth of 17% increases in prepaid expenses and other assets of $5.1 million, offset by an increase in accounts payable of $6.3 million.

     Our working capital position increased to $37.7 million at December 31, 1998 from $14.0 million at December 31, 1997. The increase of $23.7 million was primarily due to increases in accounts receivable and inventories as a result of the completion of the acquisitions during 1998, the issuance of the senior subordinated notes, and our results of operations for the year ended December 31, 1998.

     During the year ended December 31, 1998, we used $6.8 million of cash in operating activities, which was primarily the result of the increased investment in accounts receivable of $10.5 million and inventory of $8.4 million, offset by the increase in accounts payable and accrued liabilities of $1.8 million. The increased investment in accounts receivable and inventories at December 31, 1998 was primarily related to increased revenue and inventories as a result of the acquisitions and sales growth in the existing businesses during the fiscal year ended December 31, 1998. The increases in accounts payable and accrued liabilities during the period related primarily to the liabilities assumed in the acquisitions as well as internal growth of our business.

  Investing and Financing Activities

     Capital expenditures for the six months ended June 30, 1999 totaled approximately $3.4 million, and for the year ended December 31, 1998 totaled approximately $2.0 million, primarily related to computer hardware and software costs which have been substantially completed in connection with our new centralized management and information systems.

     In June 1999, we finalized a five-year, $90 million senior secured revolving credit facility for which General Electric Capital Corporation acted as the agent. We have the option of paying a fixed interest rate on all loans under this credit facility equal to the applicable LIBOR rate plus an applicable margin for periods of one, two, or three months. Alternatively, we can elect to pay a floating interest rate equal to the higher of the prime rate, or the overnight federal funds rate plus 50 basis points, plus an applicable margin. Initially, the respective applicable margins for LIBOR loans and floating rate loans are 3.25% and 1.75%. The applicable margins that we will pay throughout the term of this credit facility will vary depending upon our financial performance and our ability to meet certain financial ratios and targets, including leverage ratios. Interest is payable at the end of each applicable LIBOR period for LIBOR loans, and monthly for all floating rate loans. The outstanding principal balance is due in June 2004.

     We used the proceeds from the revolving credit facility to repay amounts outstanding under our previous $50.0 million senior credit facility. The remaining availability will be used for future acquisitions and for working capital purposes. We recorded an extraordinary, non-cash charge during the three months ended June 30, 1999 of approximately $446,000, net of tax, related to the write-off of unamortized financing costs associated with the previous credit facility. At June 30, 1999, $52.3 million was outstanding under our current revolving credit facility.

     We plan to drive internal growth through the expansion of distribution, new products, product line extensions, and brand introductions. We also plan to pursue strategic acquisitions to capitalize on the substantial fragmentation and growth potential existing in the professional salon and personal care products industry. We intend to fund our future capital needs through a combination of current cash resources, expected cash flows from operations, bank financing, seller notes payable, issuance of our common stock, and additional public or private debt or equity financing. These capital resources may not be available, and the availability of such capital depends upon prevailing market conditions, interest rates, and our financial condition.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, within the next five months, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with such compliance.

  Our State of Readiness

     We have completed an assessment of our internal systems and processes with respect to the "Year 2000" issue. Our sales, accounts receivable, inventory management, accounts payable, general ledger and payroll systems comprise our critical information technology ("IT") systems. We have assessed our "Year 2000" readiness with regard to these critical IT systems. Based on internal assessments and upon vendor representations, we believe that our critical IT systems currently in place or being implemented as part of the centralization and business process reengineering plan are or will be "Year 2000" compliant. We believe that we will complete the implementation of our new processes and systems associated with the critical IT systems by September 1, 1999. We intend to assess the potential impact of "Year 2000" failures from vendors, customers, and outside parties upon our business and are currently taking steps to assess and minimize the risk of such "Year 2000" failures. Based upon our current state of readiness and the steps currently being taken, we do not believe that the "Year 2000" problem will have a material adverse effect on our business, financial condition, or results of operations.

     Software and hardware, such as security and telephone systems, that facilitate the operations of our warehouses and operating locations that are not affected by the centralization and reengineering plan comprise our primary non-IT systems. We are in the process of assessing the "Year 2000" compliance of these non-IT systems and expect to conclude this assessment by September 1, 1999. We have not incurred, nor do we expect to incur, material costs in readying our non-IT systems for the Year 2000.

  Our Risks of "Year 2000" Issues

     We procure a significant amount of raw materials and components from external suppliers and rely upon third-party contract manufacturers to manufacture most of our products. As a result, we may be at risk from suppliers and manufacturers, foreign and domestic, that are not taking adequate measures to ensure "Year 2000" compliance. The failure of these suppliers and manufacturers to be "Year 2000" compliant may cause raw material and product shortages that would adversely impact our operations. As a result, we may be at risk with respect to suppliers and manufacturers that may not be "Year 2000" compliant. We believe that the most likely negative effects, if any, could include disruptions in both shipments and receipts of raw materials, components, and products by us and our customers. In addition, our customers may experience "Year 2000" failures, which could result in delays in our receipt of payments from customers.

  Contingency Plans

     We are developing contingency plans with respect to significant "Year 2000" issues. For example, we are in the process of assessing and verifying the "Year 2000" compliance of our international and domestic suppliers and contract manufacturers. We have sent "Year 2000" readiness inquiries to key suppliers and manufacturers to verify that these suppliers and manufacturers will be "Year 2000" compliant on a timely basis. We are investigating transferring supplier and manufacturing relationships to alternate providers if current suppliers and manufacturers are not "Year 2000" compliant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Derivative Financial Instruments, Other Financial Instruments, and Derivative Commodity Instruments

     At June 30, 1999, we did not participate in any material derivative financial instruments, or other financial and commodity instruments for which fair value disclosure would be required under Statement of Financial Accounting Standards No. 107. We hold no investment securities that would require disclosure of market risk.

  Primary Market Risk Exposures

     Our primary market risk exposures are in the areas of interest rate risk and foreign currency exchange rate risk. We incur interest expense on loans made under the senior subordinated notes at an interest rate, which is fixed, for a maximum of ten years. At June 30, 1999, our outstanding borrowings on the senior subordinated notes were $100 million, at an interest rate of 10.875%. We also incur interest on loans made under our senior secured revolving credit facility and other debt instruments at variable interest rates ranging from 6.0% to 9.0%. At June 30, 1999, our total outstanding borrowings on the instruments was approximately $57.3 million, including approximately $52.2 million outstanding under a current credit facility and approximately $5.1 million of other debt instruments. We entered into an interest rate swap agreement and an interest rate cap agreement to limit the effect of increases in the interest rates on floating rate debt. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The net cash amounts paid or received on the agreements are accrued and recognized as an adjustment to interest expense.

     The interest rate swap agreement is a contract to exchange floating rate for fixed interest payments periodically over the life of the agreement. During March 1998, we entered into an interest rate swap agreement, which effectively fixed the interest rate on a $12.5 million notional principal amount under the our current revolving credit facility at 5.75% plus a credit margin ranging from 150 to 250 basis points, for a period ending March 2000. During April 1998, we entered into an interest rate cap agreement, which effectively limits our interest rate exposure on a $12.5 million notional principal amount under our revolving credit facility at 7.50% plus a credit margin ranging from 250 to 300 basis points, for a period ending in April 2000. The borrowings not subject to interest rate swap or interest rate cap agreements at June 30, 1999 totaled $27.2 million.

     Substantially all of our business outside the United States is conducted in U.S. dollar denominated transactions. We have a sales division located in the United Kingdom. Some of the expenses of this foreign subsidiary are denominated in the British pound sterling. These expenses include local salaries and wages, utilities, and some operating supplies. However, we believe that the operating expenses currently incurred in foreign currency are immaterial, and therefore any associated market risk is unlikely to have a material adverse effect on our business, financial condition, or results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1999 we adopted Statement of Position 98-1, Accounting for the Costs of Computer Software, ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. The adoption of SOP 98-1 did not have a material effect on the Company's financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities which was amended by the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an Amendment of FASB Statement No. 133. in June 1999. These statements establish accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. These statements are presently effective for our quarter ending March 31, 2001. We are currently evaluating the impact that SFAS Nos. 133 and 137 will have on our future results of operations and financial position.

     During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of SOP 98-5 did not have a material effect on our financial position or results of operations.

                                    BUSINESS

INTRODUCTION

     We are a leading developer, producer, and marketer of a wide array of branded consumer products sold primarily through professional salon distribution channels. Our products include hair care, skin and body care, and nail care products, as well as salon appliances and sundries. We believe we are the only company that develops, produces, and markets products in each category of the estimated $80 billion worldwide market for professional salon products and services. We have well-recognized, long-lived brand names, a strong distribution network, established marketing and salon industry education programs, and significant production and sourcing capabilities. We plan to leverage our well-established distribution channels by providing customers with an increasingly comprehensive array of professional salon brands and products. We also plan to take advantage of our consumer products marketing expertise and our well developed infrastructure to develop and acquire new product lines to sell through additional consumer product distribution channels.

     We currently sell more than 500 products under 19 principal brand names. In the United States, we market our product lines through professional salon industry distribution channels to more than 5,300 customers, consisting primarily of salon product and tanning supply distributors (which resell to beauty and tanning salons), beauty supply outlets, and salon chains. We also market our products directly to more than 3,000 spas, resorts, and health and country clubs through our in-house sales force. Internationally, we sell our products primarily through international salon product distributors. We believe our ability to offer customers a "one-stop shop" for brand-name professional salon products creates a competitive advantage.

     We commenced operations in November 1996, when we simultaneously completed our initial public offering and acquired four professional salon products businesses. Since that time, we acquired seven additional professional salon product businesses. Our net sales and EBITDA have grown rapidly since our inception. Our net sales increased from $38.1 million in 1997 to $90.4 million in 1998, a growth rate of 137%. Our EBITDA increased from $11.0 million in 1997 to $23.1 million in 1998, a growth rate of 110%. We also have enjoyed high profitability, with 56.6% gross margins and 25.6% EBITDA margins for fiscal 1998. Our net sales increased from $35.3 million during the six months ended June 30, 1998 to $68.8 million during the six months ended June 30, 1999. This increase in net sales represents a 95% growth rate, including internal net sales growth of approximately 17%. Our EBITDA, before one-time charges and centralization and reengineering costs, increased from $9.6 million during the six months ended June 30, 1998 to $16.6 million during the six months ended June 30, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." This increase in EBITDA represents a 73% growth rate. We attribute our rapid growth and high profitability to our focus on integrating our acquired businesses, improving margins within our existing product lines, developing new product lines and product line extensions, and acquiring businesses and product lines that complement our portfolio of products.

OVERVIEW OF THE PROFESSIONAL SALON PRODUCTS MARKET

     Professional salon products consist of hair care, skin and body care, and nail care products as well as salon appliances and sundries that are used by salon professionals in rendering salon services to their clients. Many professional salon products also are retailed to clients and other customers of salons, resorts, spas, health and country clubs, and beauty supply outlets, typically upon the advice of a salon professional who recommends products to address the client's individual needs.

     Professional hair care products include shampoo, conditioner, styling gel, glaze, mousse, hair spray, permanent, hair relaxer, and hair color products. Skin and body care products include body lotions, tanning products, cosmetics, skin moisturizers, hair removal and depilatory products, and other personal care products (such as shaving creams and antiperspirants) used by salon professionals in rendering salon services (such as facials, manicures, pedicures, leg and body waxing, paraffin therapy, aromatherapy, and thermo-therapy) or available for use by patrons of tanning salons, spas, resorts, and health and country clubs. Professional nail care products include fiberglass and acrylic nail enhancement solutions applied by the salon professional when performing nail service and the accessories used by the professional to apply the solutions; natural nail care and pedicure solutions and accessories; and polishes. Professional salon appliances and sundries include hair dryers, curling irons, brushes, pedicure spas, furniture, and salonwear such as capes and aprons.

     The professional salon products market has grown significantly during the last several years. According to industry sources, annual professional salon industry revenue, which includes revenue from salon services and the sale of salon products, is approximately $40 billion in the United States and $80 billion worldwide. Industry sources estimate that there are approximately 127 million client visits to salons each month and that there are more than 200,000 beauty salons and 1.8 million licensed cosmetologists in the United States. The professional salon products market is highly fragmented. Of the approximately 700 companies selling professional salon products in the United States, most generate less than $10 million in sales and focus on a single product category, although a number of larger companies exist in certain product categories.

     Professional salon products have two end consumers: the salon professional who uses them in the performance of salon services and the salon client who purchases them from salons for personal use. We believe salons typically generate between 10% and 30% of their revenue from retail sales of professional salon products. As the users and "prescribers" of professional salon products, salon professionals typically select products on the basis of performance rather than price. As a result, suppliers of professional salon products focus on educating distributors and salon professionals on the uses and benefits of their products and on industry trends. Because salon professionals prescribe these products and sell them primarily in connection with rendering a salon service, professional salon products typically foster strong brand loyalty and exhibit relative price insensitivity. Consequently, professional salon products generally command substantially higher prices and gross margins than mass-marketed beauty products.

COMPETITIVE STRENGTHS

     We believe that the following business strengths provide us with a competitive advantage in the professional salon products market:

     - Premier Brand Names. We offer a variety of well-recognized, long-lived premium brands in all professional salon product categories, including ABBA Pure and Natural Hair Care, Alpha 9, Body Drench, Clean + Easy, Cosmic, European Touch, Gena, Kizmit, Omni P.O. Professionals Only, One Touch, Pro Finish, Revivanail, SRC, and Suntopia. We believe that the strength of our brand names is based on the reputation of our products for quality among salon professionals, the performance of our products, and our focused commitment to the needs of salon professionals and their clientele. Because of the importance of proven product performance to salon professionals, they remain extremely loyal to their favorite brands resulting in long brand life. Our portfolio of well-recognized brands is a significant driver of sales to distributors, beauty supply outlets, and salon chains. In addition, our premium brands provide opportunities for us to expand product lines within given product categories and to reformulate or repackage existing product lines, both of which contribute to our internal growth.

     - Breadth of Product Offerings. We believe that we currently are the only producer of professional salon products with offerings across all salon product categories. As we have expanded our product offerings, we have begun to provide distributors, beauty supply outlets, and salon chains with an increasingly larger percentage of the products they require to service the needs of salons and salon professionals. We believe the breadth of our product offerings provides us with a significant competitive advantage by allowing our distributors to purchase more products from fewer vendors and by enabling us to cross-market our brands and offer tailored lines of products to distributors, beauty supply outlets, and salon chains. This "one-stop shop" approach also serves to strengthen our relationships with customers.

     - Strong Distribution Network. We have well-established relationships with top salon product distributors, beauty supply outlets, and salon chains. Unlike consumer products companies that sell a large percentage of their products through a concentrated retailer base, we sell our products into highly fragmented distribution channels to more than 2,500 distributors, beauty supply outlets, and salon chains in the United States and internationally and to more than 3,000 spas, resorts, and health and country clubs through our in-house sales force. Our extensive distribution network creates a strong base from which we can pursue additional business through cross-marketing of our current and future brands and new product introductions. The breadth of our distribution network also enables us to penetrate every major geographical market in the United States and to expand our international business.

     - Successful Acquisitions. Our experience gained from successfully acquiring and integrating 11 professional salon products businesses since our initial public offering in November 1996 positions us to pursue additional acquisitions. We have integrated these acquired companies and their respective distribution relationships into our existing operations; integrated purchasing, production, and marketing efforts; and consolidated accounting, human resources, and other back-office functions. We are developing an operating infrastructure to allow us to support an increasing range of professional salon products as we continue to acquire additional companies and product lines.

     - Favorable Operating Margins. Professional salon products typically command higher margins and exhibit relative price insensitivity when compared to their mass-market counterparts, and we believe that we have been able to achieve operating margins that exceed industry averages. Our favorable operating margins result primarily from our success in utilizing our increased purchasing power to achieve cost savings; integrating sourcing and distribution capabilities; eliminating duplicative facilities, personnel, and administrative functions; and consolidating sales and marketing and product development, when appropriate. We also are taking advantage of the highly competitive third-party manufacturing environment to reduce production costs.

     - Experienced Management Team. We have an experienced management team with significant industry experience. Sam Leopold, our Chief Executive Officer, has more than 13 years of experience in the professional salon products industry, including as the owner of a chain of mall-based retail salons. Other members of our senior management team have, on average, over 12 years of experience in the consumer and salon products industry, particularly in the areas of sales, marketing, and operations. Mr. Leopold will beneficially own approximately 14% of our common stock after completion of this offering, and each other member of our senior management team has an equity stake in our company.

     - Operational Efficiency. Our new corporate headquarters and centralized operations as well as the new centralized management and information systems we are implementing are designed to enhance the productivity of existing operations and future acquisitions.

STRATEGY

     Our objective is to be the leading professional salon products company in the United States and internationally. In order to achieve this objective, we are pursuing a strategy of continued growth through internal business expansion and acquisitions. Key elements of this strategy include the following:

Internal Growth Strategy

     We intend to increase revenue and improve margins within our existing product lines and to develop new product lines. Elements of our internal growth strategy include the following:

     - Leverage Well-Established Distribution Channels. We intend to leverage our well-established distribution channels by providing customers with an increasingly comprehensive array of products through acquisitions and internal development of new brands. Through management's existing relationships and those of acquired companies, we have developed and integrated an increasingly extensive distribution network. We believe that offering a growing array of well-known brands in all salon product categories will further enhance our position as a key supplier to many of our customers.

     - Expand Distribution to Salon Chains. We are aggressively targeting sales directly to salon chains, which we believe are underserved by distributors and other salon product companies. We believe that our increasingly diverse product offerings will enable us to enhance our ability to offer salon chains the benefits of one-stop shopping, centralized single-source ordering, tailored promotional programs, and dedicated customer service. We have formed a sales and marketing team focused exclusively on further penetrating this underserved segment of the salon products market.

     - Introduction of New Products. We intend to introduce new product lines under new brands and existing brands. We believe that our diverse product offerings provide us with greater capacity and know-how to develop, test, and market new products. Strong brand names also provide us the opportunity to cross-market established and developing brands and products. We plan to launch new, internally developed brands to leverage our strong distribution network and leading industry position. In this regard, we launched a new, internally developed hair care line under the AquaTonic brand name. We also believe the strong brand name recognition of our product lines lends itself to product line extensions under existing brands. For example, ABBA, one of the top brands in the aromatherapy segment of the hair care category, recently introduced its Botanical High line of volume therapy hair care products. We believe that the loyalty of salons and salon professionals to strong brands generally makes them receptive to line extensions that capitalize on the credibility of those brands. In addition, we intend to introduce new generations of existing product lines with improved formulations and packaging. For example, we achieved success in repackaging our ABBA hair product lines in late 1998.

     - Professional Only Store Marketing Program. We are implementing a new professional only store marketing and distribution program to service the growing market of stores operated by large distributors that sell directly to professional stylists.

     - Expand Distribution of Existing Products Internationally. We believe significant opportunities exist to increase sales and profits through the expansion of the international distribution of our products. Currently, the non-U.S. market for professional salon products represents approximately 50% of the worldwide market. We, however, generated only approximately 12% of our pro forma 1998 net sales outside of the United States. We are expanding our international distribution, which currently includes 37 countries. We will continue to focus on introducing our products into our recently expanded international distribution channels, which provide access to many international beauty markets.

     - Enhance Operational Efficiencies. We focus on integrating acquired businesses. Following each acquisition, we enhance operational efficiency by (1) eliminating duplicative administrative functions, thereby lowering overhead expenses, (2) expanding distribution channels, and (3) adding and disseminating further market and product knowledge throughout our operations. We plan to enhance operational efficiency further through our new corporate headquarters and centralized operations center in Scottsdale, Arizona. We believe that the continued realization of operational efficiencies through our centralization and business process reengineering efforts will enhance internal growth and profitability. We also are implementing new centralized management and information systems, which we believe will enhance the productivity of our existing operations and future acquisitions. The systems will permit us to improve economies of scale through centralized systems for accounting, purchasing, inventory management, financial reporting, and customer service. We believe that our investment in our management and information systems will create a platform for long-term growth. The new systems will assist us to access real-time information regarding customers, distributors, purchase orders, inventory availability, and sales order history. The systems will facilitate our integration of future acquired businesses and improve operations by allowing us to

        -- enhance customer service by providing sales representatives with product information, promotions, and individual customer purchasing patterns;

        -- improve sales and marketing functions by tracking fast and slow moving products and creating customized sales reports;

        -- facilitate improved inventory management and purchase forecasting;
           and

        -- transition acquired businesses onto our centralized management and information systems more efficiently by providing a more flexible platform for data conversion.

  Acquisition Strategy

     We seek to acquire professional salon product businesses possessing complementary salon products with well-recognized brand names and strong distribution networks and to capitalize on the substantial growth potential existing in the professional salon products market. We believe that there are many attractive acquisition candidates in the professional salon products industry, primarily as a result of the highly fragmented nature of the industry. We maintain a disciplined approach to acquisitions and evaluate each potential acquisition based on the following goals:

     - Continue to Acquire Leading Brands. We plan to continue our strategy of acquiring leading brand names that complement our portfolio of brands and command strong customer loyalty, solidify our position as a leading supplier of professional salon products, and further enhance our relationships with distributors. Additionally, well-known and well-respected professional brands are able to command consistently higher prices than mass-marketed retail brands and lesser known or respected professional brands.

     - Diversify and Strengthen Our Portfolio of Brands. We intend to acquire companies and product lines that diversify and strengthen our portfolio of brands. In this regard, we seek to acquire complementary products that will enable us to offer multiple brands in each salon product category and a broader range of products addressing the various niches within these categories. We believe that this approach will enable us to offer distributors and beauty supply outlets, which typically carry multiple brands in each category, a more complete "one-stop shop" for the majority of their salon products.

     - Strengthen Distribution Network. We intend to acquire companies and product lines that strengthen our relationships with domestic and international distributors. Strong distribution networks of acquired companies will enable us to increase sales by introducing our existing products into new distribution channels and newly acquired or developed products into existing distribution channels.

     - Expand Product Offerings. We plan to expand our product offerings to include premium department store, boutique, catalog, and e-commerce lines through the acquisition of companies or brand names geared to these distribution channels.

     Our future acquisitions increasingly will focus on companies that are larger than those previously acquired and that enhance our position in the professional salon product market or enable us to penetrate new consumer product distribution channels.

PRODUCTS

     We offer products in all salon product categories. We sell more than 500 professional salon hair care, skin and body care, natural nail care and nail enhancement products, and salon accessories and sundries, representing approximately 1,500 stock keeping units, or SKUs. We believe that the strength of our brand names is based on the reputation of our products for quality among salon professionals, the performance of our products, and our focused commitment to the needs of salon professionals and their clientele. We believe these brand names are widely recognized by salon product distributors and salon professionals and their clients as high-quality, effective products. In addition, we believe that the strength of the brand names of our existing products and our reputation within the industry will assist us to develop and market product line extensions and new brands successfully.

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

     The table below sets forth a description of our principal products, the brand names under which the products are sold, and our estimate of approximate percentages of such products sold for professional salon use and retailed to salon and customers.

                                                                                    %      % RETAIL
                                                                                  SALON    SALES BY
  PRODUCT CATEGORY               PRODUCT DESCRIPTION               BRAND NAMES     USE      SALONS
Hair Care              Shampoo, conditioner, hair color, and     ABBA,              40%       60%
                       styling and finishing aids                AquaTonic,
                                                                 Biogenol, Body
                                                                 Drench,
                                                                 Framesi, Gena,
                                                                 Roffler

Skin and Body Care     Moisturizing lotion, indoor and outdoor   Body Drench,       35        65
                       tanning products, personal care           Clean + Easy,
                       products, paraffin waxes, thermo-therapy  Gena, One
                       treatments, and hair removal systems and  Touch, Suntopia
                       depilatory products

Nail Care              Natural nail care products, acrylic and   Alpha 9,           70        30
                       fiberglass nail enhancement products,     Cosmic,
                       nail treatments, nail polish,             European Touch,
                       light-bonded nail systems, and manicure   Gena, Kizmit,
                       and pedicure solutions and accessories    Pro Finish,
                                                                 Revivanail

Salon Appliances and   Hairdryers, curling irons, salon          European Touch    100        --
  Sundries             pedicure spas, salon furniture, and       II, Maiko, SRC
                       salonwear (capes/aprons)

  Hair Care Products

     We offer a variety of hair care products at various price points under the ABBA, AquaTonic, Biogenol, Body Drench, Framesi, Gena, and Roffler brands. The ABBA line, which is marketed under the ABBA Pure and Natural trademark, consists of highly concentrated, high-quality products. The ABBA line consists of 100% vegan, aromatherapy inspired, herbal hair care products using botanical ingredients. The ABBA line includes shampoo, conditioner, gel, and hair spray made using a blend of herbal therapy botanicals, tri-molecular proteins, panthenol, and neutral henna designed to produce fuller, thicker, and shinier hair. We recently introduced AquaTonic, our internally developed, pure and natural hair care line, which is designed to protect hair against the negative effects of hard and soft water and variances in humidity. Our Framesi product line features premium quality hair color products marketed exclusively for use in salons. We also market under the Biogenol brand name a complementary line of shampoos, conditioners, and styling aids specifically formulated for color-treated hair. The Roffler line includes high-quality, salon-distributed shampoos, conditioners, and styling aids designed primarily for men between the ages of 18 and 40. ABBA, Biogenol, Framesi, and Roffler products are used widely throughout the hair care industry and generate significant salon retail sales. See "Risk Factors -- We depend on Framesi S.p.A."

     Under the Gena brand name, we offer a line of tea-tree oil hair care products with anesthetic qualities designed to relieve dry, itching scalp. In addition, we market hair care products as a part of our Body Drench line of personal care products, primarily to spas, resorts, and health and country clubs.

  Skin and Body Care Products

     We sell a broad range of professional skin and body care and tanning products, including moisturizers, lotions, depilatories, and hair removal products, under our Body Drench, Clean + Easy, One Touch, and Suntopia brands.

     Body Drench professional skin care products include moisturizing lotions and body baths supplemented with Vitamins A and E and botanical extracts for moisture retention and skin rejuvenation and alpha hydroxy acids for natural skin exfoliation. Body Drench indoor tanning products replace moisture lost during tanning and promote faster, darker tanning results. We also offer outdoor tan care and sun protection products under the Body Drench name.

     The Suntopia line of exclusively distributed professional tanning products includes various tanning creams and lotions, enriched shower gels, a moisture replenishing lotion, and a tan enhancing product. Suntopia products, which are made using an exotic blend of botanicals and forested extracts, are designed to promote and maintain a long-lasting tan. The Suntopia line complements the Body Drench line by targeting a younger market.

     Clean + Easy and One Touch brands include patented professional hair removal products. The Clean + Easy brand serves the professional salon market with an extensive line of hair removal products and related sundries used by salon professionals. The Clean + Easy Roll-On Wax System is one of our top selling hair removal products. The One Touch line serves the retail consumer in the personal care market with products such as roll-on waxers, depilatories, and electrolysis products.

  Nail Care Products

     We believe that we have the most complete and diverse line of branded products for salon professionals in the nail care category. Our nail care product offerings consist of products designed to support the various salon services performed by nail technicians, including manicure, pedicure, acrylic and fiberglass nail enhancement, natural nail treatments, and nail polishes. Most nail care companies encourage distributors to purchase their entire product line in order to buy any of their nail care products. We, however, offer a number of top-selling products across all segments of the nail category, permitting our customers to select and purchase individual SKUs from among multiple brands, including Alpha 9, European Touch, Gena, Kizmit, Pro Finish, and Revivanail. For example, we offer distributors and salon chains the ability to purchase our Revivanail nail treatments and Alpha 9 acrylic nail enhancement products without having to purchase the full line of other Revivanail or Alpha 9 products.

     Our Alpha 9, European Touch, and Kizmit acrylic professional nail enhancement products consist of complete lines of liquids, powders, tips, files, and other implements and treatments necessary for the professional nail technician to complete the acrylic nail enhancement process.

     The Gena line of natural nail care products features Warm-O-Lotion, a collagen-enriched manicure lotion that is prominently featured in salons throughout the United States. The Gena line also includes professional pedicure products, such as Pedi Soft, a collagen-enriched conditioning lotion; Pedi Care dry skin lotion; and Pedi Soak foot bath. The Gena product line also includes paraffin therapy products, such as Paraffin Springs Therapy Spa, a paraffin bath for conditioning heat therapy treatments; the Healthy Hoof nail and skin treatment line to strengthen, moisturize, and condition nails and cuticles; and MRX antiseptics and lotions for use by salon professionals.

     We offer base coats, top coats, nail glues, and cuticle lotions under our European Touch and Pro Finish brands. The Pro Finish line of nail care products also features a light bonded nail system that seals the nail enhancement under ultraviolet lighting.

     Our European Touch brand features nail treatment products, such as Revivanail and Theracreme. We also offer Momentum, a three-step nail overlay system that offers simplicity, speed, and strength.

  Salon Equipment, Appliances, and Sundries

     We sell salon equipment, appliances, and sundries, including pedicure spa equipment, hairstyling appliances, and salonwear. We market under the European Touch II name various salon equipment products, such as whirlpool footspas, salon chairs designed for clients and technicians, manicure and pedicure tables and footrests, and portable salon accessory carts. These products are intended to capitalize on the growing trend among salons to offer services beyond the basic salon services. The SRC product line of professional curling irons and blow dryers are recognized within the salon industry as among the finest quality in salon appliances. The appliances are designed for high usage and durability and feature quick startup and recovery capabilities.

All SRC professional curling irons are backed by the industry's only three-year warranty. Our Maiko salonwear line features capes and aprons for the stylist and the stylist's clientele.

PRODUCT DEVELOPMENT

     We seek to leverage the significant brand-name recognition of our existing product lines by introducing new products and formulations under our core brand names as well as under newly developed brands. We believe that our diverse product offerings provide us with greater capacity and know-how to develop, test, and market new products in each of our product lines, including the expanded application of proprietary technologies. We contract with third-party manufacturers to develop new formulations that meet our specifications and quality standards. We have not incurred and do not expect to incur significant capital expenditures in connection with our product development efforts.

     Our management, working together with our sales and marketing and product development personnel, continuously monitors shifts in the salon industry to identify new product opportunities. Feedback from salon professionals and our educators also plays a significant role in product development. We believe the experience of our key managers, their relationships within the industry, and our product line orientation enable us to quickly recognize and respond to salon innovations and industry trends.

MARKETING

     We sell our professional salon products and appliances primarily through professional salon industry distribution channels to salon product and tanning supply distributors, salon chains, and beauty supply outlets, and, to a lesser extent, directly to spas, resorts, and health and country clubs throughout the United States and in Canada, Europe, Latin America, Australia, and Asia. We believe that our strategy of marketing our salon products exclusively for use in or resale by the salon industry complements the professional image of our products and fosters a high degree of brand loyalty by distributors of professional salon products.

     Our sales and marketing efforts focus on educating salon professionals and salon product distributors regarding the high quality and performance benefits of our products as well as the latest trends and developments in the salon industry. Our marketing program includes participation in salon industry trade shows, at which salon product manufacturers exhibit and sell their products to wholesale salon product distributors; several annual domestic and international salon professionals trade shows; and numerous professional salon distributor-sponsored shows, at which products, styles, and techniques are demonstrated to salon professionals. Our marketing program emphasizes customer education through regular in-the-field product demonstrations for salon professionals, usually in conjunction with the distributors' sales and marketing efforts. In addition, our products are advertised in trade and distributor publications and promoted in national magazines, including Glamour, Good Housekeeping, InStyle, Marie Claire, McCall's, Mirabella, and Self. We also produce educational videos and literature for distribution to distributors and salon professionals.

SALES AND DISTRIBUTION

     We believe that we have strong relationships in each of the professional salon distribution channels, including exclusive and open channels. We depend upon salon product and tanning supply distributors, beauty supply outlets, and salon chains to distribute our products. We currently maintain more than 5,300 active customer accounts. We do not, however, have long-term contracts with any of our customers. Products sold through exclusive channels are available to a limited number of distributors in each region, while those sold through open channels are available to all distributors. See "Risk Factors -- We depend on major customers."

     Regional sales managers and a strong educational support team sell the ABBA line of hair care products on an exclusive basis to approximately 50 salon product distributors and salon chains throughout the United States, Canada, and Australia. Regional sales managers and an in-house educational support team sell our hair color and hair care products under the Framesi, Biogenol, and Roffler brand names on an exclusive basis to 61 salon product distributors throughout the United States and Latin America.

     A professional outside sales force sells our nail care product lines nationally and internationally to salon product distributors. This distribution base includes Sally Beauty Company, Inc., the largest wholesale supplier of professional supply products with more than 1,900 supply stores worldwide.

     A sales force of marketing representatives, telemarketers, and field sales personnel as well as independent manufacturer representatives sell Body Drench products to salon product distributors, tanning supply distributors, and directly to spas, resorts, and health and country clubs throughout the United States and in Canada, Europe, Latin America, and Australia.

     A sales force of employees and manufacturer representatives sell SRC salon appliances and salonwear nationally on an exclusive basis to salon product distributors, beauty schools, and salon chains. A sales manager and manufacturer representatives sell Clean + Easy products to approximately 1,000 customers. Sales managers and manufacturer representatives sell One Touch products to approximately 400 customers. Together, Clean + Easy and One Touch products are sold internationally to approximately 100 customers by a director of international sales. An internal sales force of marketing representatives sells our European Touch II pedicure spa products to salon product distributors and salon chains.

PRODUCTION

     We have developed relationships with third parties to manufacture most of our products. Two manufacturers in China produce certain of our hair removal appliances. Although we generally do not have long-term contracts with our manufacturers, we own most of the formulations, tools, and molds utilized in the manufacturing processes of our products and believe we could substitute other manufacturers if necessary. See "Risk Factors -- We depend on third parties to manufacture our products" and "Risk Factors -- We face risks associated with our international operations."

     We produce certain of our Clean + Easy and One Touch depilatory products at our 32,000 square foot facility in Fair Lawn, New Jersey. The 8,600 square foot manufacturing area in our Fair Lawn facility is devoted to the production of wax and the packaging of a variety of hair removal appliances for domestic and export markets. The wax production area consists of automatic and manual batching and filling operations. We maintain raw materials and work-in-process inventories in a 10,000 square foot warehouse and maintain finished goods in the 5,000 square foot shipping and receiving area.

     We produce certain of our Biogenol and Roffler hair care products, including shampoos, conditioners, and styling aids, in our approximately 47,000 square foot facility in Corapolis, Pennsylvania. In addition, we assemble and upholster our European Touch II salon furniture and appliances in our 15,000 square foot manufacturing and warehousing facility in Butler, Wisconsin.

     Raw materials used to produce our professional salon products, other than salon appliances and sundries, include water, alcohol, mineral and natural oils, fragrances, other chemicals, and a wide variety of packaging materials and compounds including containers, such as cardboard boxes and plastic containers, container caps, tops, valves, and labels. We purchase all of these raw materials from outside sources. The principal raw materials and packaging components for our products are available from numerous domestic and international suppliers. Although we do not purchase ourselves the raw materials used to manufacture the majority of our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products depending on their costs for raw materials. While the industry from time to time has experienced raw material cost increases, we believe we will be able to purchase our requirements at competitive prices. To date, increases in raw material costs have not had a material effect on our operating results.

     We continually monitor the quality of our products. We also carry product liability insurance at levels we believe to be adequate.

COMPETITION

     Our products compete directly against professional salon and other similar products sold through distributors and professional salons. We compete on the basis of brand recognition, quality, performance, distribution, and price.

     Our principal competitors in the professional salon hair care products market include Nexxus Products Co., Paul Mitchell Systems, Matrix, Redken, and Sebastian International. Our largest competitors in the professional salon skin and body care products market include California Suncare, Inc., Supre Inc., Swedish Beauty Manufacturing, Inc., Australian Gold, Inc., American International, Inc., and Divi International. Our competitors in the professional salon nail care market include Creative Nail Design, Inc., OPI Products Inc., Star Nail Products, Inc., and Backscratchers, Inc. Our largest competitors in the professional salon appliances and sundries market are Helen of Troy Limited, Belson Products (a division of Windmere Corporation), Conair Corporation, Cricket Brush Company (a division of West Coast Beauty Supply Co.), Andre (a division of Fromm International, Inc.), and Betty Dain Creations, Inc. In addition, our professional salon products compete indirectly against hair care, skin and body care, and nail care products as well as salon appliances and sundries sold through a variety of non-salon retail channels, including department stores, mall-based specialty stores and, to a lesser extent, mass merchants, drugstores, supermarkets, telemarketing programs, television "infomercials," and catalogs. See "Risk Factors -- The professional salon products industry is very competitive."

INTELLECTUAL PROPERTY

     We have registered, or have pending applications for registration for, our principal trademarks and brand names in the United States and in foreign countries. Our principal trademarks and brand names include ABBA Pure and Natural Hair Care, Alpha 9, AquaTonic, Biogenol, Body Drench, Clean + Easy, Cosmic, European Touch, Gena, Kizmit, One Touch, Pro Finish, Revivanail, Roffler, SRC, and Suntopia.

     We believe our position in the marketplace depends to a significant extent upon the goodwill engendered by our trademarks and brand names and, therefore, consider trademark protection to be important to our business. We will seek to register or otherwise protect all significant trademarks and brand names in all active geographic markets.

     While we currently hold certain patents, we do not consider any single patent to be material to the conduct of our business. We rely on all facets of intellectual property law to protect our proprietary information. See "Risk Factors -- We face risks associated with our intellectual property."

GOVERNMENT REGULATION

     Certain of our advertising and product labeling practices are subject to regulation by the FTC, and certain of our professional salon product production practices are subject to regulation by the FDA as well as by various other federal, state, and local regulatory authorities. Compliance with federal, state, and local laws and regulations has not had a material adverse effect on us to date. Nonetheless, federal, state, and local regulations in the United States that are designed to protect consumers have had, and can be expected to have, an increasing influence on product liability claims, production methods, product content, labeling, and packaging. In addition, any expansion of our operations to produce professional salon products that include over-the-counter drug ingredients, such as certain sun screen ingredients, would result in us becoming subject to additional FDA regulations as well as a higher degree of inspection and greater burden of regulatory compliance than currently exist.

     Our operations subject us to federal, state, and local governmental regulations related to the use, storage, discharge, and disposal of hazardous chemicals. Our failure to comply with current or future environmental regulations could result in the imposition of fines, suspension of production, or a cessation of operations. Compliance with such regulations could require us to acquire costly equipment or to incur other significant expenses. Any failure by us to control the use, or adequately restrict the discharge, of hazardous substances could subject us to future liabilities.

     The nature and use of professional salon products could give rise to product liability claims if one or more users of our products were to suffer adverse reactions following their use of the products. Such reactions could be caused by various factors, many of which are beyond our control, including hypoallergenic sensitivity and the possibility of malicious tampering with our products. In the event of such an occurrence, we could incur substantial litigation expense, receive adverse publicity, and suffer a loss of sales.

EMPLOYEES

     As of August 11, 1999, we employed 352 persons, consisting of 132 administrative employees, 136 warehouse and production employees, and 84 sales and marketing employees. Framesi USA, one of our subsidiaries, is a party to a collective bargaining agreement relating to certain production employees. We believe that our relations with our employees are good.

PROPERTIES

     We lease our corporate headquarters and operations center located in a 66,000 square-foot facility in Scottsdale, Arizona. The facility includes approximately 43,000 square feet of executive and administrative offices; approximately 20,000 square feet utilized for warehousing; and approximately 3,000 square feet utilized for a test salon and a retail store. We believe the facility will be adequate for our needs for the foreseeable future. We also lease production, administrative, and warehouse space in Fair Lawn, New Jersey; Butler, Wisconsin; Corapolis, Pennsylvania; and the United Kingdom; as well as administrative space in Lebanon, Tennessee, and Costa Mesa, California.

LITIGATION

     We are, and may in the future be, party to litigation arising in the ordinary course of our business. We do not consider any current claims to be material to our business, financial condition, or operating results. Our insurance coverage may not be adequate to cover all liabilities arising out of any claims that may be instituted in the future. A lack of insurance coverage may have an adverse effect on our business, financial condition, and operating results.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding our directors and executive officers.

                NAME                     AGE                          POSITION
Sam L. Leopold.......................    45     Chairman of the Board, President, and Chief
                                                Executive Officer
Richard R. Ross......................    32     Executive Vice President, Chief Financial Officer,
                                                  Treasurer, and Director
N. Bruce Cowgill.....................    52     Executive Vice President -- Operations
Michael L. Kaplan....................    30     Executive Vice President, General Counsel, and
                                                Secretary
J. Timothy Montrose..................    32     Chief Accounting Officer
James A. Brooks......................    68     Director
Peter W. Burg........................    43     Director
Michael H. Feinstein.................    62     Director
Sylvan Schefler......................    61     Director

     SAM L. LEOPOLD, a founder of our company, has served as our Chairman of the Board and Chief Executive Officer since our incorporation in June 1995 and as our President since February 1998. Mr. Leopold previously owned and served as President and Chairman of Beauty Boutique International, which was founded in 1990 and operated three retail beauty salons in Arizona. From 1986 to 1991, Mr. Leopold served as Executive Vice President of Consumer Beauty Supply, Inc. (dba Beauty Express), a mall-based retail chain of beauty supply salons. During that time, Mr. Leopold was responsible for day-to-day operations and oversaw the growth and development of Beauty Express from fewer than 20 retail salons to more than 50 retail salons. From 1989 to 1991, Mr. Leopold served as President of Avanti International, Inc. and developed a line of hair care products.

     RICHARD R. ROSS has served as our Chief Financial Officer and Treasurer since April 1997 and as our Executive Vice President and a director since May 1998. Mr. Ross served in the audit and business advisory group of Arthur Andersen LLP from June 1989 to April 1997, most recently in the position of Manager. In his capacity at Arthur Andersen LLP, Mr. Ross worked with us from our inception in June 1995, as well as with other acquisition-oriented public companies, until joining us in April 1997. Mr. Ross is a certified public accountant.

     N. BRUCE COWGILL has served as our Executive Vice President -- Operations since July 1998. Mr. Cowgill served as Vice President, North American Sales of Sebastian International, a professional hair care company, from August 1995 to July 1998. In 1989, Mr. Cowgill founded Environmental Solutions Labs, a consulting firm serving health and beauty aid manufacturers and served as President until 1995. Mr. Cowgill served as President and Chief Executive Officer of State Supply Warehouse Co., the largest beauty supply distributor in North America, from December 1986 to April 1989. In addition, he served as Vice President of Global Marketing, Advertising and Education, and International Sales of Redken Laboratories from July 1978 to August 1983. Mr. Cowgill held marketing management positions at Proctor and Gamble, Warner Lambert, and R.J. Reynolds from 1972 to 1978.

     MICHAEL L. KAPLAN has served as our Executive Vice President, General Counsel, and Secretary since July 1998. Mr. Kaplan was an attorney with the Phoenix-based law firm of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. from September 1995 to June 1998, where he specialized in mergers, acquisitions, and corporate finance and represented acquisition-oriented public companies, including us. Mr. Kaplan also was an attorney with Fennemore Craig, P.C. from September 1993 to August 1995.

     J. TIMOTHY MONTROSE has served as our Chief Accounting Officer since May 1997 and has been employed by us since December 1996. From November 1995 to December 1996, Mr. Montrose served as the

Accounting Manager for Cellular World Corporation, a retail chain of wireless communication products stores. From April 1993 to November 1995, Mr. Montrose served as Senior Accountant with the Dallas Stars Hockey Club of the National Hockey League and was actively involved in the club's transition from Minneapolis to Dallas.

     JAMES A. BROOKS has served as a director of our company since September 1996. Mr. Brooks has been President of Signe Inc., a management consulting firm for major consumer product companies and a variety of salon industry companies, since founding that company in December 1984. Mr. Brooks served as Senior Vice President of Sales and Marketing of Lamaur, Inc. from 1983 to 1984, at that time a publicly traded company listed on the New York Stock Exchange and a leading domestic producer and marketer of a broad range of hair care products. Mr. Brooks served as Senior Vice President of Sales and Marketing of Redken Laboratories, Inc. from 1977 to 1983.

     PETER W. BURG has served as a director of our company since February 1997. Mr. Burg has been a director and shareholder in the law firm of Burg Simpson Eldredge Hersh & Houliston, P.C. (and its predecessor Burg & Aspinwall, P.C.) since October 1984.

     MICHAEL H. FEINSTEIN has served as a director of our company since June 1997. Mr. Feinstein has served as President and Chief Executive Officer of Automated Solutions, Inc., a privately held Arizona company, since July 1998. Mr. Feinstein also serves as a director of Automated Solutions, Inc. Mr. Feinstein served as a consultant to Samoth Capital Corporation, a publicly owned real estate company, from April 1998 to July 1998. Mr. Feinstein served as Senior Vice President and Chief Financial Officer of Monaco Finance, Inc., a publicly held specialty finance company, from July 1995 to April 1998. From September 1993 to July 1995, Mr. Feinstein served initially as Executive Vice President and subsequently as acting President and Chief Executive Officer of American Southwest Financial Corporation, which engages in the securitization and administration of mortgage-backed bonds and certificates. From January 1983 through September 1993, Mr. Feinstein served in various senior management positions, including, at different times, Chief Financial Officer, Treasurer, Chief Operating Officer, and Executive and Senior Vice President of Asset Investors Corporation, a New York Stock Exchange-listed REIT, and MDC Holdings Inc., a New York Stock Exchange-listed national homebuilder. Prior to 1983, Mr. Feinstein was a partner in the public accounting firm now known as Deloitte & Touche.

     SYLVAN SCHEFLER has served as a director of our company since November 1996. Mr. Schefler has been Chairman of Maxima Group, LLC, a merchant banking firm, since September 1997, and a partner of Crystal Asset Management Group, Ltd., a merchant banking firm, since 1990. Mr. Schefler served as Vice Chairman of Prime Charter Ltd., an investment banking firm and one of the representatives of the underwriters of our initial public offering, from 1995 to April 1997. Mr. Schefler served as Chairman of the Investment Banking Division and as a member of the Executive Committee of Prime Charter Ltd. from September 1994 to April 1997. Mr. Schefler previously served in various capacities with Drexel Burnham Lambert Incorporated for over 30 years, including as a member of its Executive Committee and Board of Directors. Mr. Schefler has served as a director of GSE Systems, Inc., a supplier of software systems for manufacturing industries, since August 1995.

     We have agreed that, for a period of three years from our initial public offering in November 1996, the representatives of the underwriters of our initial public offering will have the right to send an observer to each meeting of our Board of Directors, or in lieu of such observer, the representatives may elect to require us to use our best efforts to elect Sylvan Schefler, formerly Vice Chairman of Prime Charter Ltd., or another mutually acceptable designee, to our Board of Directors for that three-year period. As a result of this agreement, Mr. Schefler serves as a member of our Board of Directors.

     Directors hold office until their successors have been elected and qualified. Officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our directors or officers.

KEY EMPLOYEES

     The following table sets forth certain information regarding certain of our key employees.

               NAME                  AGE                        POSITION
Allen J. Smith.....................  59     Executive Vice President -- Sales
Charles R. Miller..................  62     Senior Vice President -- Operations
Paula Malloy.......................  41     Executive Vice President -- Marketing

     ALLEN J. SMITH was named Executive Vice President -- Sales during August 1999. Prior to that, Mr. Smith served as our Senior Vice President -- Operations from November 1998 to August 1999. Mr. Smith served as Vice President of Company Owned Distribution at Sebastian International from September 1996 to November 1998, and as General Manager, Northern California of that company during September 1993 to September 1996.

     CHARLES R. MILLER has served as our Senior Vice President -- Operations since January 1999. Prior to that Mr. Miller served as Vice
President -- Operations of U.K. ABBA Products, Inc. from August 1997 to December 1998 and served as a consultant to executive staff of that company from March 1996 to August 1997. Mr. Miller also served in various positions with JOICO Laboratories, Inc., including Chief Financial Officer and Chief Operating Officer from September 1989 to February 1994, and as an independent consultant to that company from February 1994 to March 1996. Prior to that time, Mr. Miller served as Chief Financial Officer for Matrix Essentials, and as a consultant to management of Creative Nail Design Systems.

     PAULA MALLOY was named Executive Vice President -- Marketing during August 1999. Prior to that, Ms. Malloy served as our Vice President -- Education and New Product Development from November 1998 to August 1999. Ms. Malloy has also served as Senior Director -- Education and Research & Development of Sebastian International from November 1997 to November 1998, and as Director of Education of that company from April 1995 to November 1997.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation received for services rendered in all capacities to us for the fiscal years ended December 31, 1996, 1997, and 1998 by our Chief Executive Officer and our other most highly compensated officer whose aggregate cash compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                          ---------------------
                                                                                 AWARDS
                                             ANNUAL COMPENSATION          ---------------------     ALL OTHER
                                       -------------------------------    SECURITIES UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION(1)         YEAR   SALARY($)(2)    BONUS($)        OPTIONS(#)(3)           ($)(4)
Sam L. Leopold.......................  1998     $200,000      $280,000           325,000(5)          $3,750
  Chairman of the Board, Chief         1997     $150,000            --           200,000               --
  Executive Officer, and President     1996     $ 16,538(6)         --                --               --
Richard R. Ross......................  1998     $150,000      $122,500           125,000(7)          $1,563
  Executive Vice President, Chief      1997     $ 86,667            --            79,530               --
  Financial Officer, Treasurer, and
  Director

---------------

(1) We consider Sam L. Leopold, Richard R. Ross, N. Bruce Cowgill, Michael L. Kaplan, and J. Timothy Montrose to be our executive officers. Messrs. Cowgill and Kaplan began their employment with us during fiscal 1998. The cash compensation for Messrs. Cowgill, Kaplan, and Montrose did not exceed $100,000 during fiscal 1998.

(2) Other annual compensation did not exceed 10% of the total salary and bonus for any of the Named Executive Officers.

(3) The exercise prices of all stock options granted were equal to the fair market value of our common stock on the date of grant.

(4) Amounts shown for fiscal 1998 represent matching contributions made by us to our 401(k) Plan.

(5) Includes 125,000 options that were cancelled in December 1998.

(6) Includes $16,538 in salary earned by Mr. Leopold in fiscal 1996 but deferred to fiscal 1997.

(7) Includes 50,000 options that were cancelled in December 1998.

OPTION GRANTS

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                         ----------------------------------------------------------     POTENTIAL REALIZABLE
                                              %                                           VALUE AT ASSUMED
                           NUMBER OF       OF TOTAL                                    ANNUAL RATES OF STOCK
                          SECURITIES       OPTIONS                                     PRICE APPRECIATION FOR
                          UNDERLYING      GRANTED TO                                       OPTION TERM(2)
                            OPTIONS      EMPLOYEES IN   EXERCISE PRICE   EXPIRATION    ----------------------
                         GRANTED(#)(1)   FISCAL YEAR        ($/SH)          DATE         5%($)       10%($)
Sam L. Leopold.........     125,000(3)       18.1%         $15.875       1/29/08(3)    $1,247,963  $3,162,583
                             75,000          10.9%         $12.375         9/4/08        $585,693  $1,479,192
                            125,000          18.1%         $ 9.750        1/29/08        $766,465  $1,942,374
Richard R. Ross........      50,000(3)        7.3%         $15.875       1/29/08(3)      $499,185  $1,265,033
                             25,000           3.6%         $12.375         9/4/08        $194,564    $493,064
                             50,000           7.3%         $ 9.750        1/29/08        $306,586    $776,949

---------------

(1) The options were granted at the fair market value of the shares on the date of grant and have 10-year terms. One-third of the options vest and become exercisable on each of the first, second, and third anniversaries of the date of grant.

(2) Calculated from a base price equal to the exercise price of each option, which was the fair market value of the common stock on the date of grant. Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

(3) These options were cancelled in December 1998.

OPTION EXERCISES AND HOLDINGS

     The following table represents information on options exercised in the last fiscal year by the Named Executive Officers and the value of each such officer's unexercised options at December 31, 1998.

                         AGGREGATED OPTION EXERCISES IN
                              LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                               SHARES                     UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                             ACQUIRED ON    VALUE     OPTIONS AT FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($)(2)
                              EXERCISE     REALIZED   -------------------------------   ---------------------------
NAME                             (#)        ($)(1)    EXERCISABLE      UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
Sam L. Leopold.............        --           --      233,334           166,666           $--            $--
Richard R. Ross............     5,000      $66,250       69,386            80,144           $--            $--

---------------

(1) Calculated based on the market price at exercise multiplied by the number of options exercised less the total exercise price of the options exercised.

(2) The exercise prices of all options held by the Named Executive Officers are greater than or equal to the closing sales price of the common stock as quoted on the Nasdaq National Market on December 31, 1998 of $9.25 per share.

EMPLOYMENT AGREEMENTS

     Our employment agreement with Mr. Leopold provides for Mr. Leopold to serve as our Chairman of the Board and Chief Executive Officer through September 2001. Mr. Leopold will receive a base salary of $250,000 per annum for the remainder of the term of his employment agreement. Mr. Leopold is also entitled to receive an annual bonus as determined by the board of directors, or a committee appointed by the board of directors. The employment agreement also contains a covenant not to compete with us during the term of the employment agreement and one year following the termination of Mr. Leopold's employment.

     Our employment agreement with Mr. Ross provides for Mr. Ross to serve as our Chief Financial Officer for an initial term of two years ending in June 2001. Mr. Ross will receive a base salary at an annual rate of $175,000 through December 31, 1999 and $200,000 for the remainder of the term of his employment agreement. The employment agreement also provides for incentive compensation based on the performance of Mr. Ross as determined by a committee of our board of directors. In the event of any "change of control" of our company as defined in the employment agreement, we will pay Mr. Ross a lump sum of three times his salary, plus any unpaid fringe benefits through the remaining term of the employment agreement, and any bonus earned prior to the change of control. The employment agreement also contains a covenant not to compete with us during the term of the employment agreement and one year following the termination of Mr. Ross's employment.

1996 STOCK OPTION PLAN

     The 1996 Stock Option Plan, as amended, (the "1996 Plan") provides for the grant of options to purchase shares of our common stock. The 1996 Plan is intended to promote our interests by providing key employees, members of our board of directors, consultants, and independent contractors who provide valuable services to us with the opportunity to acquire, or otherwise increase, their proprietary interest in our company as an incentive to remain in service to us.

     The 1996 Plan is divided into the discretionary grant program and the automatic option program. The discretionary grant program provides for the granting of options to acquire our common stock, the direct granting of our common stock, the granting of stock appreciation rights, or the granting of other cash awards. Options and awards under the 1996 Plan may be issued to executives, key employees, and others providing valuable services to us or our subsidiaries. Options issued under the 1996 Plan may be incentive stock options or nonqualified stock options. The automatic option program provides for the automatic grant of options to acquire our common stock granted to members of our board of directors who are not employed by us.

     An aggregate of 1,000,000 shares of our common stock may be issued under the 1996 Plan. If any change is made in the stock subject to the 1996 Plan, or subject to any option or award granted under the 1996 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), the 1996 Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the 1996 Plan and the number of shares and exercise price per share of stock subject to outstanding options and awards. As of August 11, 1999, an aggregate of 17,800 shares of common stock had been issued upon exercise of options granted under the 1996 Plan and there were 730,230 options outstanding under the 1996 Plan. The 1996 Plan will remain in force until September 2006.

     To the extent that granted options are incentive stock options, the terms and conditions of those options must be consistent with the qualification requirements set forth in the Internal Revenue Code of 1986. options that are incentive stock options may be granted only to our key personnel (and our subsidiaries) who are also our employees (or our subsidiaries). The maximum number of shares of stock with respect to which options or stock appreciation rights may be granted to any employee during the term of the 1996 Plan may not exceed 50% of the shares of stock covered by the 1996 Plan.

     To exercise an option, the optionholder will be required to provide us written notice of his or her election to exercise the option and deliver to us full payment of the exercise price for the number of shares as to which the option is being exercised. Generally, options can be exercised by delivery of cash, check, or shares of our common stock.

     Awards granted in the form of stock appreciation rights entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of common stock from the price stated in the award agreement to the market value of the common stock on the date first exercised or surrendered. Awards granted in the form of stock awards entitle the recipient to receive common stock directly. Cash awards entitle the recipient to receive direct payments of cash depending on the market value or the appreciation of our common stock or other securities.

     Under the automatic option program, each new independent member of our board of directors automatically will receive an option to acquire 5,000 shares of common stock on the date of his or her first appointment or election to our board of directors. In addition, each year at the meeting of our board of directors held immediately after our annual meeting of stockholders, each independent member of our board of directors automatically will be granted an option to acquire an additional 2,500 shares of common stock. Each automatic option will become exercisable and vest on the first anniversary of the applicable grant date. An independent member of the board of directors is not eligible to receive an annual automatic option if the grant date is within 90 days of such independent member receiving an initial automatic option. The exercise price per share of common stock subject to each automatic option is equal to 100% of the fair market value per share on the date of the grant. If an independent director ceases to serve as a director, all automatic options that are not vested as of the date of cessation will immediately terminate.

1998 EMPLOYEE STOCK OPTION PLAN

     The purpose of the 1998 Employee Stock Option Plan (the "1998 Plan") is to further our interests and our stockholders by encouraging employees associated with us to acquire shares of our common stock, thereby acquiring a proprietary interest in its business and an increased personal interest in its continued success and progress. The 1998 Plan provides for the grant of nonqualified options to acquire our common stock.

     A maximum of 150,000 shares of common stock may be issued under the 1998 Plan. If any option expires or terminates without having been exercised in full, stock not issued under such option will again be available for the purposes of the 1998 Plan. If shares of stock are used to pay for the exercise price, those shares will be added to the shares available under the 1998 Plan. If any change is made in the stock subject to the 1998 Plan or subject to any option granted under the 1998 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), the 1998 Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the 1998 Plan and the number of shares and exercise price per share of stock subject to outstanding options. As of August 11, 1999, no shares of common stock have been issued upon exercise of options granted under the 1998 Plan and there were 73,250 options outstanding under the 1998 Plan. The 1998 Plan will remain in effect until May 4, 2008.

     Options may be granted under the 1998 Plan only to persons who at the time of grant are our employees or consultants. Any executive officer (as that term is defined in Rule 16a-1(f) under the Exchange Act) or director, and all persons who own 10% or more of our issued and outstanding stock are not eligible to receive options under the 1998 Plan.

     To exercise an option, the optionholder will be required to provide us written notice of his or her election to exercise the option and deliver to us full payment of the exercise price for the number of shares as to which the option is being exercised. Generally, options can be exercised by delivery of cash, check, or shares of our common stock.

401(k) PROFIT SHARING PLAN

     In April 1998, we established a defined contribution plan that qualifies as a cash or deferred profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the 401(k) plan, participating employees may defer from 1% to 20% of their pre-tax compensation, subject to the maximum allowed under the Internal Revenue Code. We will contribute $.50 for each dollar contributed by the employee, up to a maximum contribution of 5% of the employee's contribution. In addition, the 401(k) plan provides that we may make an employer profit sharing contribution in such amounts as may be determined by our board of directors. Our matching contribution vest 25% each year the employee remains in service, and employees will be fully vested after four years of service. If the employee terminates service to us, any unvested portion of our matching contribution will remain in the 401(k) plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sam L. Leopold, our Chairman of the Board, President, and Chief Executive Officer, previously owned three Beauty Boutique International stores in Arizona, which he sold during fiscal 1998. Our sales to these Beauty Boutique International stores approximated $171,000 during 1997 and 1998 during the period which Mr. Leopold owned the stores. The sales to these Beauty Boutique International stores were made in the ordinary course of business and on terms no more favorable than terms extended to our other customers.

     We paid James A. Brooks, a member of our Board of Directors, a $150,000 fee in connection with the acquisition of U.K. ABBA Products, Inc. and the related financing.

     Sylvan Schefler, a member of our Board of Directors, is the Chairman of Crystal Asset Management, and Chairman of Maxima Group, LLC. We paid Crystal a $560,000 fee in connection with the acquisitions of ABBA and paid Maxima a $560,000 fee in connection with the acquisition of certain product lines of Inverness Corporation and the related financings.

     Our initial public offering in November 1996 was co-managed by Friedman, Billings, Ramsey & Co., Inc., and Prime Charter Ltd. Mr. Schefler was the Vice Chairman of Prime Charter at the time of the initial public offering, but was not a director of our company at that time. In connection with the public offering, Friedman Billings and Prime Charter each received warrants to purchase 101,500 shares of our common stock. Prime Charter subsequently distributed to Mr. Schefler warrants to purchase 16,240 of these shares. See "Principal Stockholders" and "Underwriting."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock on August 11, 1999 by (1) each director; (2) each Named Executive Officer; (3) all our directors and executive officers as a group; and (4) each person known by us to be the beneficial owner of more than 5% of our common stock.

                                                               SHARES        PERCENT       PERCENT
                                                            BENEFICIALLY    BEFORE THE    AFTER THE
               NAME OF BENEFICIAL OWNER(1)                  OWNED(1)(2)      OFFERING     OFFERING
DIRECTORS AND EXECUTIVE OFFICERS:
Sam L. Leopold............................................   1,141,185(3)      26.2%        13.7%
Richard R. Ross...........................................      86,053(4)       2.1%         1.1%
N. Bruce Cowgill..........................................      10,000(4)         *            *
Michael L. Kaplan.........................................       4,667(5)         *            *
J. Timothy Montrose.......................................       5,835(4)         *            *
James A. Brooks...........................................       2,500(4)         *            *
Peter W. Burg.............................................      16,075(6)         *            *
Michael H. Feinstein......................................       7,500(4)         *            *
Sylvan Schefler...........................................      26,240(7)         *            *
Directors and executive officers as a group (nine
  persons)................................................   1,300,055(8)      28.9%        15.3%
5% STOCKHOLDERS:
Lance Laifer..............................................     722,800(9)      17.8%         9.0%
Hilltop Partners, L.P.....................................     363,100(9)       8.9%         4.5%
Putnam Investments, Inc...................................     248,963(10)      6.1%         3.1%
Jon D. Gruber.............................................     248,000(11)      6.1%         3.1%
J. Patterson McBaine......................................     229,300(11)      5.6%         2.8%
Geoffrey Nixon............................................     206,500(12)      5.1%         2.6%

-------------------------

  *  Less than one percent

 (1) Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated, each of such persons may be reached through our offices at 7400 East Tierra Buena Lane, Scottsdale, Arizona 85260.

 (2) The percentages shown are calculated based upon 4,067,503 shares of common stock outstanding on August 11, 1999. The numbers and percentages shown include the shares of common stock actually owned as of August 11, 1999 and the shares of common stock that the person or group had the right to acquire within 60 days of August 11, 1999. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 11, 1999 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

 (3) Includes 283,334 shares of common stock issuable upon the exercise of stock options.

 (4) Represents shares of common stock issuable upon the exercise of stock options.

 (5) Includes 4,167 shares of common stock issuable upon the exercise of stock options.

 (6) Includes 10,000 shares of common stock issuable upon the exercise of stock options.

 (7) Includes 10,000 shares of common stock issuable upon the exercise of stock options, and 16,240 shares of common stock issuable upon the exercise of warrants issued to Mr. Schefler.

 (8) Includes 419,389 shares of common stock issuable upon the exercise of stock options and 16,240 shares of common stock issuable upon the exercise of warrants.

 (9) Mr. Laifer, as the President, sole director, and principal stockholder of Laifer Capital Management, Inc., may be deemed to be the beneficial owner of 363,100 shares of common stock beneficially owned by Laifer Capital Management, Inc. in its capacity as General Partner and Investment Advisor to Hilltop Partners, L.P., and 359,700 shares of common stock beneficially owned by Laifer Capital Management, Inc. in its capacity as Investment Advisor to various other clients. These clients include (i) various Wolfson family entities, and (ii) Hilltop Offshore Limited. Laifer Capital Management, Inc. has sole voting and dispositive power with respect to the 363,100 shares of common stock beneficially owned by Hilltop Partners, L.P. Laifer Capital Management, Inc. also has sole voting and dispositive power with respect to 49,200 shares of common stock owned by Hilltop Offshore Limited and shared voting and dispositive power with respect to 310,500 shares of common stock beneficially owned by the various Wolfson family entities. The address of Mr. Laifer and Hilltop Partners, L.P. is 45 West 45th Street, New York, NY 10036. Beneficial ownership information is based upon a Schedule 13D/A filed with the SEC dated as of January 8, 1999.

(10) Represents shares of common stock beneficially owned by Putnam Investments, Inc. ("PI"), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("M&MC"), each of which is a registered investment adviser. All of such shares are beneficially owned by subsidiaries of PI that are registered investment advisers. PI has shared dispositive power with respect to all of such shares, and shared voting power with respect to 10,263 of such shares. PI and M&MC disclaim beneficial ownership of such shares, and disclaim any power to vote or dispose of such shares. PI's principal address is One Post Office Square, Boston, Massachusetts, 02109. Beneficial ownership information is based upon a Schedule 13G filed with the SEC dated as of February 11, 1999.

(11) Represents shares of common stock beneficially owned by Jon D. Gruber and
     J. Patterson McBaine in their capacities as the sole directors and executive officers of Gruber and McBaine Capital Management and various other entities controlled by Messrs. Gruber and McBaine. Mr. Gruber has shared voting power and shared dispositive power with respect to 217,300 of such shares, and sole voting power and sole dispositive power with respect to 30,700 of such shares. Mr. McBaine has shared voting power and shared dispositive power with respect to 217,300 of such shares, and sole voting power and sole dispositive power with respect to 12,000 of such shares. The principal address of Messrs. Gruber and McBaine is 50 Osgood Place, Penthouse, San Francisco, California, 94133. Beneficial ownership information is based upon a Schedule 13G filed with the SEC dated as of December 9, 1997.

(12) Represents 206,500 shares of common stock beneficially owned by Geoffery Nixon and various entities over which MCM Associates, Ltd. ("MCM") has sole investment discretion. Mr. Nixon is the sole shareholder, director, and officer of MCM. Mr. Nixon, through joint ownership with his wife, and MCM, as sole investment manager, have sole voting power and sole dispositive power over the shares indicated. Mr. Nixon's principal business address is 11 West 42nd Street, 19th Floor, New York, New York 10036. Beneficial ownership information is based upon a Schedule 13G filed with the SEC dated as of January 29, 1999.

                           DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of serial preferred stock, par value $0.0001 per share. As of June 30, 1999, there were issued and outstanding 4,067,503 shares of common stock and no shares of serial preferred stock. We have also reserved 1,000,000 shares of common stock for issuance under the 1996 Plan and 150,000 shares of common stock for issuance under the 1998 Plan.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of common stock will be entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. Upon our liquidation, dissolution, or winding up, the holders of common stock will be entitled to share ratably in all our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of common stock have no preemptive, subscription, redemption, or conversion rights.

PREFERRED STOCK

     Our board of directors is authorized, subject to any limitations prescribed by Delaware law, but without further action by our stockholders, to provide for the issuance of serial preferred stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The board of directors may authorize and issue serial preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of serial preferred stock may have the effect of delaying, deterring, or preventing a change in control of our company. We have no current plan to issue any shares of serial preferred stock although shares of preferred stock could be issued as a result of our Shareholders' Rights Plan discussed below.

WARRANTS

  Underwriter Warrants

     In connection with our initial public offering, we issued 203,000 common stock purchase warrants (the "Underwriter Warrants"). As of August 11, 1999, all of the Underwriter Warrants remained outstanding. Each Underwriter Warrant entitles the holder thereof to purchase at any time prior to November 21, 2001, one share of common stock at an exercise price of $12.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The shares of our common stock underlying the Underwriter Warrants (the "Underwriter Warrant Shares"), when issued upon the exercise thereof and payment of the purchase price, will be fully paid and nonassessable. The holders of the Underwriter Warrants do not have the rights or privileges of holders of common stock.

     The exercise price and the number of shares of common stock purchasable upon the exercise of the Underwriter Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, and combinations or reclassification on or of the common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of our company with or into another corporation, or sale of all or substantially all of our assets in order to enable holders of Underwriter Warrants to acquire the kind and number of shares that might otherwise have been purchased upon the exercise of the Underwriter Warrants. No adjustments will be made unless such adjustment, or such adjustment when aggregated with subsequent adjustments, would require an increase or decrease of at least $.01 in the exercise price of the Underwriter Warrants.

     We have granted certain "piggy-back" registration rights with respect to the shares of common stock purchasable pursuant to the exercise of the Underwriter Warrants. Under these registration rights, each holder of common stock acquired upon the exercise Underwriter Warrants may request us to register such stock if we propose to register any securities under the securities laws using the same registration form that would be used to register the Underwriter Warrant Shares. We have agreed to pay all expenses associated with any registration of the common stock acquired pursuant to the exercise of the Underwriter Warrants, except that any fees of legal counsel of the holders and underwriter's fees, discounts, or commissions relating to the common stock registered by such holders will be the responsibility of the selling stockholder. The "piggy-back" registration rights of the Under Warrantholders expire on November 21, 2003.

     We have also granted certain "demand" registration rights with respect to the shares of common stock purchasable upon the exercise of the Underwriter Warrants. Under these registration rights, the majority of the holders of the then outstanding Underwriter Warrants and Underwriter Warrant Shares may request us to register such stock. We will not be obligated to effect more than two "demand" registrations. In the event that our registration of common stock is for a public offering involving an underwriting, the holders of a majority of the Underwriter Warrants and Underwriter Warrant Shares will have the right to select the underwriter, subject to our reasonable approval. The "demand" registration rights of the Underwriter Warrantholders expire on November 21, 2001.

  Lender Warrants

     In connection with the June 1997 Credit Facility that is no longer outstanding, we issued 160,000 common stock purchase warrants (the "Lender Warrants"). As of August 11, 1999, all of the Lender Warrants remained outstanding. Each Lender Warrant entitles the holder to purchase, at any time prior to June 25, 2002, with respect to 10,000 Lender Warrants, one share of common stock at an exercise price of $10.18 per share, and with respect to 150,000 Lender Warrants, one share of common stock at an exercise price of $11.38 per share. The share amounts and exercise prices are subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The shares of our common stock underlying the Lender Warrants (the "Lender Warrant Shares"), when issued upon the exercise thereof and payment of the purchase price, will be fully paid and nonassessable. The holders of the Lender Warrants do not have the rights or privileges of holders of common stock.

     The exercise price and the number of shares of common stock purchasable upon the exercise of the Lender Warrants are subject to adjustment upon the occurrence of certain events, including cash dividends, stock dividends, stock splits, and combinations or reclassification on or of the common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of our company with or into another corporation, or sale of all or substantially all of our assets in order to enable holders of Lender Warrants to acquire the kind and number of shares that might otherwise have been purchased upon the exercise of the Lender Warrants. No adjustments will be made unless such adjustment would require an increase or decrease of at least 1% in the number of securities then purchasable under the Lender Warrants.

     We have granted certain "incidental" registration rights with respect to the shares of common stock purchasable pursuant to the exercise of the Lender Warrants. Under these registration rights, each holder of common stock acquired pursuant to the exercise of the Lender Warrants may request us to register such stock if we propose to register any of our equity securities under the securities laws for sale to the public. We have agreed to pay all expenses associated with any registration of the common stock acquired pursuant to the exercise of the Lender Warrants. In the event that our registration of common stock is for a public offering involving an underwriting, the "incidental" registration rights described above will entitle the holders of the Lender Warrants certain preferences to participate in such registration, depending upon whether we propose the registration, or whether other security holders possessing similar registration rights propose the registration. The "incidental" registration rights of the Lender Warrantholders terminate when (1) such securities have been disposed of in accordance with such an effective registration statement, (2) our counsel receives a written opinion that such securities may be sold without registration under the securities laws, (3) the Lender

Warrants expire unexercised or are otherwise terminated, or (4) such securities have been sold through a broker, dealer, or underwriter in a public distribution or a public securities transaction in which the transferee receives a certificate without a restrictive legend.

SENIOR SUBORDINATED NOTES DUE JULY 1, 2008

     In June 1998, we issued the $100 of senior subordinated notes. We used the net proceeds of that offering to finance our acquisition of the European Touch Companies, to repay amounts outstanding under our then existing senior credit facility, to repay certain other indebtedness, and to provide working capital.

     The senior subordinated notes were issued under an Indenture between us, certain of our subsidiaries as guarantors, and State Street Bank and Trust Company of California, N.A., as trustee. The following subsidiaries jointly and severally guarantee the senior subordinated notes: Gena, JDS, ABBA, European Touch, European Touch II, Beauty Products Inc., Cosmetics International Inc., Ft. Pitt Acquisition, Inc., Ft. Pitt-Framesi, Ltd., Styl Institute, Inc., and Styling Technology Nail Corporation.

     The senior subordinated notes will mature on July 1, 2008, unless previously redeemed by us. Interest on the senior subordinated notes is payable semiannually on January 1 and July 1, commencing on January 1, 1999. We have the option to redeem the senior subordinated notes, in whole or in part, at any time on or after July 1, 2003. If we redeem the senior subordinated notes before July 1, 2006, we will be required to pay a premium over the principal amount. On or after that date, the redemption price will be equal to the principal amount. In either event, we must also pay any accrued and unpaid interest to the date of redemption. Upon a Change of Control as defined in the agreement covering the notes, we will be required to make an offer to repurchase all outstanding senior subordinated notes at 101% of the principal amount plus accrued and unpaid interest to the date of repurchase. We are not required to make mandatory redemption or sinking fund payments on the senior subordinated notes.

     The senior subordinated notes are our general unsecured obligations. The senior subordinated notes rank subordinate in right of payment to all senior debt as defined in the agreement covering the notes and senior or pari passu in right of payment to all our existing and future subordinated debt as defined in the agreement covering the notes. The subsidiary guarantees are general unsecured obligations of the guarantors. The guarantees likewise rank subordinate in right of payment to all senior debt of the guarantors and senior or pari passu in right of payment to all existing and future subordinated debt of the guarantors.

SHAREHOLDER RIGHTS PLAN

     We have adopted a Shareholder Rights Plan under which holders of shares of common stock are entitled to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $70, subject to certain antidilution adjustments. The rights will expire 10 years after issuance and will be exercisable on a stock acquisition date. A "stock acquisition date" will occur if (1) a person or group becomes the beneficial owner of 15% or more of our common stock; (2) persons currently holding 15% or more of the common stock acquire an additional 1% or more of the common stock; or (3) a person or group commences a tender or exchange offer that would result in the offeror beneficially owning 15% or more of the common stock. If a stock acquisition date occurs, each right, unless redeemed by us, entitles the holder to purchase an amount of our common stock, or in certain circumstances a combination of securities and/or assets or the common stock of the acquiror, having a market value of twice the exercise price of the right. Rights held by the acquiring person will become void and will not be exercisable to purchase shares at the bargain purchase price.

     The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by us at $.01 per right at any time before a stock acquisition date.

DELAWARE GENERAL CORPORATION LAW AND CERTAIN CHARTER PROVISIONS

     The provisions of our First Amended and Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, or discouraging, delaying, or preventing changes in control or management of our company.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (1) prior to the date at which the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans); or (3) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include mergers, consolidations, stock sales and asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

     Our First Amended and Restated Certificate of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include (a) the authority of the board to fill vacancies on the board, and (b) the authority of the board to issue preferred stock in series with such voting rights and other powers as the board may determine.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Securities Transfer & Trust Inc., Denver, Colorado.

LISTING

     Our common stock trades on the Nasdaq National Market under the symbol "STYL."

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement,
dated           , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, ING Barings LLC, U.S. Bancorp Piper Jaffray Inc., First Security Van Kasper, DLJdirect Inc., and Friedman, Billings, Ramsey & Co., Inc. have severally agreed to purchase from us the respective number of shares of our common stock set forth opposite their names below.

                                                                NUMBER OF
                         UNDERWRITERS:                            SHARES
  Donaldson, Lufkin & Jenrette Securities Corporation.........
  ING Barings LLC.............................................
  U.S. Bancorp Piper Jaffray Inc..............................
  First Security Van Kasper...................................
  DLJdirect Inc...............................................
  Friedman, Billings, Ramsey & Co., Inc. .....................
                                                                ----------
       Total..................................................   4,000,000
                                                                ==========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of our common stock offered in this prospectus are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all of our shares of common stock offered in this prospectus (other than those shares covered by the over-allotment option described below) if any are purchased.

     The underwriters initially propose to offer our shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers, including the
underwriters, at that price less a concession not in excess of $     per share.
The underwriters may allow, and the dealers may re-allow, to certain other
dealers a concession not in excess of $     per share. After the initial
offering of our common stock, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                   PAID BY US
                                                              --------------------
                                                                 NO         FULL
                                                              EXERCISE    EXERCISE
Per share...................................................  $           $
Total.......................................................

     We will pay the offering expenses, estimated to be $700,000.

     We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 600,000 additional shares of our common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of the additional shares based on the underwriter's percentage underwriting commitment as indicated in the preceding table.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make.

     We, our executive officers and directors, and certain of our stockholders, warrant holders, and option holders have agreed, subject to certain exceptions, not to:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common stock for a period of 120 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     However, we may:

     - grant stock options or stock awards under our existing benefit or compensation plans, including our 1996 Stock Option Plan and 1998 Employee Stock Option Plan,

     - issue shares of our common stock upon the exercise of options, warrants or rights or the conversion of currently outstanding securities, and

     - issue, offer and sell shares of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock in transactions not involving a public offering, or in connection with future acquisitions, as long as each recipient of the securities agrees in writing to be bound by the restrictions in this paragraph.

     In addition, during this 120-day period, we have also agreed not to file any registration statement with respect to, and each of our executive officers and directors and certain of our stockholders and option holders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     One of the underwriters of this offering, Friedman, Billings, Ramsey & Co., Inc., was the managing underwriter of our initial public offering in November 1996. For those services, Friedman, Billings, Ramsey & Co., Inc. received normal underwriters' compensation and 101,500 common stock purchase warrants. Each warrant entitles the holder to purchase at any time prior to November 21, 2001, one share of common stock at an exercise price of $12.00 per share, subject to adjustment in accordance with anti-dilution provisions. As of August 11, 1999, all of these warrants remained outstanding. See "Description of Securities -- Warrants -- Underwriter Warrants."

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock offered in this prospectus in any jurisdiction where action for the purpose is required. The shares of our common stock offered in this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the jurisdiction. Persons with this prospectus should inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered in this prospectus in any jurisdiction in which an offer or a solicitation of this kind is unlawful.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot, which would involve syndicate sales in excess of the offering size, creating a syndicate short position. The underwriters may bid for and stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed our common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona and for the underwriters by Thompson & Knight L.L.P., Dallas, Texas.

                                    EXPERTS

     The audited financial statements of Styling Technology Corporation and subsidiaries, Gena Laboratories, Inc., Body Drench (a Division of Designs by Norvell, Inc.), JDS Manufacturing Co., Inc., Kotchammer Investments, Inc., European Touch, Ltd. II, and U.K. ABBA Products, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Ft. Pitt Acquisition, Inc. and subsidiary as of December 31, 1997 and for the year then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to an agreement for the sale of a majority of Ft. Pitt Acquisition, Inc.'s outstanding common stock), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1 with the SEC relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement, exhibits and schedules.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements, and other information with the SEC. These reports, proxy statements, the registration statement, and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site on the Internet that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of this site on the Internet is http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES
Report of Independent Public Accountants....................    F-3
Consolidated Balance Sheets.................................    F-4
Consolidated Statements of Operations.......................    F-5
Consolidated Statements of Stockholders' Equity.............    F-6
Consolidated Statements of Cash Flows.......................    F-7
Notes to Consolidated Financial Statements..................    F-8

STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES UNAUDITED
  PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Introduction to Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................   F-35
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations................................................   F-36
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................   F-37

GENA LABORATORIES, INC.
Report of Independent Public Accountants....................   F-38
Balance Sheets..............................................   F-39
Statements of Operations....................................   F-40
Statements of Stockholders' Equity..........................   F-41
Statements of Cash Flows....................................   F-42
Notes to Financial Statements...............................   F-43

BODY DRENCH (A DIVISION OF DESIGNS BY NORVELL, INC.)
Report of Independent Public Accountants....................   F-49
Balance Sheets..............................................   F-50
Statements of Operations....................................   F-51
Statements of Changes in Owner's Investment.................   F-52
Statements of Cash Flows....................................   F-53
Notes to Financial Statements...............................   F-54

JDS MANUFACTURING CO., INC.
Report of Independent Public Accountants....................   F-57
Balance Sheets..............................................   F-58
Statements of Operations....................................   F-59
Statements of Stockholders' Equity..........................   F-60
Statements of Cash Flows....................................   F-61
Notes to Financial Statements...............................   F-62

KOTCHAMMER INVESTMENTS, INC.
Report of Independent Public Accountants....................   F-65
Balance Sheet...............................................   F-66
Statements of Operations....................................   F-67
Statements of Stockholders' Deficit.........................   F-68
Statements of Cash Flows....................................   F-69
Notes to Financial Statements...............................   F-70

U.K. ABBA PRODUCTS, INC.
Report of Independent Public Accountants....................   F-73
Balance Sheets..............................................   F-74
Statements of Operations....................................   F-75
Statements of Stockholders' Equity..........................   F-76
Statements of Cash Flows....................................   F-77
Notes to Financial Statements...............................   F-78

EUROPEAN TOUCH, LTD. II
Report of Independent Public Accountants....................   F-83
Balance Sheets..............................................   F-84
Statements of Operations....................................   F-85
Statements of Stockholders' Equity..........................   F-86
Statements of Cash Flows....................................   F-87
Notes to Financial Statements...............................   F-88

FT. PITT ACQUISITION, INC. AND SUBSIDIARY
Independent Auditors' Report................................   F-92
Consolidated Balance Sheets.................................   F-93
Consolidated Statements of Operations.......................   F-94
Consolidated Statements of Stockholders' Equity.............   F-95
Consolidated Statements of Cash Flows.......................   F-96
Notes to Consolidated Financial Statements..................   F-97

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Styling Technology Corporation:

     We have audited the accompanying consolidated balance sheets of STYLING TECHNOLOGY CORPORATION, a Delaware corporation, and subsidiaries (the "Company"), as of December 31, 1997 and 1998, and the related consolidated statements of operations and cash flows for the period from November 27, 1996 (commencement of operations) to December 31, 1996 and for the years ended December 31, 1997 and 1998, and the related consolidated statements of stockholders' equity for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from November 27, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  March 15, 1999 (except
  with respect to the matters
  discussed in Note 13,
  as to which the
  date is June 22, 1999).

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                        --------------------------     JUNE 30,
                                                           1997           1998           1999
                                                        -----------   ------------   ------------
                                                                                     (UNAUDITED)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................  $ 3,063,000   $  4,023,000   $  1,512,000
  Accounts receivable, net of allowance for doubtful
     accounts of approximately $1,032,000, $2,882,000,
     and $3,138,000 (unaudited).......................   14,296,000     32,326,000     43,262,000
  Inventories, net....................................   10,951,000     25,375,000     26,948,000
  Prepaid expenses and other current assets...........    2,120,000      4,021,000      6,147,000
                                                        -----------   ------------   ------------
          Total current assets........................   30,430,000     65,745,000     77,869,000
PROPERTY AND EQUIPMENT, net...........................    2,640,000      5,362,000      8,688,000
GOODWILL, INTANGIBLES AND OTHER, net of accumulated
  amortization of approximately $1,375,000,
  $4,749,000, and $7,617,000 (unaudited)..............   59,419,000    148,091,000    152,568,000
                                                        -----------   ------------   ------------
                                                        $92,489,000   $219,198,000   $239,125,000
                                                        ===========   ============   ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................  $ 7,065,000   $ 12,668,000   $ 17,709,000
  Accrued liabilities.................................    3,670,000     10,367,000     10,463,000
  Current portion of long-term debt and other.........    5,647,000      2,768,000      3,474,000
                                                        -----------   ------------   ------------
          Total current liabilities...................   16,382,000     25,803,000     31,646,000
                                                        -----------   ------------   ------------
DEFERRED INCOME TAXES.................................      162,000     19,216,000     19,174,000
                                                        -----------   ------------   ------------
LONG-TERM DEBT AND OTHER, less current portion........   47,377,000    140,366,000    155,652,000
                                                        -----------   ------------   ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.0001 par value, 1,000,000 shares
     authorized, no shares issued and outstanding.....           --             --             --
  Common stock, $.0001 par value, 10,000,000 shares
     authorized, 4,757,000 shares issued and 3,949,000
     shares outstanding at December 31, 1997; and
     4,876,000 shares issued and 4,068,000 shares
     outstanding at December 31, 1998 and June 30,
     1999 (unaudited).................................        1,000          1,000          1,000
  Additional paid-in capital..........................   27,875,000     29,038,000     29,038,000
  Retained earnings...................................    2,492,000      6,574,000      5,414,000
  Treasury stock......................................   (1,800,000)    (1,800,000)    (1,800,000)
                                                        -----------   ------------   ------------
          Total stockholders' equity..................   28,568,000     33,813,000     32,653,000
                                                        -----------   ------------   ------------
                                                        $92,489,000   $219,198,000   $239,125,000
                                                        ===========   ============   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  FOR THE PERIOD FROM
                                   NOVEMBER 27, 1996
                                     (COMMENCEMENT                                               SIX MONTHS      SIX MONTHS
                                   OF OPERATIONS) TO       YEAR ENDED          YEAR ENDED           ENDED           ENDED
                                   DECEMBER 31, 1996    DECEMBER 31, 1997   DECEMBER 31, 1998   JUNE 30, 1998   JUNE 30, 1999
                                  -------------------   -----------------   -----------------   -------------   -------------
                                                                                                 (UNAUDITED)     (UNAUDITED)
NET SALES.......................      $1,083,000           $38,108,000         $90,373,000       $35,299,000     $68,770,000
COST OF SALES...................         571,000            16,756,000          39,222,000        15,492,000      29,857,000
                                      ----------           -----------         -----------       -----------     -----------
          Gross profit..........         512,000            21,352,000          51,151,000        19,807,000      38,913,000
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.......         737,000            12,201,000          32,715,000        11,909,000      25,775,000
CENTRALIZATION AND REENGINEERING
  COSTS.........................              --                    --             422,000                --       1,363,000
PROVISION FOR CANCELLED
  DISTRIBUTORS..................              --                    --                  --                --       5,067,000
                                      ----------           -----------         -----------       -----------     -----------
                                         737,000            12,201,000          33,137,000        11,909,000      32,205,000
                                      ----------           -----------         -----------       -----------     -----------
          Income (loss) from
            operations..........        (225,000)            9,151,000          18,014,000         7,898,000       6,708,000
INTEREST EXPENSE (INCOME) AND
  OTHER, net....................           2,000            (1,847,000)         (9,206,000)        2,628,000       7,874,000
                                      ----------           -----------         -----------       -----------     -----------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM AND INCOME
  TAXES.........................        (223,000)            7,304,000           8,808,000         5,270,000      (1,166,000)
PROVISION FOR (BENEFIT FROM)
  INCOME TAXES..................         (72,000)            3,097,000           3,635,000         2,266,000        (452,000)
                                      ----------           -----------         -----------       -----------     -----------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM............        (151,000)            4,207,000           5,173,000         3,004,000        (714,000)
EXTRAORDINARY ITEM, net of tax
  benefit.......................              --            (1,377,000)         (1,091,000)        1,091,000         446,000
                                      ----------           -----------         -----------       -----------     -----------
NET INCOME (LOSS)...............      $ (151,000)          $ 2,830,000         $ 4,082,000       $ 1,913,000     $(1,160,000)
                                      ==========           ===========         ===========       ===========     ===========
BASIC EARNINGS (LOSS) PER SHARE:
  Income (loss) before
     extraordinary item.........      $    (0.04)          $      1.07         $      1.28       $       .75     $      (.18)
  Extraordinary item, net.......              --                 (0.35)               (.27)             (.27)           (.11)
                                      ----------           -----------         -----------       -----------     -----------
  Net income (loss).............      $    (0.04)          $      0.72         $      1.01       $       .48     $      (.29)
                                      ==========           ===========         ===========       ===========     ===========
  Weighted average shares.......       3,770,000             3,949,000           4,033,000         4,006,000       4,068,000
                                      ==========           ===========         ===========       ===========     ===========
DILUTED EARNINGS (LOSS) PER
  SHARE:
  Income (loss) before
     extraordinary item.........      $    (0.04)          $      1.02         $      1.20       $       .69     $      (.18)
  Extraordinary item, net.......              --                 (0.33)               (.25)             (.25)           (.11)
                                      ----------           -----------         -----------       -----------     -----------
  Net income (loss).............      $    (0.04)          $      0.69         $      0.95       $       .44     $      (.29)
                                      ==========           ===========         ===========       ===========     ===========
  Weighted average shares.......       3,770,000             4,113,000           4,313,000         4,356,000       4,068,000
                                      ==========           ===========         ===========       ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON STOCK                       RETAINED
                                   --------------------   ADDITIONAL      EARNINGS                       TOTAL
                                     SHARES      COMMON     PAID-IN     (ACCUMULATED    TREASURY     STOCKHOLDERS'
                                   OUTSTANDING   STOCK      CAPITAL       DEFICIT)        STOCK         EQUITY
                                   -----------   ------   -----------   ------------   -----------   -------------
BALANCE, December 31, 1995.......   1,616,000    $1,000   $        --   $        --    $        --    $     1,000
  Issuance of common stock and
     warrants....................      20,000       --        179,000      (187,000)            --         (8,000)
  Issuance of common stock and
     warrants in initial public
     offering, net of offering
     costs of approximately
     $1,351,000..................   3,116,000       --     27,227,000            --             --     27,227,000
  Issuance of common stock in KII
     acquisition.................       5,000       --         50,000            --             --         50,000
  Purchase of 808,000 shares of
     treasury stock..............    (808,000)      --             --            --     (1,800,000)    (1,800,000)
  Net loss for the period from
     November 27, 1996
     (commencement of operations)
     to December 31, 1996........          --       --             --      (151,000)            --       (151,000)
                                   ----------    ------   -----------   -----------    -----------    -----------
BALANCE, December 31, 1996.......   3,949,000    1,000     27,456,000      (338,000)    (1,800,000)    25,319,000
  Issuance of warrants...........          --       --        419,000            --             --        419,000
  Net income.....................          --       --             --     2,830,000             --      2,830,000
                                   ----------    ------   -----------   -----------    -----------    -----------
BALANCE, December 31, 1997.......   3,949,000    1,000     27,875,000     2,492,000     (1,800,000)    28,568,000
  Issuance of common stock on
     exercise of stock options
     and warrants................     119,000       --        426,000            --             --        426,000
  Tax benefit from stock options
     exercised...................          --       --        737,000            --             --        737,000
  Net income.....................          --       --             --     4,082,000             --      4,082,000
                                   ----------    ------   -----------   -----------    -----------    -----------
BALANCE, December 31, 1998.......   4,068,000    1,000     29,038,000     6,574,000     (1,800,000)    33,813,000
  Net loss (unaudited)...........          --       --             --    (1,160,000)            --     (1,160,000)
                                   ----------    ------   -----------   -----------    -----------    -----------
BALANCE, June 30, 1999
  (unaudited)....................   4,068,000    $1,000   $29,038,000   $ 5,414,000    $(1,800,000)   $32,653,000
                                   ==========    ======   ===========   ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   FOR THE PERIOD
                                                        FROM
                                                    NOVEMBER 27,                                   SIX MONTHS     SIX MONTHS
                                                      1996 TO                                        ENDED          ENDED
                                                    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,     JUNE 30,       JUNE 30,
                                                        1996            1997           1998           1998           1999
                                                   --------------   ------------   ------------   ------------   ------------
                                                                                                  (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................   $   (151,000)   $ 2,830,000    $ 4,082,000    $  1,913,000   $ (1,160,000)
  Adjustments to reconcile net income (loss) to
    net cash used in operating activities --
    Depreciation and amortization................         97,000      1,846,000      5,187,000       1,856,000      3,492,000
    Provision for cancelled distributors.........             --             --             --              --      5,067,000
    Interest accretion to note payable...........             --        174,000        159,000          87,000             --
    Extraordinary loss on early extinguishment of
       debt......................................             --      1,377,000      1,091,000              --             --
  Changes in assets and liabilities --
    Accounts receivable, net.....................        532,000     (7,405,000)   (10,549,000)     (3,665,000)   (16,003,000)
    Inventories, net.............................        (21,000)    (2,992,000)    (8,364,000)     (1,551,000)    (1,573,000)
    Prepaid expenses and other assets............        (36,000)    (1,730,000)      (198,000)       (363,000)    (5,064,000)
    Accounts payable and accrued liabilities.....       (788,000)     3,520,000      1,807,000      (2,796,000)     6,346,000
                                                    ------------    ------------   ------------   ------------   ------------
         Net cash used in operating activities...       (367,000)    (2,380,000)    (6,785,000)     (4,519,000)    (8,895,000)
                                                    ------------    ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of acquired businesses, net of cash
    acquired.....................................    (20,523,000)   (45,150,000)   (62,677,000)    (31,469,000)            --
  Purchases of property and equipment............        (46,000)      (582,000)    (1,962,000)       (668,000)    (3,440,000)
  Changes in other assets, net...................             --             --     (4,251,000)       (957,000)    (2,883,000)
                                                    ------------    ------------   ------------   ------------   ------------
         Net cash used in investing activities...    (20,569,000)   (45,732,000)   (68,890,000)    (33,094,000)    (6,323,000)
                                                    ------------    ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of
    offering and acquisition costs...............     27,227,000             --             --              --             --
  Proceeds from credit facilities, net of
    financing costs..............................             --     71,633,000     47,298,000      10,265,000     72,469,000
  Proceeds from bond offering, net of financing
    costs........................................             --             --     96,400,000      96,400,000             --
  Exercise of stock options......................             --             --      1,163,000         197,000             --
  Payments on long-term debt.....................             --    (24,949,000)   (68,226,000)    (60,655,000)   (59,762,000)
  Purchase of treasury stock.....................     (1,800,000)            --             --              --             --
                                                    ------------    ------------   ------------   ------------   ------------
         Net cash provided by financing
           activities............................     25,427,000     46,684,000     76,635,000      46,207,000     12,707,000
                                                    ------------    ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................      4,491,000     (1,428,000)       960,000       8,594,000     (2,511,000)
CASH AND CASH EQUIVALENTS, beginning of period...             --      4,491,000      3,063,000       3,063,000      4,023,000
                                                    ------------    ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of period.........   $  4,491,000    $ 3,063,000    $ 4,023,000    $ 11,657,000   $  1,512,000
                                                    ============    ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for income taxes.....................   $         --    $ 1,727,000    $ 2,634,000    $  1,637,000   $      7,500
                                                    ============    ============   ============   ============   ============
  Cash paid for interest.........................   $         --    $ 1,155,000    $ 3,699,000    $  1,983,000   $  7,410,000
                                                    ============    ============   ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) FORMATION OF THE COMPANY:

  Initial Public Offering and the Initial Businesses

     Styling Technology Corporation (the "Company") was formed in June 1995. From June 1995 through November 26, 1996, the Company conducted no operations and its only activities related to negotiating acquisitions and related financing. In November 1996, the Company completed an initial public offering (the "IPO") of 3,116,000 shares of its common stock. Simultaneously with the consummation of the IPO, the Company acquired in separate transactions four businesses that develop, produce, and market professional salon products. Prior to the IPO, the Company effected a 0.808-for-1 reverse stock split on all its outstanding common stock. As a result, all share amounts were adjusted to give effect to the reverse split.

     Upon consummation of the IPO, the Company acquired all of the outstanding stock of Gena Laboratories, Inc. and JDS Manufacturing Co., Inc. and certain assets and liabilities of the Body Drench Division of Designs by Norvell, Inc. and Kotchammer Investments, Inc. (collectively, the "Initial Businesses"). The cost of the Initial Businesses, including direct acquisition costs, was approximately $22.9 million. The combined purchase price was funded with approximately $20.8 million in cash from the net proceeds of the IPO, and approximately $2.1 million of seller carryback financing and issuance of common stock. The acquisitions were accounted for using the purchase method of accounting. The purchase price was allocated based on the fair market value of the assets and liabilities acquired. Approximately $5.2 million was allocated to current assets, approximately $1.1 million to property and equipment, approximately $5.0 million to current liabilities, and approximately $0.3 million to long-term debt. Approximately $21.9 million of the purchase price represents costs in excess of fair values acquired, and was recorded as goodwill.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The consolidated financial statements include all the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. All references to the Company herein refer to Styling Technology Corporation and its subsidiaries.

  Cash and Cash Equivalents and Concentrations of Credit Risk

     All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents. Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade receivables. The Company believes that it places its cash and cash equivalents in high quality credit institutions. Concentration of credit risk is limited due to the large number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Inventories

     Inventories are valued at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventories for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

Inventories consist of the following:

                                                            DECEMBER 31,
                                                      -------------------------
                                                         1997          1998
                                                      -----------   -----------
Raw materials and work-in-process...................  $ 2,594,000   $ 8,612,000
Finished goods......................................    8,357,000    16,763,000
                                                      -----------   -----------
                                                      $10,951,000   $25,375,000
                                                      ===========   ===========

  Property and Equipment

     Property and equipment are recorded at cost, and depreciation on property and equipment is provided using the straight-line method over their estimated useful lives.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred.

  Goodwill, Intangibles and Other

     Goodwill is the cost in excess of fair value of net tangible assets of acquired businesses and is amortized using the straight-line method over 25 years. Other intangible assets include the cost assigned to an exclusive license, which is being amortized using the straight-line method over its contractual life of 40 years. The Company continually evaluates whether events and circumstances have occurred subsequent to acquisitions that indicate the remaining estimated useful life of goodwill or other intangible assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that goodwill or other intangible assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted future cash flows over the remaining life in measuring whether the goodwill or other intangible assets are recoverable. Goodwill and other intangibles, net of accumulated amortization, was $56,506,000, $139,566,000, and $139,942,000
(unaudited) at December 31, 1997, December 31, 1998, and June 30, 1999, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, debt and letters of credit. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short-term maturities of these instruments. The carrying amount on the debt is estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt with similar terms and remaining maturities. The carrying amount of the letters of credit reflects fair value as the related fees are competitively determined in the marketplace. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

  Revenue Recognition

     The Company recognizes revenue from sales upon shipment or when title passes.

  Business Process Reengineering Charges and Exit Costs Of Acquired Businesses

     During the third quarter of 1998, the Company implemented a strategic consolidation initiative, which included the centralization of its operations into its new primary facility located in Scottsdale, Arizona. This initiative included the closing of several of its facilities. In addition, the Company is combining the reengineering of its business processes with an Enterprise Resource Planning (ERP) information technology transformation. During the year ended December 31, 1998, the Company recorded a pre-tax charge of $422,000 related to the reengineering of its business processes, as prescribed under EITF 97-13, Accounting for Business Process Reengineering-Consulting Costs. EITF 97-13 requires companies to expense all costs related to business process reengineering activities, whether done internally or by third parties as they are incurred. In addition, the Company accrued approximately $3.5 million in connection with management's plan to close the facilities of certain businesses acquired during 1998, as prescribed in EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Under this requirement, the Company has accrued certain costs as part of the acquisitions during 1998, based on a specific plan identified by management to close these specific facilities. During the year, the Company charged approximately $1.5 million against this accrual related to direct costs paid to exit these activities, which included employee severance costs, costs associated with the physical closing of the facilities, and external consulting costs. The balance of this accrual of approximately $2.0 million is included in accrued liabilities in the accompanying 1998 consolidated balance sheet.

  Income Taxes

     The Company provides for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and carryforwards. This method requires recognition of deferred tax assets for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

  Other Assets

     Other assets consist primarily of the following: (i) deferred financing costs associated with the Company completing various financings transactions (see Note 6) and (ii) deferred tax assets (see Note 8). Deferred financing costs are amortized over the life of the related obligation. The Company recorded approximately $170,000 and $333,000 in deferred financing cost amortization for the years ended December 31, 1997 and 1998, respectively.

  Recently Issued Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Boards ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The statement is presently effective for the Company's quarter ending March 31, 2000. The Company is currently evaluating the impact that SFAS No. 133 will have on its future results of operations and financial position.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

     Effective January 1, 1998, the Company adopted SFAS No. 130 Reporting Comprehensive Income. This statement requires the Company to classify items of other comprehensive income, defined to be the change in equity of the Company during the period from transactions and other events and circumstances from non-owner sources, in a separate financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital. Adoption of this standard did not have an effect on the Company's financial statements as the Company has no items of other comprehensive income for any period presented.

     During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of SOP 98-5 did not have a material effect on the Company's financial position or results of operations (unaudited).

  Unaudited Interim Financial Data

     The unaudited interim financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. Operating results and cash flows for the six months ended June 30, 1998 and 1999 are not necessarily indicative of the results that will be achieved for the full year.

  Earnings (Loss) Per Share

     In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which supersedes Accounting Principles Board Opinion No. 15. SFAS No. 128 modifies the calculation of primary and fully diluted earnings per share (EPS) and replaces them with basic and diluted EPS. SFAS No. 128 is effective for financial statements for both interim and annual periods presented after December 15, 1997, and as a result, all prior-period EPS data presented herein has been restated.

     A reconciliation of the numerators and denominators of the basic and diluted EPS computations for the period from November 27, 1996 to December 31, 1996 and the years ended December 31, 1997 and 1998 is as follows:

                                           1996                                  1997                            1998
                           ------------------------------------   -----------------------------------   ----------------------
                                        EFFECT OF                              EFFECT OF                             EFFECT OF
                                          STOCK                                  STOCK                                 STOCK
                                         OPTIONS                                OPTIONS                               OPTIONS
                             BASIC         AND        DILUTED       BASIC         AND       DILUTED       BASIC         AND
                              EPS        WARRANTS       EPS          EPS       WARRANTS       EPS          EPS       WARRANTS
                           ----------   ----------   ----------   ----------   ---------   ----------   ----------   ---------
Income (loss) before
  extraordinary item.....  $ (151,000)          --   $ (151,000)  $4,207,000         --    $4,207,000   $5,173,000         --
Extraordinary item,
  net....................          --           --           --    1,377,000         --     1,377,000    1,091,000         --
                           ----------   ----------   ----------   ----------    -------    ----------   ----------    -------
Net income (loss)
  (numerator)............  $ (151,000)          --   $ (151,000)  $2,830,000         --    $2,830,000   $4,082,000         --
                           ==========   ==========   ==========   ==========    =======    ==========   ==========    =======
Shares (denominator).....   3,770,000           --    3,770,000    3,949,000    164,000     4,113,000    4,033,000    280,000
                           ==========   ==========   ==========   ==========    =======    ==========   ==========    =======
Per share amount --income
  (loss) before
  extraordinary item.....  $    (0.04)               $    (0.04)  $     1.07               $     1.02   $     1.28
Per share amount --
  extraordinary item,
  net....................          --                        --        (0.35)                   (0.33)       (0.27)
                           ----------                ----------   ----------               ----------   ----------
Per share amount -- net
  income (loss)..........  $    (0.04)               $    (0.04)  $     0.72               $     0.69   $     1.01
                           ==========                ==========   ==========               ==========   ==========

                              1998
                           ----------

                            DILUTED
                              EPS
                           ----------
Income (loss) before
  extraordinary item.....  $5,173,000
Extraordinary item,
  net....................   1,091,000
                           ----------
Net income (loss)
  (numerator)............  $4,082,000
                           ==========
Shares (denominator).....   4,313,000
                           ==========
Per share amount --income
  (loss) before
  extraordinary item.....  $     1.20
Per share amount --
  extraordinary item,
  net....................       (0.25)
                           ----------
Per share amount -- net
  income (loss)..........  $     0.95
                           ==========

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                                      SIX MONTHS ENDED JUNE 30, 1998         SIX MONTHS ENDED JUNE 30, 1999
                                                    -----------------------------------   -------------------------------------
                                                                 EFFECT OF                              EFFECT OF
                                                                   STOCK                                  STOCK
                                                                  OPTIONS                                OPTIONS
                                                      BASIC         AND       DILUTED        BASIC         AND        DILUTED
                                                       EPS       WARRANTS       EPS           EPS       WARRANTS        EPS
                                                    ----------   ---------   ----------   -----------   ---------   -----------
Income (loss) before extraordinary item...........  $3,004,000         --    $3,004,000   $  (714,000)        --    $  (714,000)
Extraordinary item, net...........................   1,091,000         --     1,091,000       446,000         --        446,000
                                                    ----------    -------    ----------   -----------    -------    -----------
Net income (loss).................................  $1,913,000         --    $1,913,000   $(1,160,000)        --    $(1,160,000)
                                                    ==========    =======    ==========   ===========    =======    ===========
Shares............................................   4,006,000    350,000     4,356,000     4,068,000         --      4,068,000
                                                    ==========    =======    ==========   ===========    =======    ===========
Per share amount -- income (loss) before
  extraordinary item..............................  $     0.75               $     0.69   $     (0.18)              $     (0.18)
Per share amount -- extraordinary item, net.......       (0.27)                   (0.25)        (0.11)                    (0.11)
                                                    ----------               ----------   -----------               -----------
Per share amount -- net income (loss).............  $     0.48               $     0.44   $     (0.29)              $     (0.29)
                                                    ==========               ==========   ===========               ===========

     For the period from November 27, 1996 to December 31, 1996 and the six months ended June 30, 1999, no common stock equivalents were considered in the EPS calculations as their effect was antidilutive. For purposes of applying the treasury stock method, the Company has assumed that it will fully utilize tax deductions arising from the assumed exercise of non-qualified stock options.

(3) BUSINESS COMBINATIONS:

     During March 1997, the Company acquired inventory and other assets of the Utopia product line of high-end tanning products from Creative Laboratories, Inc. for approximately $350,000 in cash.

     On June 25, 1997, the Company acquired all of the issued and outstanding common stock of U.K. ABBA Products ("ABBA") which produces a proprietary line of aromatherapy-based professional hair care products. The Company paid a purchase price of approximately $20 million in cash for the ABBA common stock. In connection with the ABBA acquisition, the Company also negotiated approximately $1.1 million in facilitation fees, payable over three years, to certain former shareholders of ABBA for pre-closing efforts to facilitate completion of the acquisition (see Note 6). The Company satisfied its obligation with respect to this facilitation agreement during 1998. The ABBA acquisition was accounted for under the purchase method of accounting.

     On December 10, 1997, the Company acquired certain assets and assumed certain liabilities of Inverness Corporation and Inverness (UK) Limited (together "Inverness"). Inverness produces salon and retail hair removal apparatus and products under the brand names "One Touch" and "Clean + Easy." The Company paid a purchase price consisting of (i) $16.5 million in cash, and (ii) an additional $3.5 million in cash held in escrow pending release contingent upon the successful transition of the manufacture of certain hair removal appliances to offshore manufacturing. The Inverness acquisition was accounted for under the purchase method of accounting.

     In May 1998, the Company acquired substantially all of the assets and assumed certain operating liabilities of Pro Finish USA, Ltd., a producer of name-brand professional nail enhancement and nail care products. The Company paid a purchase price of approximately $5.0 million in cash. The acquisition was accounted for using the purchase method of accounting.

     In June 1998, the Company acquired European Touch Co. and two related companies (collectively "European Touch") and European Touch, Ltd. II. European Touch is a developer, producer, and marketer of professional nail enhancement and treatment products, and European Touch II, Ltd. II is a developer, producer, and marketer of salon pedicure equipment. These companies were purchased for a combined purchase price of approximately $25.0 million in cash, using the purchase method of accounting.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

     In August 1998, the Company acquired a controlling interest in Ft. Pitt Acquisition, Inc. ("Fort Pitt") and its 90% owned subsidiary, Ft. Pitt-Framesi, Ltd. (together "Framesi USA"). Framesi USA holds exclusive license rights for the sale in the United States and most of Latin America of Framesi hair color products along with its complementary Biogenol line of shampoos, conditioners, and styling products. The Company paid approximately $33.0 million for the Fort Pitt stock, in the form of cash and seller carryback financing of approximately $5.0 million. The acquisition was accounted for using the purchase method of accounting. As of December 31, 1998, the Company owned approximately 85% of Fort Pitt. The excess of the purchase price paid over the net assets was allocated to the exclusive license rights, which is being amortized over its contractual life of 40 years.

     The following table summarizes acquisitions for the two years ended December 31, 1997 and 1998.

                                                                 1997          1998
                                                              -----------   -----------
Accounts receivable.........................................  $ 5,251,000   $ 7,481,000
Inventories.................................................    5,324,000     6,060,000
Other assets................................................    1,475,000       803,000
Property and equipment......................................    1,316,000       968,000
Assumed accounts payable and accrued liabilities............   (2,861,000)   (9,563,000)
Assumed debt................................................           --    (1,716,000)
                                                              -----------   -----------
Net assets acquired.........................................   10,505,000     4,033,000
Cash paid at closing for purchase price and acquisition
  costs.....................................................   45,150,000    62,677,000
                                                              -----------   -----------
Goodwill and other intangibles..............................  $34,645,000   $58,644,000
                                                              ===========   ===========

  Unaudited Pro Forma Consolidated Results of Operations

     The following table depicts, for the years ended December 31, 1997 and 1998, unaudited pro forma consolidated information as if all of the companies acquired in 1997 and 1998 were acquired on January 1, 1997.

                                                        1997           1998
                                                    ------------   ------------
Net sales.........................................  $111,033,000   $115,608,000
Income before extraordinary item..................     3,679,000      3,404,000
Basic earnings per share before extraordinary
  item............................................          0.93           0.84
Diluted earnings per share before extraordinary
  item............................................          0.89           0.79

     The unaudited pro forma financial data is for informational purposes only, is not necessarily indicative of the results of operations had the acquisitions occurred on January 1, 1997 and is not necessarily indicative of future operating results.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

(4) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at December 31:

                                                        USEFUL
                                                         LIVES
                                                        (YEARS)      1997         1998
                                                        -------   ----------   -----------
Land..................................................     --     $  150,000   $   150,000
Building and leasehold improvements...................   7-40        594,000     1,065,000
Machinery and equipment...............................    3-7      1,559,000     1,706,000
Furniture and fixtures................................      7        375,000     1,326,000
Computers, vehicles and other.........................    3-5        356,000     4,216,000
                                                                  ----------   -----------
                                                                   3,034,000     8,463,000
Less -- accumulated depreciation......................              (394,000)   (3,101,000)
                                                                  ----------   -----------
                                                                  $2,640,000   $ 5,362,000
                                                                  ==========   ===========

     The Company recorded approximately $11,000, $383,000 and $1,342,000 in depreciation expense during the period from November 27, 1996 to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively, which is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

(5) ACCRUED LIABILITIES:

     Accrued liabilities consist of amounts accrued but unpaid as of December 31, 1997 and 1998. Accrued interest at December 31, 1997 and December 31, 1998 was $291,000 and $5,798,000, respectively. Accrued liabilities also include commissions, professional fees, taxes, payroll, and other liabilities.

(6) LONG-TERM DEBT AND OTHER:

     Long-term debt and other consists of the following at December 31:

                                                                1997           1998
                                                             -----------   ------------
Senior subordinated notes (the "Notes"), bearing interest
  at 10 7/8%, maturing 2008................................  $        --   $100,000,000
Senior credit facility (the "1998 Credit Facility"),
  collateralized by substantially all the assets of the
  Company, maturing through June 2003......................           --     37,033,000
Seller carryback financing, related to the acquisition of
  Ft. Pitt Acquisition, Inc., bearing interest at 6%,
  maturing through August 2001.............................           --      5,000,000
Unsecured note payable of Ft. Pitt Acquisition, Inc. ......           --      1,101,000
Senior credit facility (the "December 1997 Credit
  Facility"), collateralized by substantially all the
  assets of the Company, paid in full in June 1998.........   50,000,000             --
Gena Note, paid in full in November 1998...................    1,841,000             --
Other......................................................    1,183,000             --
                                                             -----------   ------------
                                                              53,024,000    143,134,000
Less: current portion......................................   (5,647,000)    (2,768,000)
                                                             -----------   ------------
                                                             $47,377,000   $140,366,000
                                                             ===========   ============

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

     Aggregate future maturities of long-term debt and other are as follows at December 31, 1998:

1999...................................................  $  2,768,000
2000...................................................     6,304,000
2001...................................................     5,444,000
2002...................................................     3,076,000
2003...................................................    25,542,000
Thereafter.............................................   100,000,000
                                                         ------------
                                                         $143,134,000
                                                         ============

  Senior Credit Facilities

     In December 1997, in connection with the acquisition of Clean & Easy and One Touch product lines, the Company extinguished a previous credit facility and entered into the December 1997 Credit Facility. The December 1997 Credit Facility was a seven-year, $75 million credit facility with a group of banks with Credit Agricole Indosuez acting as agent. In connection with the extinguishment of the previous credit facility, the Company took an extraordinary non-cash charge of approximately $1.4 million, net of income taxes, related to the write-off of unamortized financing costs.

     In connection with the Note Offering as defined below, the Company entered into the 1998 Credit Facility. The 1998 Credit Facility is a five-year, $50.0 million senior credit facility with a group of banks for whom NationsBank, N.A. and Bank of Boston, N.A. acted as co-agents. The 1998 Credit Facility consists of two separate loans: a $25.0 million acquisition term loan and a $25.0 million revolving line of credit. The interest on the 1998 Credit Facility is paid quarterly and the interest rate is determined by the base rate (the "Base Rate"), as defined in the credit agreement. The Base Rate is equal to the higher of (a) the sum of (i) 0.50% plus (ii) the Federal Funds Rate plus (iii) the Applicable Base Rate Margin or (b) the sum of (i) the Prime Rate plus (ii) the Applicable Base Rate Margin. Principal payments on the acquisition term loan are paid quarterly beginning in March 2000. Principal payments on the revolving line of credit are due on the maturity date. The acquisition term loan and the revolving line of credit mature in June 2003. The revolving line of credit will be used for working capital purposes. The Company has the option to convert the interest rates relating to any of the loans to LIBOR plus 150 to 250 basis points. If the Company converts to the LIBOR-based interest rate, interest is paid on the LIBOR-based maturity date, which is generally three months from the conversion date (see Note 13).

     As of December 31, 1998, the Company had borrowed approximately $12.0 million under the revolving line of credit for working capital purposes including financing the inventory and receivable buildup related to the launch of the ABBA packaging and funding capital expenditures associated with the centralization and reengineering project undertaken during the fourth quarter of 1998. In addition, the borrowing was used to repay debt created in conjunction with the IPO in November 1996 as well as to repay existing debt assumed in the acquisition of Framesi USA.

  Notes

     On June 23, 1998, the Company issued the Notes in an offering (the "Note Offering") exempt from registration under the Securities Act of 1933. Interest under the Notes is payable semi-annually in arrears commencing January 1, 1999, and the Notes are not callable until July 2003 subject to the terms of the Indenture under which the Notes were issued. The Company filed a registration statement under the Securities Act, relating to an exchange offer for these Notes, which was declared effective in August 1998. The proceeds from the Note Offering were used to finance the purchase price and related costs of acquiring all of the issued and outstanding capital stock of European Touch and European Touch, Ltd. II, to repay existing indebtedness (including the Company's December 1997 Credit Facility) and for working capital purposes.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

The Company reported an extraordinary, non-cash charge of approximately $1.1 million, net of taxes, or $0.25 per diluted share, related to unamortized financing costs associated with the repayment of the December 1997 Credit Facility.

  Debt Covenants

     The 1998 Credit Facility agreement contains provisions that, among other things, require the Company to comply with certain financial ratios and net worth requirements and limits the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, sell assets, or engage in certain mergers or consolidations. At December 31, 1998, the Company was in compliance with all applicable financial covenants.

     The Notes described above are general unsecured obligations of the Company and are unconditionally guaranteed on a joint and several basis by all of the Company's wholly owned current and future subsidiaries (see Note 14).

     Interest Rate Protection

     In connection with the 1998 Credit Facility, the Company maintains certain interest rate protection instruments. As of December 31, 1998, the Company has entered into interest rate swap and interest rate cap agreements (the "Agreements") to reduce the impact of changes in interests rates. The Company is exposed to a risk of credit loss in the event of nonperformance by financial institutions that are also party to the Agreements. However, the Company believes that, based on the high creditworthiness of these counterparties, nonperformance is unlikely. The following is a summary of the Company's Agreements as of December 31, 1998:

                COMPANY'S         NOTIONAL
  INSTRUMENT  EFFECTIVE RATE       AMOUNT
  ----------  --------------   --------------
     Swap          8.50%        $12,500,000
     Cap          10.25%         12,500,000
                                -----------
                                $25,000,000
                                ===========

(7) STOCKHOLDERS' EQUITY:

     Treasury Stock

     In October 1996, the Company entered into a stock repurchase agreement with a founder, pursuant to which the founder agreed to sell approximately 808,000 shares of Company's common stock to the Company for $1.8 million, payable upon consummation of the IPO. Accordingly, upon consummation of the IPO, the founder was no longer a stockholder of the Company.

     Initial Public Offering

     In November 1996, the Company completed the IPO, selling approximately 2.9 million shares of its common stock with an issue price of $10.00 per share. During December 1996, the Company's underwriters exercised an over allotment option, resulting in the issuance of approximately 216,000 additional shares. Net proceeds from the IPO and over allotment option amounted to approximately $27.2 million.

     Warrants

     In connection with a previous credit facility, the Company issued 160,000 five year warrants to lenders with exercise prices between $10.18 and $11.38 per share. In connection with the IPO, the Company issued 203,000 five-year warrants to its underwriters with an exercise price of $12.00 per share. These warrants have

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES been recorded at fair value as additional paid-in capital in the accompanying consolidated balance sheets. Prior to the IPO, the Company issued 20,000 warrants with an exercise price $12.50 per share. During 1998, this warrant holder exercised all 20,000 warrants.

     Shareholder Rights Plan

     During February 1999, the Company's Board of Directors adopted a shareholder rights plan, which authorized the distribution of one right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $70, subject to certain antidilution adjustments. The rights will expire 10 years after issuance and will be exercisable if (i) a person or group becomes the beneficial owner of 15% or more of the Company's common stock; (ii) persons currently holding 15% or more of the common stock acquire an additional 1% or more of the common stock; or (iii) a person or group commences a tender or exchange offer that would result in the offeror beneficially owning 15% or more of the common stock (a "Stock Acquisition Date"). If a Stock Acquisition Date occurs, each right, unless redeemed by the Company, entitles the holder to purchase an amount of common stock of the Company, or in certain circumstances a combination of securities and/or assets or the common stock of the acquiror, having a market value of twice the exercise price of the right. Rights held by the acquiring person will become void and will not be exercisable to purchase shares at the bargain purchase price.

     Stock Options

     At the initial capitalization of the Company, 162,000 stock options to purchase shares of the common stock of the Company were issued to an officer with an exercise price of $0.10 per share. During the year ended December 31, 1998, approximately 72,000 stock options were cancelled in connection with the officer's retirement.

     During 1996, the Company adopted the 1996 Stock Option Plan, which was amended during 1998 to provide up to 750,000 incentive and nonqualified stock options to acquire common stock of the Company to key personnel and directors of the Company.

     During 1998, the Company adopted the 1998 Employee Stock Option Plan, which provides for the grant of up to 150,000 nonqualified stock options to acquire common stock of the Company to employees of the Company. On December 14, 1998, the Company repriced 246,000 options.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

     A summary of the status of all the Company's stock options at December 31, 1996, 1997 and 1998 and changes during the periods ended is presented in the following table:

                                    1996                  1997                  1998
                             -------------------   -------------------   -------------------
                                        WEIGHTED              WEIGHTED              WEIGHTED
                                        AVERAGE               AVERAGE               AVERAGE
                                        EXERCISE              EXERCISE              EXERCISE
                             OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                             --------   --------   --------   --------   --------   --------
Outstanding at beginning of
  year.....................   162,000    $  .10     250,000    $ 3.58     549,000    $ 7.38
  Granted..................    88,000     10.00     430,000     10.57     694,000     12.83
  Exercised................        --        --          --        --     (99,000)     1.87
  Canceled.................        --        --    (131,000)    10.60    (350,000)    12.09
                             --------    ------    --------    ------    --------    ------
Outstanding at end of
  year.....................   250,000    $ 3.58     549,000    $ 7.38     794,000    $10.76
                             ========    ======    ========    ======    ========    ======
Exercisable at end of
  year.....................    18,000    $10.00     136,000    $ 9.71     279,000    $10.10
                             ========    ======    ========    ======    ========    ======
Weighted average fair value
  per share of options
  granted..................  $   5.65              $   4.13              $   5.44
                             ========              ========              ========

     Options outstanding at December 31, 1998 have exercise prices between $0.10 and $24.00. Of the options, 9,000 options have an exercise price of $0.10 with a remaining average contractual life of 6.1 years, and are fully vested; 597,000 options have exercise prices between $9.25 and $11.38 with a remaining average contractual life of 9.03 years, with vesting between one and five years; and 188,000 options have exercise prices between $11.80 and $24.00 with a remaining average contractual life of 9.57 years, with vesting between one and five years.

     The following pro forma disclosures of net income (loss) are made assuming the Company had accounted for the stock options pursuant to the provision of SFAS No. 123, Accounting for Stock-Based Compensation.

                                           FOR THE PERIOD
                                                FROM
                                            NOVEMBER 27,
                                                1996
                                            (COMMENCEMENT
                                          OF OPERATIONS) TO
                                            DECEMBER 31,       DECEMBER 31,    DECEMBER 31,
                                                1996               1997            1998
                                          -----------------    ------------    ------------
Income (loss) before extraordinary item
  As reported...........................      $(151,000)       $ 4,207,000     $ 5,173,000
  Pro forma.............................       (226,000)         3,876,000       4,371,000
  Diluted EPS -- as reported............          (0.04)              1.02            1.20
  Diluted EPS -- pro forma..............          (0.06)              0.94            1.01
Extraordinary item, net
  As reported...........................             --         (1,337,000)     (1,091,000)
  Diluted EPS -- as reported............             --              (0.33)          (0.25)
Net income (loss)
  As reported...........................       (151,000)         2,830,000       4,082,000
  Pro forma.............................       (226,000)         2,539,000       3,280,000
  Diluted EPS -- as reported............          (0.04)              0.69            0.95
  Diluted EPS -- pro forma..............          (0.06)              0.62            0.76

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

     The fair value of each option is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rates of 5.85%, expected lives of 3.8 years, and a volatility factor of 60%. The weighted average assumptions used for grants in 1997 were as follows: risk-free interest rates of 5.99% to 6.62%, expected lives of two to six years, and a volatility factor of 38.59%. The weighted average assumptions used for grants in 1998 were as follows: risk-free interest rates of 4.98%, expected lives of 4.97 years, and a volatility factor of 43.07%. The assumed dividend yield is zero for 1996, 1997 and 1998.

(8) INCOME TAXES:

     The provision for (benefit from) income taxes for the period from November 27, 1996 to December 31, 1996 and for the years ended December 31, 1997, and 1998 consists of the following:

                                            1996         1997          1998
                                          --------    ----------    ----------
Current expense.........................  $     --    $3,146,000    $       --
Deferred expense (benefit)..............   (72,000)      (49,000)    3,635,000
                                          --------    ----------    ----------
Net income tax expense (benefit)........  $(72,000)   $3,097,000    $3,635,000
                                          ========    ==========    ==========

     The components of the deferred tax accounts as of December 31, 1997 and 1998, consist of the following:

                                                      1997           1998
                                                    ---------    ------------
Current deferred tax assets
     Reserves and other accruals..................  $ 232,000    $    932,000
     Inventory capitalization.....................    222,000       1,298,000
     Other........................................      8,000              --
                                                    ---------    ------------
Total current deferred tax assets.................    462,000       2,230,000
                                                    ---------    ------------
Long term deferred tax assets
     Reserves and accruals........................         --       2,562,000
                                                    ---------    ------------
Total long term deferred tax assets...............         --       2,562,000
                                                    ---------    ------------
Non-current deferred tax liabilities
  Accelerated tax deductions, depreciation, and
     amortization.................................    162,000       6,118,000
  Effect of book basis in excess of tax basis of
     licenses.....................................         --      13,098,000
                                                    ---------    ------------
Total non-current deferred tax liabilities........    162,000      19,216,000
                                                    ---------    ------------
Net deferred tax asset (liability)................  $ 300,000    $(14,424,000)
                                                    =========    ============

     A reconciliation of the U.S. federal statutory income tax rate to the Company's income before extraordinary item effective tax rate is as follows:

                                                           DECEMBER 31,
                                                     ------------------------
                                                     1996      1997      1998
                                                     ----      ----      ----
Statutory federal rate.............................  (34)%      34%       34%
Effect of state taxes..............................   (5)        4         4
Nondeductible amortization of goodwill.............    7         4         3
                                                     ---       ---       ---
                                                     (32)%      42%       41%
                                                     ===       ===       ===

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

(9) RELATED PARTY INFORMATION:

     Sam L. Leopold, the Company's Chairman of the Board, President, and Chief Executive Officer, previously owned three Beauty Boutique International stores in Arizona, which he sold during fiscal 1998. The Company's sales to these Beauty Boutique International stores approximated $150,000 during 1997, and $21,000 during the period of fiscal 1998 which Mr. Leopold owned such stores. The sales to these Beauty Boutique International stores were made in the ordinary course of business and in management's opinion on terms no more favorable than terms extended to the Company's other customers.

     The Company's IPO in November 1996 was co-managed by Friedman, Billings, Ramsey & Co., Inc. ("FBR"), and Prime Charter Ltd. ("Prime Charter"). Mr. Sylvan Schefler was the Vice Chairman of Prime Charter at the time of the IPO, but was not a director of the Company at that time. In connection with the public offering, FBR and Prime Charter each received warrants to purchase 101,500 shares of the Company's common stock.

     During 1996, certain founders advanced approximately $112,500 to the Company to fund various IPO and acquisition costs, all of which was repaid during the year.

     A member of the Company's Board of Directors serves as president of a consulting firm, which was paid a $150,000 fee during 1997 in connection with the ABBA acquisition.

     A member of the Company's Board of Directors is a partner in a merchant banking firm, which provided services to the Company related to obtaining financing and completing certain acquisitions. During 1997, this firm earned $1,120,000 for these services.

(10) SEGMENT INFORMATION:

     The Company monitors its salon distribution operations by the hair-care, nail-care, skin and body care, and appliances and sundries product categories. Distribution of the product takes place primarily throughout the United States.

     Management monitors and evaluates the financial performance of the Company's operations by its current four operating segments.

     The following operating segment information includes financial information (in thousands) for all four of the Company's operating segments.

JUNE 30, 1999
(Unaudited)

                         HAIR      NAIL     SKIN AND     APPLIANCES
                         CARE      CARE     BODY CARE   AND SUNDRIES    PARENT    ELIMINATIONS    TOTAL
                        -------   -------   ---------   ------------   --------   ------------   --------
Net sales.............  $34,609   $10,665    $14,712      $ 8,784      $     --    $      --     $ 68,770
Income (loss) from
  operations..........    5,691     1,346      1,404        3,270        (5,003)          --        6,708
Total assets..........   91,083    30,827     16,400       31,605       188,815     (119,605)     239,125

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

JUNE 30, 1998
(Unaudited)

                         HAIR      NAIL     SKIN AND     APPLIANCES
                         CARE      CARE     BODY CARE   AND SUNDRIES    PARENT    ELIMINATIONS    TOTAL
                        -------   -------   ---------   ------------   --------   ------------   --------
Net sales.............  $ 8,204   $ 7,450    $17,726      $ 1,919      $     --       $--        $ 35,299
Income (loss) from
  operations..........    1,943     1,302      5,329          681        (1,357)       --           7,898
Total assets..........   27,815    27,709     43,772       24,358        19,940         0         143,594

DECEMBER 31, 1998

                          HAIR      NAIL     SKIN AND     APPLIANCES
                          CARE      CARE     BODY CARE   AND SUNDRIES   PARENT    ELIMINATIONS    TOTAL
                         -------   -------   ---------   ------------   -------   ------------   --------
Net sales..............  $29,224   $18,902    $32,937      $ 9,310      $    --    $      --     $ 90,373
Income (loss) from
  operations...........    4,385     3,467      8,852        3,489       (2,179)          --       18,014
Depreciation...........       74       150        968           88           62           --        1,342
Total assets...........   97,571    46,796     87,665       30,326       92,093     (135,253)     219,198
Capital expenditures...       25       134        661          146          996           --        1,962

DECEMBER 31, 1997

                           HAIR      NAIL     SKIN AND     APPLIANCES
                           CARE      CARE     BODY CARE   AND SUNDRIES   PARENT    ELIMINATIONS    TOTAL
                          -------   -------   ---------   ------------   -------   ------------   -------
Net sales...............  $ 8,768   $12,545    $15,681       $1,114      $    --     $     --     $38,108
Income (loss) from
  operations............    2,352     2,226      5,914          268       (1,609)          --       9,151
Depreciation............       --       141        208           14           20           --         383
Total assets............   27,180    20,757     50,289        1,842       25,238      (32,817)     92,489
Capital expenditures....       --        90        275            2          215           --         582

DECEMBER 31, 1996

                              HAIR    NAIL     SKIN AND     APPLIANCES
                              CARE    CARE     BODY CARE   AND SUNDRIES   PARENT   ELIMINATIONS    TOTAL
                              ----   -------   ---------   ------------   ------   ------------   -------
Net sales...................   $--   $   697    $   337        $ 49       $   --     $    --      $ 1,083
Income (loss) from
  operations................   --         11          5         (19)        (222)         --         (225)
Depreciation................   --          4          6          --            1          --           11
Total assets................   --     15,066     12,542         663        6,156      (2,193)      32,234
Capital expenditures........   --         --         --          --           46          --           46

     Sales to a major U.S. beauty supply chain as a percentage of total net sales approximated 25% for the period from November 27, 1996 to December 31, 1996. During 1997, this customer accounted for approximately 13% of the total net sales of the Company. During 1998 and the six months ended June 30, 1999, sales to any single customer as a percentage of total net sales did not exceed 10%.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

(11) COMMITMENTS AND CONTINGENCIES:

  Legal Matters

     The Company is party to certain legal matters arising in the ordinary course of its business. In management's opinion, as of December 31, 1998, the expected outcome of such matters will not have a material impact on the Company's financial position or results of operations.

  Operating Leases

     The Company leases certain equipment and office and warehouse space under noncancelable operating leases. Rent expense related to these lease agreements totaled approximately $12,000, $313,000 and $1,132,000 for the period from November 27, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998.

     Future lease payments under noncancelable operating leases are as follows:

YEARS ENDING
DECEMBER 31,
------------
  1999..................................................  $ 2,330,000
  2000..................................................    2,117,000
  2001..................................................    1,526,000
  2002..................................................    1,261,000
  2003..................................................      950,000
  Thereafter............................................    4,815,000
                                                          -----------
                                                          $12,999,000
                                                          ===========

  Retirement Plans

     On April 1, 1998, the Company adopted the Styling Technology Corporation 401(k) Plan (the "401(k) Plan"). The 401(k) Plan allows eligible employees to contribute up to 20% of their annual pre-tax compensation. The Company will make a matching contribution of 50% of the first 5% of the employee's contribution. Generally, employees are eligible to participate at the first calendar quarter following 90 days of continuous service. Collective bargaining units are excluded from participation. Vesting in the Company's matching contribution is 25% per year of service; the employee would be 100% vested after four years of service. The Company made payments to this 401(k) Plan in the sum of $98,000 during 1998. An employee's unvested portion of the Company match goes back to the 401(k) Plan upon a termination distribution. Forfeited amounts are first applied toward 401(k) Plan expenses and are then applied toward future matching contributions.

     Four of the Company's divisions or subsidiaries had other 401(k) plans in place at the time of the acquisition. With the April 1, 1998 adoption of the 401(k) Plan, these four plans are no longer active. All participants of these plans are eligible to participate in the Company's 401(k) Plan. Ultimately, these plans will be terminated. Active employees who had participated in these plans may have the opportunity to roll existing balances into the 401(k) Plan or to their personal IRA. Terminated employees will have the opportunity to rollover to their IRA or receive a direct distribution.

     Another of the Company's Subsidiaries, Ft. Pitt sponsors a 401(k) plan ("Ft. Pitt 401(k) Plan") for its separate employees. All full time Ft. Pitt employees, except employees covered by a union plan, are eligible to participate. The Ft. Pitt 401(k) Plan allows employees to contribute up to 20% of their annual pre-tax compensation. Ft. Pitt will match 20% of the employees' deferral, subject to a six year vesting schedule. The Ft. Pitt 401(k) Plan also provides for discretionary profit-sharing contributions. During 1998, Ft. Pitt made

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES matching contributions of approximately $11,000. Ft. Pitt made a discretionary profit sharing contribution of $20,000 in 1998.

(12) VENDOR CONCENTRATION:

     As part of the Company's strategy, the Company uses third parties to manufacture the majority of the Company's products. One of these third party suppliers accounted for approximately 15% of the total cost of sales for the year ended December 31, 1997. During 1998, purchases from a single supplier as a percentage of total purchases did not exceed 10%.

(13) SUBSEQUENT EVENTS:

     The Company has historically utilized numerous non-exclusive tanning supply distributors to sell the tanning products of its Body Drench Division in the tanning market. In June 1999, the Company changed the method of distribution of its Body Drench products by eliminating a significant number of tanning supply distributors. Distribution of Body Drench products to the tanning market will now be sold through a limited number of exclusive distributors. This change in the Company's business resulted in a write-off of receivables from cancelled distributors of approximately $5.1 for the quarter ending June 30, 1999. This charge is classified as a provision for cancelled distributors in the consolidated statement of operations as a separate component of income from operations. Any future change to the realizability of these tanning supply distributor receivables will be recorded as a component of the provision for cancelled distributors in the statement of operations at that time. In management's opinion, by focusing on its core business of selling primarily to distributors that sell products in multiple categories of the professional salon market and limiting distribution in the tanning supply channel, the stature of the Body Drench brand will be enhanced, which should increase gross margins on tanning products, reduce expenses and capitalize on the Company's core strategy of offering customers a "one-stop shop" for professional salon products. The normal recurring bad debt charges are recorded as a component of selling, general and administrative expenses and amounted to approximately $427,000, $710,000 and $2.7 million for the period from November 27, 1996 to December 31, 1996, and the years ended December 31, 1997 and 1998, respectively, and $171,000 (unaudited) and $1,112,000 (unaudited) for the six months ended June 30, 1998 and 1999, respectively.

     On June 22, 1999, the Company finalized a $90 million Senior Secured Revolving Credit Facility (the "GE Credit Facility") with GE Capital Corporation. Proceeds from the GE Credit Facility were used to repay amounts outstanding under the 1998 Credit Facility the remaining availability will be used for future acquisitions and for working capital purposes. The Company recorded an extraordinary, non-cash charge during the three months ended June 30, 1999 of approximately $446,000, net of tax, or approximately $0.11 per diluted share, related to the write-off of unamortized financing costs associated with the 1998 Credit Facility.

(14) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES:

     The Notes described in Note 6 are general unsecured obligations of the Company and are fully and unconditionally guaranteed on a joint and several basis by all of the Company's wholly owned current and future subsidiaries. In management's opinion, separate financial statements of the guarantor subsidiaries ("Guarantors") and the non-guarantors subsidiaries
("Non-Guarantors") are not material to investors.

     The financial statements presented below include the combined financial position as of December 31, 1997 and 1998 and as of June 30, 1999 (unaudited) and the results of operations and cash flows for the period from November 27, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1998 (unaudited) and 1999 (unaudited) of Styling Technology Corporation ("Parent"); Guarantors and the Non-Guarantors.

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

BALANCE SHEET

                                                      AS OF DECEMBER 31, 1997 (IN THOUSANDS)
                                          ---------------------------------------------------------------
                                                                     NON-
                                           PARENT    GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                          --------   ----------   ----------   -----------   ------------
                                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............  $  2,850    $   213        $--        $      --      $  3,063
  Accounts receivable, net..............     9,854      4,442         --               --        14,296
  Inventories, net......................     5,882      5,069         --               --        10,951
  Prepaid expenses and other current
     assets.............................     1,581        539         --               --         2,120
  Due to/(from) affiliates..............   (2,321)      2,321         --               --            --
                                          --------    -------        ---        ---------      --------
          Total current assets..........    17,846     12,584         --               --        30,430
PROPERTY AND EQUIPMENT, net.............     1,558      1,082         --               --         2,640
GOODWILL AND OTHER INTANGIBLES, net.....    26,106     30,400         --               --        56,506
OTHER ASSETS............................     2,902         11         --               --         2,913
INVESTMENT IN SUBSIDIARIES, net.........    39,467         --         --         (39,467)            --
                                          --------    -------        ---        ---------      --------
                                          $ 87,879    $44,077        $--        $(39,467)      $ 92,489
                                          ========    =======        ===        =========      ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......................  $  4,661    $ 2,404        $--        $      --      $  7,065
  Accrued liabilities...................     1,481      2,189         --               --         3,670
  Current portion of long-term debt and
     other..............................     5,630         17         --               --         5,647
                                          --------    -------        ---        ---------      --------
          Total current liabilities.....    11,772      4,610         --               --        16,382
                                          --------    -------        ---        ---------      --------
DEFERRED INCOME TAXES...................       162         --         --               --           162
                                          --------    -------        ---        ---------      --------
LONG-TERM DEBT AND OTHER, less current
  portion...............................    47,377         --         --               --        47,377
                                          --------    -------        ---        ---------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock.......................        --         --         --               --            --
  Common stock..........................         1         --         --               --             1
  Additional paid-in capital............    27,875     36,768         --         (36,768)        27,875
  Retained earnings.....................     2,492      2,699         --          (2,699)         2,492
  Treasury stock........................   (1,800)         --         --               --       (1,800)
                                          --------    -------        ---        ---------      --------
          Total stockholders' equity....    28,568     39,467         --         (39,467)        28,568
                                          --------    -------        ---        ---------      --------
                                          $ 87,879    $44,077        $--        $(39,467)      $ 92,489
                                          ========    =======        ===        =========      ========

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

BALANCE SHEET

                                                      AS OF DECEMBER 31, 1998 (IN THOUSANDS)
                                         ----------------------------------------------------------------
                                                                     NON-
                                          PARENT     GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                         ---------   ----------   ----------   -----------   ------------
                                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............  $   2,867    $   343      $   813      $      --      $  4,023
  Accounts receivable, net.............     17,614      8,830        5,882             --        32,326
  Inventories, net.....................     13,232     10,060        2,083             --        25,375
  Prepaid expenses and other current
     assets............................      3,243        695           83             --         4,021
  Due to/(from) affiliates.............      2,314      5,545       (7,859)            --            --
                                         ---------    -------      -------      ---------      --------
          Total current assets.........     39,270     25,473        1,002             --        65,745
PROPERTY AND EQUIPMENT, net............      3,625      1,626          111             --         5,362
GOODWILL, INTANGIBLES AND OTHER, net...     45,350     52,627       50,114             --       148,091
INVESTMENT IN SUBSIDIARIES, net........    104,386         --           --       (104,386)           --
                                         ---------    -------      -------      ---------      --------
                                         $ 192,631    $79,726      $51,227      $(104,386)     $219,198
                                         =========    =======      =======      =========      ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................  $   8,784    $ 2,960      $   924      $      --      $ 12,668
  Accrued liabilities..................      1,884      5,841        2,642             --        10,367
  Current portion of long-term debt and
     other.............................      1,309        357        1,102             --         2,768
                                         ---------    -------      -------      ---------      --------
          Total current liabilities....     11,977      9,158        4,668             --        25,803
                                         ---------    -------      -------      ---------      --------
DEFERRED INCOME TAXES..................      6,475         --       12,741             --        19,216
                                         ---------    -------      -------      ---------      --------
LONG-TERM DEBT AND OTHER, less current
  portion..............................    140,366         --           --             --       140,366
                                         ---------    -------      -------      ---------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock......................         --         --           --             --            --
  Common stock.........................          1         --           --             --             1
  Additional paid-in capital...........     29,038     61,770       32,527        (94,297)       29,038
  Retained earnings....................      6,574      8,798        1,291        (10,089)        6,574
  Treasury stock.......................     (1,800)        --           --             --        (1,800)
                                         ---------    -------      -------      ---------      --------
          Total stockholders' equity...     33,813     70,568       33,818       (104,386)       33,813
                                         ---------    -------      -------      ---------      --------
                                         $ 192,631    $79,726      $51,227      $(104,386)     $219,198
                                         =========    =======      =======      =========      ========

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

BALANCE SHEET

                                                                  AS OF JUNE 30, 1999
                                            ---------------------------------------------------------------
                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                            --------   ----------   ----------   -----------   ------------
                                                                    (IN THOUSANDS)
                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............  $    198    $  1,169     $    145     $      --      $  1,512
  Accounts receivable, net................    10,637      21,302       11,323            --        43,262
  Inventories, net........................    11,180      13,221        2,547            --        26,948
  Prepaid expenses and other current
     assets...............................     4,385       1,492          270            --         6,147
  Due to/from affiliates..................    10,055       5,075      (15,130)           --            --
                                            --------    --------     --------     ---------      --------
          Total current assets............    36,455      42,259         (845)           --        77,869
PROPERTY AND EQUIPMENT, net...............     5,884       2,713           91            --         8,688
GOODWILL, INTANGIBLES AND OTHER, net......    44,079      57,408       51,081            --       152,568
INVESTMENTS IN SUBSIDIARIES...............   119,605          --           --      (119,605)           --
                                            --------    --------     --------     ---------      --------
          Total assets....................  $206,023    $102,380     $ 50,327     $(119,605)     $239,125
                                            ========    ========     ========     =========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................  $  6,998    $  7,698     $  3,013     $      --      $ 17,709
  Accrued liabilities.....................     1,938       6,284        2,241            --        10,463
  Current portion of long-term debt and
     other................................     2,307       1,167           --            --         3,474
                                            --------    --------     --------     ---------      --------
          Total current liabilities.......    11,243      15,149        5,254            --        31,646
                                            --------    --------     --------     ---------      --------
OTHER NON-CURRENT LIABILITIES.............     6,475         (42)      12,741            --        19,174
                                            --------    --------     --------     ---------      --------
LONG-TERM DEBT AND OTHER, less current
  portion.................................   155,652          --           --            --       155,652
                                            --------    --------     --------     ---------      --------
COMMITMENTS AND CONTINGENCIES.............
STOCKHOLDERS' EQUITY:
  Preferred stock.........................        --          --           --            --            --
  Common stock............................         1          --           --            --             1
  Additional paid-in capital..............    29,038      66,769       32,529       (99,298)       29,038
  Retained earnings.......................     5,414      20,504         (197)      (20,307)        5,414
  Treasury stock..........................    (1,800)         --           --            --        (1,800)
                                            --------    --------     --------     ---------      --------
          Total stockholders' equity......    32,653      87,273       32,332      (119,605)       32,653
                                            --------    --------     --------     ---------      --------
          Total liabilities and
            stockholders' equity..........  $206,023    $102,380     $ 50,327     $(119,605)     $239,125
                                            ========    ========     ========     =========      ========

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

                                              NOVEMBER 27, 1996 TO DECEMBER 31, 1996 (IN THOUSANDS)
                                          -------------------------------------------------------------
                                                                   NON-
                                          PARENT   GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                          ------   ----------   ----------   -----------   ------------
Net sales...............................  $  386      $697        $   --        $ --          $1,083
Cost of sales...........................     162       409            --          --             571
                                          ------      ----        ------        ----          ------
Gross profit............................     224       288            --          --             512
Selling, general and administrative
  expenses..............................     460       277            --          --             737
                                          ------      ----        ------        ----          ------
Income (loss) from operations...........    (236)       11            --          --            (225)
Interest expense (income) and other
  income, net...........................       2        --            --          --               2
                                          ------      ----        ------        ----          ------
Income before income taxes..............    (234)       11            --          --            (223)
Provision for (benefit from) income
  taxes.................................     (84)       12            --          --             (72)
Income (loss) from wholly owned
  subsidiaries..........................      (1)       --            --           1              --
                                          ------      ----        ------        ----          ------
Net loss................................  $ (151)     $ (1)       $   --        $  1          $ (151)
                                          ======      ====        ======        ====          ======

STATEMENT OF OPERATIONS

                                                FOR THE YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                           --------------------------------------------------------------
                                                                     NON-
                                           PARENT    GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                           -------   ----------   ----------   -----------   ------------
Net sales................................  $16,796    $21,312       $   --       $    --       $38,108
Cost of sales............................    6,348     10,408           --            --        16,756
                                           -------    -------       ------       -------       -------
Gross profit.............................   10,448     10,904           --            --        21,352
Selling, general and administrative
  expenses...............................    5,874      6,327           --            --        12,201
                                           -------    -------       ------       -------       -------
Income from operations...................    4,574      4,577           --            --         9,151
Interest expense and other, net..........   (1,789)       (58)          --            --        (1,847)
                                           -------    -------       ------       -------       -------
Income before extraordinary item and
  income taxes...........................    2,785      4,519           --            --         7,304
Provision for income taxes...............    1,279      1,818           --            --         3,097
                                           -------    -------       ------       -------       -------
Income before extraordinary item.........    1,506      2,701           --            --         4,207
Extraordinary item, net..................   (1,377)        --           --            --        (1,377)
Income from subsidiaries.................    2,701         --           --        (2,701)           --
                                           -------    -------       ------       -------       -------
Net income...............................  $ 2,830    $ 2,701       $   --       $(2,701)      $ 2,830
                                           =======    =======       ======       =======       =======

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS

                                                FOR THE YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                           --------------------------------------------------------------
                                                                     NON-
                                           PARENT    GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                           -------   ----------   ----------   -----------   ------------
Net sales................................  $37,965    $40,326      $12,082       $   --        $90,373
Cost of sales............................   15,908     18,470        4,844           --         39,222
                                           -------    -------      -------       ------        -------
Gross profit.............................   22,057     21,856        7,238           --         51,151
Selling, general and administrative
  expenses...............................   14,171     11,325        7,219           --         32,715
Centralization and Reengineering Costs...      422         --           --           --            422
                                           -------    -------      -------       ------        -------
Income from operations...................    7,464     10,531           19           --         18,014
Interest (expense) and other, net........   (9,302)        --           96           --         (9,206)
                                           -------    -------      -------       ------        -------
Income (loss) before extraordinary
  item...................................   (1,838)    10,531          115           --          8,808
Provision (benefit) for income taxes.....     (816)     4,402           49           --          3,635
                                           -------    -------      -------       ------        -------
Income (loss) before extraordinary
  item...................................   (1,022)     6,129           66           --          5,173
Extraordinary item, net..................   (1,091)        --           --           --         (1,091)
Income from subsidiaries.................    6,195         --           --        6,195             --
                                           -------    -------      -------       ------        -------
Net income...............................  $ 4,082    $ 6,129      $    66       $6,195        $ 4,082
                                           =======    =======      =======       ======        =======

STATEMENTS OF OPERATIONS

                                             FOR THE SIX MONTHS ENDED JUNE 30, 1998 (IN THOUSANDS) UNAUDITED
                                           -------------------------------------------------------------------
                                                                       NON-
                                            PARENT    GUARANTORS    GUARANTORS    ELIMINATING    CONSOLIDATED
                                           --------   -----------   -----------   ------------   -------------
Net sales................................  $18,347      $16,952       $    --       $    --         $35,299
                                           -------      -------       -------       -------         -------
Cost of sales............................    7,569        7,923            --            --          15,492
                                           -------      -------       -------       -------         -------
Gross profit.............................   10,778        9,029            --            --          19,807
Selling, general and administrative
  expenses...............................    6,634        5,275            --            --          11,909
Centralization and reengineering.........       --           --            --            --              --
                                           -------      -------       -------       -------         -------
Income from operations...................    4,144        3,754            --            --           7,898
Interest (expense) and other income,
  net....................................   (2,628)                        --            --          (2,628)
                                           -------      -------       -------       -------         -------
Income before extraordinary item and
  income taxes...........................    1,516        3,754            --            --           5,270
Provision for income taxes...............      653        1,613            --            --           2,266
                                           -------      -------       -------       -------         -------
Income before extraordinary item.........      863        2,141            --            --           3,004
Extraordinary Item (Net of taxes)........   (1,091)                        --                        (1,091)
Income from subsidiaries.................    2,141           --            --        (2,141)             --
                                           -------      -------       -------       -------         -------
Net income...............................  $ 1,913      $ 2,141       $    --       $(2,141)        $ 1,913
                                           =======      =======       =======       =======         =======

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

                                                  FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                    -------------------------------------------------------------------
                                                                 NON-
                                     PARENT     GUARANTORS    GUARANTORS    ELIMINATING    CONSOLIDATED
                                     ------     ----------    ----------    -----------    ------------
                                                              (IN THOUSANDS)
Net sales.........................  $ 15,216     $35,078       $18,476        $    --        $68,770
Cost of sales.....................     7,411      15,744         6,702             --         29,857
                                    --------     -------       -------        -------        -------
Gross profit......................     7,805      19,334        11,774             --         38,913
Selling, general and
  administrative expenses.........     4,905       7,968        12,902             --         25,775
Centralization and
  reengineering...................     1,363          --            --             --          1,363
Provision for cancelled
  distributors....................     5,067                                                   5,067
                                    --------     -------       -------        -------        -------
Income (loss) from operations.....    (3,530)     11,366        (1,128)            --          6,708
Interest (expense) and other
  income, net.....................    (7,841)         11           (44)            --         (7,874)
                                    --------     -------       -------        -------        -------
Income (loss) before extraordinary
  item and income taxes...........   (11,371)     11,377        (1,172)            --         (1,166)
Provision for income taxes........    (4,441)      4,494          (505)            --           (452)
                                    --------     -------       -------        -------        -------
Income (loss) before extraordinary
  item............................    (6,930)      6,883          (667)            --           (714)
Extraordinary Item (Net of
  taxes)..........................      (446)         --            --             --           (446)
Income from subsidiaries..........     6,216          --            --         (6,216)            --
                                    --------     -------       -------        -------        -------
Net income (loss).................  $ (1,160)    $ 6,883       $  (667)       $(6,216)       $(1,160)
                                    ========     =======       =======        =======        =======

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

                                         FOR THE PERIOD NOVEMBER 27, 1996 TO DECEMBER 31, 1996 (IN THOUSANDS)
                                         --------------------------------------------------------------------
                                                                      NON-
                                          PARENT     GUARANTORS    GUARANTORS    ELIMINATING    CONSOLIDATED
                                         ---------   -----------   -----------   ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss.............................  $   (151)      $ (1)         $ --           $  1          $  (151)
  Adjustments to reconcile net loss to
     net cash provided by (used in) in
     operating activities:
     Depreciation and amortization.....        93          4            --             --               97
     Change in certain assets and
       liabilities --
       Accounts receivable, net........       390        142            --             --              532
       Inventory, net..................       (28)         7            --             --              (21)
       Prepaid expenses and other
          assets.......................       (65)        31            --             --              (34)
       Accounts payable and accrued
          liabilities..................      (756)       (32)           --             --             (788)
       Due to/from affiliates, net.....         2         (1)           --             (1)              --
                                         --------       ----          ----           ----          -------
          Net cash provided by (used
            in) operating activities...      (515)       150            --             --             (365)
                                         --------       ----          ----           ----          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of acquired business, net of
     cash acquired.....................   (20,523)        --            --             --          (20,523)
  Purchasing of property, and
     equipment.........................       (46)        --            --             --              (46)
  Change in other assets, net..........        --         --            --             --               --
                                         --------       ----          ----           ----          -------
          Net cash used in investing
            activities.................   (20,569)        --            --             --          (20,569)
                                         --------       ----          ----           ----          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
     stock, net of offering and
     acquisition costs.................    27,225         --            --             --           27,225
  Purchase of treasury stock...........    (1,800)        --            --             --           (1,800)
                                         --------       ----          ----           ----          -------
          Net cash provided by
            financing activities.......    25,425         --            --             --           25,425
                                         --------       ----          ----           ----          -------
INCREASE IN CASH AND CASH
  EQUIVALENTS..........................     4,341        150            --             --            4,491
                                         --------       ----          ----           ----          -------
CASH AND CASH EQUIVALENTS, beginning of
  period...............................        --         --            --             --               --
                                         --------       ----          ----           ----          -------
CASH AND CASH EQUIVALENTS, end of
  period...............................  $  4,341       $150          $ --           $ --          $ 4,491
                                         ========       ====          ====           ====          =======

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

                                                FOR THE YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                          ---------------------------------------------------------------
                                                                     NON-
                                           PARENT    GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                          --------   ----------   ----------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income............................  $  2,830    $ 2,701        $--         $(2,701)      $  2,830
  Adjustments to reconcile net income to
     net cash provided by (used in) in
     operating activities:
     Depreciation and amortization......     1,058        788         --              --          1,846
     Interest accretion on note
       payable..........................         6        168         --              --            174
     Extraordinary loss on early
       extinguishment of debt...........     1,377         --         --              --          1,377
     Change in certain assets and
       liabilities
       Accounts receivable, net.........    (5,227)    (2,178)        --              --         (7,405)
       Inventories, net.................    (2,063)      (929)        --              --         (2,992)
       Prepaid expenses and other
          assets........................    (1,825)        95         --              --         (1,730)
       Accounts payable and accrued
          liabilities...................     1,405      2,115         --              --          3,520
       Due to/from affiliates, net......      (564)    (2,137)        --           2,701             --
                                          --------    -------        ---         -------       --------
          Net cash provided by (used in)
            operating activities........    (3,003)       623         --              --         (2,380)
                                          --------    -------        ---         -------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchasing of property and
     equipment..........................      (518)       (64)        --              --           (582)
  Purchase of acquired business, net of
     cash acquired......................   (45,131)       (19)        --              --        (45,150)
  Change in other assets................        --         --         --              --             --
                                          --------    -------        ---         -------       --------
          Net cash provided by (used in)
            investing activities........   (45,649)       (83)        --              --        (45,732)
                                          --------    -------        ---         -------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from credit facility, net of
     financing costs....................    71,633         --         --              --         71,633
  Payments on long-term debt............   (24,472)      (477)        --              --        (24,949)
                                          --------    -------        ---         -------       --------
          Net cash provided by (used in)
            financing activities........    47,161       (477)        --              --         46,684
                                          --------    -------        ---         -------       --------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................    (1,491)        63         --              --         (1,428)
                                          --------    -------        ---         -------       --------
CASH AND CASH EQUIVALENTS, beginning of
  period................................     4,341        150         --              --          4,491
                                          --------    -------        ---         -------       --------
CASH AND CASH EQUIVALENTS, end of
  period................................  $  2,850    $   213        $--         $    --       $  3,063
                                          ========    =======        ===         =======       ========

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

                                                 FOR THE YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)
                                                                      NON-
                                            PARENT    GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                           --------   ----------   ----------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income.............................  $  4,082    $ 6,129      $    66       $(6,195)      $  4,082
  Adjustments to reconcile net income to
     net cash in operating activities:
     Depreciation and amortization.......     2,993      1,839          355            --          5,187
     Interest accretion on note
       payable...........................       159         --           --            --            159
     Extraordinary loss on early
       extinguishment
       of debt...........................     1,091         --           --            --          1,091
     Change in certain assets and
       liabilities
       Accounts receivable, net..........    (6,106)    (3,217)      (1,226)           --        (10,549)
       Inventories, net..................    (3,773)    (5,329)         738            --         (8,364)
       Prepaid expenses and other
          assets.........................      (471)       (51)         324            --           (198)
       Accounts payable and accrued
          liabilities....................    (2,124)     2,641        1,290            --          1,807
       Due to/from affiliates, net.......   (16,100)       821        9,084         6,195             --
                                           --------    -------      -------       -------       --------
          Net cash provided by (used in)
            operating activities.........   (20,249)     2,833       10,631            --         (6,785)
                                           --------    -------      -------       -------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchasing of property, plant and
     equipment...........................    (1,766)      (174)         (22)           --         (1,962)
  Purchasing of acquired business, net of
     cash
     acquired............................   (62,677)        --           --            --        (62,677)
  Change in other assets.................     2,978     (2,510)      (4,719)           --         (4,251)
                                           --------    -------      -------       -------       --------
          Net cash provided by (used in)
            investing activities.........   (61,465)    (2,684)      (4,741)           --        (68,890)
                                           --------    -------      -------       -------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from credit facility, net of
     financing costs.....................    47,298         --           --            --         47,298
  Proceeds from bond offering, net of
     offering costs......................    96,400         --           --            --         96,400
  Exercise of stock options..............     1,163         --           --            --          1,163
  Payments on long-term debt.............   (63,130)       (19)      (5,077)           --        (68,226)
                                           --------    -------      -------       -------       --------
          Net cash provided by (used in)
            financing activities.........    81,731        (19)      (5,077)           --         76,635
                                           --------    -------      -------       -------       --------
INCREASE IN CASH AND CASH EQUIVALENTS....        17        130          813            --            960
                                           --------    -------      -------       -------       --------
CASH AND CASH EQUIVALENTS, beginning of
  period.................................     2,850        213           --            --          3,063
                                           --------    -------      -------       -------       --------
CASH AND CASH EQUIVALENTS, end of
  period.................................  $  2,867    $   343      $   813       $    --       $  4,023
                                           ========    =======      =======       =======       ========

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

                                              FOR THE SIX MONTHS ENDED JUNE 30, 1998 (IN THOUSANDS)
                                         ---------------------------------------------------------------
                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                         --------   ----------   ----------   -----------   ------------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income.............................  $  1,913    $ 2,164         $--        $(2,164)      $  1,913
Adjustments to reconcile net income to
  net cash in operating activities:
  Depreciation and amortization........     1,102        754         --              --          1,856
  Interest accretion on note payable...        87         --         --              --             87
  Change in certain assets and
     liabilities
     Accounts receivable, net..........    (2,491)    (1,174)        --              --         (3,665)
     Inventory, net....................    (2,724)     1,173         --              --         (1,551)
     Prepaids and other assets.........    (1,792)     1,428         --              --           (363)
     Accounts payable, accrued
       liabilities and deferred income
       taxes...........................    (3,396)       600         --              --         (2,796)
     Due to (from) affiliates, net.....     1,696     (3,859)        --           2,164              0
                                         --------    -------         --         -------       --------
          Net cash used in operating
            activities.................    (5,605)     1,086         --              --         (4,519)
                                         --------    -------         --         -------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of acquired businesses, net
     of cash acquired..................   (31,469)        --                                   (31,469)
  Purchasing of property, plant and
     equipment.........................      (624)       (44)        --              --           (668)
  Change in investments, long term
     receivables and other.............      (872)       (85)        --              --           (957)
                                         --------    -------         --         -------       --------
          Net cash used in investing
            activities.................   (32,965)      (129)        --              --        (33,094)
                                         --------    -------         --         -------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from credit facility, net of
     financing costs...................    10,265         --         --              --         10,265
  Proceeds from bond offering, net of
     financing costs...................    96,400         --                                    96,400
  Exercise of stock options............       197         --                                       197
  Repayment of notes payable and Credit
     Facility..........................   (60,655)        --         --              --        (60,655)
                                         --------    -------         --         -------       --------
          Net cash provided by
            financing activities.......    46,207         --         --              --         46,207
                                         --------    -------         --         -------       --------
INCREASE IN CASH AND CASH
  EQUIVALENTS..........................     7,637        957         --              --          8,594
                                         --------    -------         --         -------       --------
CASH AND CASH EQUIVALENTS,
  beginning of period..................  $  2,850    $   213         --         $    --          3,063
                                         --------    -------         --         -------       --------
CASH AND CASH EQUIVALENTS,
  end of period........................  $ 10,487    $ 1,170         $--        $    --       $ 11,657
                                         ========    =======         ==         =======       ========

                STYLING TECHNOLOGY CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

                                                  FOR THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
                                            ---------------------------------------------------------------
                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATING   CONSOLIDATED
                                            --------   ----------   ----------   -----------   ------------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).........................  $ (1,160)   $  6,883     $  (667)      $(6,216)      $ (1,160)
Adjustments to reconcile net income (loss)
  to net cash in operating activities:
  Depreciation and amortization...........     1,677       1,568         247            --          3,492
  Provision for cancelled distributors....     5,067          --          --            --          5,067
  Change in certain assets and liabilities
     Accounts receivable, net.............       107     (10,669)     (5,441)           --        (16,003)
     Inventories, net.....................    (1,526)        417        (464)           --         (1,573)
     Prepaids and other assets............    (3,766)     (1,214)        (84)           --         (5,064)
     Accounts payable and accrued
       liabilities........................      (363)      5,022       1,687            --          6,346
     Due to (from) affiliates, net........   (12,952)      1,081       5,655         6,216             --
                                            --------    --------     -------       -------       --------
       Net cash provided by (used in)
          operating activities............   (12,916)      3,088         933            --         (8,895)
                                            --------    --------     -------       -------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchasing of property, plant
     and equipment........................    (2,378)     (1,046)        (16)           --         (3,440)
  Change in investments, long term
     receivables and other................      (384)     (1,216)     (1,283)           --         (2,883)
                                            --------    --------     -------       -------       --------
       Net cash provided by (used in)
          investing activities............    (2,762)     (2,262)     (1,299)           --         (6,323)
                                            --------    --------     -------       -------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from credit facilities, net of
     financing costs......................    72,469          --          --            --         72,469
  Repayment on line of credit.............   (59,460)         --        (302)           --        (59,762)
                                            --------    --------     -------       -------       --------
       Net cash provided by (used in)
          financing activities............    13,009          --        (302)           --         12,707
                                            --------    --------     -------       -------       --------
NET CHANGE IN CASH........................    (2,669)        826        (668)           --         (2,511)
                                            --------    --------     -------       -------       --------
CASH AND CASH EQUIVALENTS, beginning of
  period..................................  $  2,867    $    343     $   813       $    --          4,023
                                            --------    --------     -------       -------       --------
CASH AND CASH EQUIVALENTS, end of
  period..................................  $    198    $  1,169     $   145       $    --       $  1,512
                                            ========    ========     =======       =======       ========

                      INTRODUCTION TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited 1998 pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of STC, European Touch II and Ft. Pitt, contained elsewhere in this prospectus and registration statement. The unaudited pro forma condensed consolidated pro forma financial information reflects the results of the Company, which includes all of the Company's acquisitions, including Pro Finish, European Touch II, European Touch and Ft. Pitt (the "Recent Acquisitions"). The unaudited pro forma condensed consolidated financial information also reflects certain pro forma adjustments that are more fully described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects the historical financial information of STC, together with the issuance of the Notes (assuming this had occurred as of January 1, 1998), and the operations of the Recent Acquisitions during 1998, prior to being acquired by STC (including certain adjustments to the historical financial statements that are more fully described in the notes hereto). The Unaudited Pro Forma Condensed Consolidated Statement of Operations may not be indicative of actual results that would have been achieved if the issuance of the Notes and the Recent Acquisitions had occurred on the dates indicated or the results that may be realized in the future. The unaudited pro forma condensed consolidated financial information contains only certain adjustments that are directly attributable to the issuance of the Notes, the Recent Acquisitions and the issuance of common stock described in this prospectus.

                              UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  RECENT ACQUISITIONS
                                      -------------------------------------------
                                                   EUROPEAN   EUROPEAN                          PRO FORMA
                              STC     PRO FINISH   TOUCH II    TOUCH     FT. PITT    TOTAL     ADJUSTMENTS    PRO FORMA
                            -------   ----------   --------   --------   --------   --------   -----------    ---------
Net sales.................  $90,373     $2,723      $4,152     $2,420    $15,940    $115,608    $     --      $115,608
Cost of sales.............   39,222      1,388       1,615        776      5,860      48,861          --        48,861
                            -------     ------      ------     ------    -------    --------    --------      --------
Gross Profit..............   51,151      1,335       2,537      1,644     10,080      66,747          --        66,747
Selling, general, and
  administrative
  expenses................   33,137      1,023         765        991     10,560      46,476        (639)(a)    45,837
                            -------     ------      ------     ------    -------    --------    --------      --------
Income from operations....   18,014        312       1,772        653       (480)     20,271         639        20,910
Interest (expense)
  income..................   (9,206)        --          61         --       (311)     (9,456)     (4,768)(b)   (14,224)
                            -------     ------      ------     ------    -------    --------    --------      --------
Income (loss) from
  continuing operations...    8,808        312       1,833        653       (791)     10,815      (4,129)        6,686
Provision for income
  taxes...................    3,635         86          --         --        (83)      3,638        (356)(c)     3,282
                            -------     ------      ------     ------    -------    --------    --------      --------
Income before
  extraordinary item......  $ 5,173     $  226      $1,833     $  653    $  (708)   $  7,177    $ (3,773)     $  3,404
                            =======     ======      ======     ======    =======    ========    ========      ========
Basic earnings per share
  before extraordinary
  item....................  $  1.28                                                                           $   0.84
                            =======                                                                           ========
Diluted earnings per share
  before extraordinary
  item....................  $  1.20                                                                           $   0.79
                            =======                                                                           ========
Basic weighted average
  shares..................    4,033                                                                              4,033
                            =======                                                                           ========
Diluted weighted average
  shares..................    4,313                                                                              4,313
                            =======                                                                           ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     (a) Reflects the net impact in selling, general, and administrative expenses of an aggregate of (i) approximately $1.7 million to reflect the elimination of salaries and benefits of specific individuals not continuing with the combined companies, and (ii) approximately $1.1 million to reflect the additional amortization of goodwill associated with each acquisition.

     (b) Represents cash interest expense on the Notes plus amortization of related financing costs.

     (c) Reflects adjustment to the income tax provision, based on applying the statutory income tax rates of each company, adjusted for goodwill amortization from the ABBA, Gena, and JDS acquisitions, which is not deductible for income tax reporting purposes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheets of GENA LABORATORIES, INC. as of February 28, 1995 and February 29, 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended February 29, 1996, and for the period March 1, 1996 to November 26, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gena Laboratories, Inc. as of February 28, 1995 and February 29, 1996, and the results of its operations and its cash flows for each of the three years in the period ended February 29, 1996 and for the period March 1, 1996 to November 26, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  March 21, 1997.

                            GENA LABORATORIES, INC.

                                 BALANCE SHEETS

                                                              FEBRUARY 28,    FEBRUARY 29,
                                                                  1995            1996
                                                              ------------    ------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  390,325      $  250,644
  Investments...............................................       14,999          46,500
  Accounts receivable, net of allowance for doubtful
     accounts of $120,347 and $136,093, respectively........      863,208         965,615
  Inventory.................................................      965,335       1,213,688
  Deferred tax asset........................................       99,055         131,790
                                                               ----------      ----------
          Total current assets..............................    2,332,922       2,608,237
                                                               ----------      ----------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $392,026 and $471,771, respectively.......................      884,638         830,093
DEFERRED TAX ASSET, net of current portion..................           --          19,870
OTHER ASSETS................................................      346,866         256,770
                                                               ----------      ----------
                                                               $3,564,426      $3,714,970
                                                               ==========      ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  391,381      $  382,926
  Accrued expenses..........................................      302,808         259,903
  Current portion of note payable to related parties........       32,571          34,929
  Current portion of long-term debt.........................       96,056          95,248
                                                               ----------      ----------
          Total current liabilities.........................      822,816         773,006
                                                               ----------      ----------
NOTE PAYABLE TO RELATED PARTIES, less current portion.......      342,464         307,358
                                                               ----------      ----------
LONG-TERM DEBT, net of current portion......................      124,186          11,518
                                                               ----------      ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $5 par value, 2,000 shares authorized,
     issued and outstanding.................................       10,000          10,000
  Additional paid-in capital................................       88,303          88,303
  Unrealized holding loss on investment.....................      (35,303)         (3,802)
  Retained earnings.........................................    2,211,960       2,528,587
                                                               ----------      ----------
          Total stockholders' equity........................    2,274,960       2,623,088
                                                               ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $3,564,426      $3,714,970
                                                               ==========      ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                            GENA LABORATORIES, INC.

                            STATEMENTS OF OPERATIONS

                                                                                          FOR THE PERIOD
                                                        FOR THE YEARS ENDED               MARCH 1, 1996
                                             ------------------------------------------         TO
                                             FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,    NOVEMBER 26,
                                                 1994           1995           1996            1996
                                             ------------   ------------   ------------   --------------
NET SALES..................................   $6,426,416     $7,523,751     $8,384,092      $6,707,727
COST OF SALES..............................    3,280,046      4,163,395      4,818,786       3,900,347
                                              ----------     ----------     ----------      ----------
GROSS PROFIT...............................    3,146,370      3,360,356      3,565,306       2,807,380
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................    2,744,363      2,963,926      3,033,409       1,983,650
                                              ----------     ----------     ----------      ----------
INCOME FROM OPERATIONS.....................      402,007        396,430        531,897         823,730
OTHER INCOME AND (EXPENSE), net............       35,092        (35,282)       (30,480)          2,225
                                              ----------     ----------     ----------      ----------
INCOME BEFORE PROVISION FOR INCOME TAXES...      437,099        361,148        501,417         825,955
PROVISION FOR INCOME TAXES.................      158,613        129,606        184,790         297,344
                                              ----------     ----------     ----------      ----------
NET INCOME.................................   $  278,486     $  231,542     $  316,627      $  528,611
                                              ==========     ==========     ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                            GENA LABORATORIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK     ADDITIONAL                    TOTAL
                                          ----------------    PAID-IN      RETAINED    STOCKHOLDERS'
                                          SHARES   AMOUNT     CAPITAL      EARNINGS       EQUITY
                                          ------   -------   ----------   ----------   -------------
BALANCE AT FEBRUARY 28, 1993............  2,000    $10,000    $88,303     $1,687,828    $1,786,131
  Net income............................     --         --         --        278,486       278,486
  Net change in unrealized holding
     loss...............................     --         --         --          1,006         1,006
                                          -----    -------    -------     ----------    ----------
BALANCE AT FEBRUARY 28, 1994............  2,000     10,000     88,303      1,967,320     2,065,623
  Net income............................     --         --         --        231,542       231,542
  Net change in unrealized holding
     loss...............................     --         --         --        (22,205)      (22,205)
                                          -----    -------    -------     ----------    ----------
BALANCE AT FEBRUARY 28, 1995............  2,000     10,000     88,303      2,176,657     2,274,960
  Net income............................     --         --         --        316,627       316,627
  Net change in unrealized holding
     loss...............................     --         --         --         31,501        31,501
                                          -----    -------    -------     ----------    ----------
BALANCE AT FEBRUARY 29, 1996............  2,000     10,000     88,303      2,524,785     2,623,088
  Net income for the period March 1,
     1996 to November 26, 1996..........     --         --         --        528,611       528,611
  Distributions to stockholders.........     --         --         --       (513,000)     (513,000)
                                          -----    -------    -------     ----------    ----------
BALANCE AT NOVEMBER 26, 1996............  2,000    $10,000    $88,303     $2,540,396    $2,638,699
                                          =====    =======    =======     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                            GENA LABORATORIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                          FOR THE PERIOD
                                                        FOR THE YEARS ENDED               MARCH 1, 1996
                                             ------------------------------------------         TO
                                             FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,    NOVEMBER 26,
                                                 1994           1995           1996            1996
                                             ------------   ------------   ------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................   $ 278,486      $ 231,542      $ 316,627       $ 528,611
  Adjustments to reconcile net income to
     net cash used in operating
     activities --
     Depreciation and amortization.........     114,021        155,185        168,685          37,939
     Loss on sale of securities on fixed
       assets..............................          --         32,513             --              --
     Decrease (increase) in accounts
       receivable..........................      38,647       (157,714)      (102,407)         90,671
     Decrease (increase) in inventory......     (14,638)      (118,638)      (248,353)        (24,975)
     Decrease (increase) in other assets...      80,863        (30,814)       (51,449)       (228,444)
     (Decrease) increase in accounts
       payable and accrued liabilities.....    (122,813)       210,426        (51,360)         14,157
                                              ---------      ---------      ---------       ---------
          Net cash provided by (used in)
            operating activities...........     374,566        322,500         31,743         417,959
                                              ---------      ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................    (331,996)       (23,648)       (25,200)        (11,886)
  Cost incurred to acquire new
     businesses............................    (180,213)      (140,000)            --              --
  Proceeds from sale of investments........          --             --             --          46,500
                                              ---------      ---------      ---------       ---------
          Net cash provided by (used in)
            investing activities...........    (512,209)      (163,648)       (25,200)         34,614
                                              ---------      ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments of) long-term
     debt, net.............................     178,585       (136,668)      (146,224)       (137,098)
  Distributions to stockholders............          --             --             --        (513,000)
                                              ---------      ---------      ---------       ---------
          Net cash provided by (used in)
            financing activities...........     178,585       (136,668)      (146,224)       (650,098)
                                              ---------      ---------      ---------       ---------
NET INCREASE (DECREASE) IN CASH............      40,942         22,184       (139,681)       (197,525)
CASH AND CASH EQUIVALENTS, beginning of
  period...................................     327,199        368,141        390,325         250,644
                                              ---------      ---------      ---------       ---------
CASH AND CASH EQUIVALENTS, end of period...   $ 368,141      $ 390,325      $ 250,644       $  53,119
                                              =========      =========      =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Interest paid............................   $   8,325      $  54,401      $  43,259       $  23,871
                                              =========      =========      =========       =========
  Income taxes paid........................   $ 137,580      $ 127,609      $ 232,417       $ 195,860
                                              =========      =========      =========       =========
FIXED ASSETS AND NEW BUSINESSES ACQUIRED
  THROUGH FINANCING TRANSACTIONS...........   $ 528,449      $  24,911      $      --       $      --
                                              =========      =========      =========       =========

   The accompanying notes are an integral part of these financial statements.

                            GENA LABORATORIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION:

  Acquisition and Basis of Presentation

     Effective November 26, 1996, shareholders of Gena Laboratories, Inc. (the Company) sold all of its outstanding stock to Styling Technology Corporation for consideration of approximately $9,700,000. These financial statements present the historical financial position and results of operations of the acquired business for periods prescribed by applicable rules of the Securities and Exchange Commission.

  Organization and Nature of Operations

     The Company was incorporated in 1930 to manufacture nail care and personal care products. In 1979, the current owners purchased the Company and focused the operation on professional salon care with an emphasis on nail products. The Company is now a recognized quality manufacturer and distributor of professional beauty products worldwide, and offers an extensive line of nail, skin and hair care products as well as pedicure and other specialty beauty products and accessories. Principally, its products are sold through wholesale distributors of professional beauty products, hair and nail salons and professional beauty supply outlets worldwide.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents.

  Investments

     The Company considers all its investments as available for sale and accordingly, recognizes any unrealized holding gains and losses as a separate component of stockholders' equity, in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

  Inventory

     Inventory is valued at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventory for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

     Inventories consist of the following:

                                                    FEBRUARY 28,    FEBRUARY 29,
                                                        1995            1996
                                                    ------------    ------------
Raw materials and work-in-process.................    $675,735       $  849,582
Finished goods....................................     289,600          364,106
                                                      --------       ----------
                                                      $965,335       $1,213,688
                                                      ========       ==========

  Property and Equipment

     Property and equipment are recorded at cost and depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives are charged to expense as incurred. For the years ended February 28, 1994 and 1995, February 29, 1996, and for the period March 1, 1996 to

                            GENA LABORATORIES, INC.

November 26, 1996, maintenance and repair expenses charged to cost of operations were approximately $26,000, $47,000, $23,000 and $32,245, respectively.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in high credit quality institutions. Concentrations of credit risk with respect to trade receivables are described in Note 6. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Fair Value of Financial Instruments

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. The carrying amount on the long-term debt is estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt with similar terms and remaining maturities.

  Revenue Recognition

     The Company recognizes revenue from sales at the time product is shipped.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

(3) OTHER ASSETS:

     Other assets consist primarily of goodwill, which represents the excess of consideration paid over the fair market values of identifiable net assets acquired. The goodwill is being amortized on a straight-line basis over 25 years. The Company has also recorded other intangible assets, which include noncompete, consulting and trademark agreements, related to acquisitions of various beauty companies. Such assets are being amortized on a straight-line basis, over a period of 3 to 25 years. Accumulated amortization on such intangibles was $349,423 and $433,070 as of February 28, 1995 and February 29, 1996.

                            GENA LABORATORIES, INC.

(4) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                    FEBRUARY 28,    FEBRUARY 29,
                                                        1995            1996
                                                    ------------    ------------
Land..............................................   $  150,000      $  150,000
Factory equipment.................................      407,427         431,832
Computers.........................................       43,030          43,825
Furniture, fixtures and autos.....................      108,875         108,875
Building and leasehold improvements...............      567,332         567,332
                                                     ----------      ----------
                                                      1,276,664       1,301,864
Less: Accumulated depreciation....................     (392,026)       (471,771)
                                                     ----------      ----------
                                                     $  884,638      $  830,093
                                                     ==========      ==========

(5) LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                    FEBRUARY 28,    FEBRUARY 29,
                                                        1995            1996
                                                    ------------    ------------
Unsecured note payable, bearing interest at prime
  (8.25% at February 29, 1996), unpaid balance due
  by November 1996................................    $123,529        $ 52,942
Various notes payable, bearing interest from 7.5%
  to 8.0%, maturing through 1998..................      96,713          53,824
                                                      --------        --------
                                                       220,242         106,766
Less: Current maturities..........................     (96,056)        (95,248)
                                                      --------        --------
                                                      $124,186        $ 11,518
                                                      ========        ========

     In 1993, the Company entered into a $250,000 unsecured revolving line of credit, which bears interest at prime and matures July 1997. As of February 28, 1995 and February 29, 1996, the Company had not drawn on this facility.

     Aggregate principal payments on long-term debt are as follows:

YEAR ENDING
FEBRUARY 28,
------------
1997..............................................  $ 95,248
1998..............................................    11,518
                                                    --------
                                                    $106,766
                                                    ========

(6) MAJOR CUSTOMERS:

     The Company's strategy includes providing production and distribution services to a major U.S. beauty distribution company. Sales to this customer as a percentage of total sales approximated 31%, 28% and 28% for the years ended February 28, 1994, 1995 and February 29, 1996, respectively, and 34% for the period March 1, 1996 to November 26, 1996.

                            GENA LABORATORIES, INC.

(7) INCOME TAXES:

     The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. These differences result principally from the recognition of revenues and expenses using the cash basis of accounting and the use of different depreciation and amortization methods for income tax reporting.

     The components of the income tax provision consist of the following:

                                                                               FOR THE PERIOD
                                           FOR THE YEARS ENDED                 MARCH 1, 1996
                               --------------------------------------------          TO
                               FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,     NOVEMBER 26,
                                   1994            1995            1996             1996
                               ------------    ------------    ------------    --------------
Current:
  Federal....................    $134,927        $139,468        $208,499         $303,501
  State......................      18,699          19,329          28,896           42,054
                                 --------        --------        --------         --------
                                  153,626         158,797         237,395          345,555
Deferred provision
  (benefit)..................       4,987         (29,191)        (52,605)         (48,211)
                                 --------        --------        --------         --------
  Provision for income
     taxes...................    $158,613        $129,606        $184,790         $297,344
                                 ========        ========        ========         ========

     The components of deferred taxes are as follows:

                                                            FEBRUARY 28,    FEBRUARY 29,
                                                                1995            1996
                                                            ------------    ------------
Deferred tax assets:
  Inventory reserve.......................................    $  6,707        $  8,376
  Uniform inventory cost capitalization...................      50,233          62,739
  Capital losses in excess of capital gains...............       1,544          10,362
  Allowance for doubtful accounts.........................      44,492          50,314
  Amortization............................................      15,773          38,586
                                                              --------        --------
          Total gross deferred tax assets.................     118,749         170,377
                                                              --------        --------
Deferred tax liabilities:
  Depreciation............................................     (19,694)        (18,717)
                                                              --------        --------
          Total gross deferred tax liabilities............     (19,694)        (18,717)
                                                              --------        --------
          Net deferred tax asset..........................    $ 99,055        $151,660
                                                              ========        ========

                            GENA LABORATORIES, INC.

     The following is a reconciliation of income taxes provided at the federal statutory rate with income taxes recorded by the Company:

                                                                                  FOR THE PERIOD
                                                FOR THE YEARS ENDED               MARCH 1, 1996
                                     ------------------------------------------         TO
                                     FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,    NOVEMBER 26,
                                         1994           1995           1996            1996
                                     ------------   ------------   ------------   --------------
Tax provision at statutory rate....    $148,614       $122,790       $170,482        $280,824
Expense of permanent differences
  resulting from the recognition of
  interest income and travel and
  entertainment expenses, and the
  effect of state taxes............       9,999          6,816         14,308          16,520
                                       --------       --------       --------        --------
          Income tax provision.....    $158,613       $129,606       $184,790        $297,344
                                       ========       ========       ========        ========

(8) RELATED PARTY TRANSACTIONS:

     In the fiscal year ended February 28, 1994, the Company purchased land and building amounting to $650,000, from a partnership (the Partnership) of which three of the four partners are shareholders of the Company. The sales price approximated the book value as recorded by the Partnership. Prior to the transaction the Company leased this real estate from the Partnership. The Company acquired the land and building using cash, and financed the remaining portion with a note due the Partnership. Interest and principal of $5,105 are payable monthly. The loan bears interest at 7%, and fully matures in 2003.

     The total of the related party note payable is as follows:

                                                    FEBRUARY 28,    FEBRUARY 29,
                                                        1995            1996
                                                    ------------    ------------
Total shareholder note payable....................    $375,035        $342,287
  Less: Current maturities........................     (32,571)        (34,929)
                                                      --------        --------
Shareholder note payable, net of current
  portion.........................................    $342,464        $307,358
                                                      ========        ========

     Principal maturities related to this loan are as follows:

                   YEAR ENDING
                   FEBRUARY 28,                      TOTAL
                   ------------                     --------
1997..............................................  $ 34,929
1998..............................................    37,454
1999..............................................    40,162
2000..............................................    43,065
2001..............................................    46,178
Thereafter........................................   140,499
                                                    --------
                                                    $342,287
                                                    ========

     The Company also entered into a lease with the Partnership in 1991, for approximately 10,000 square feet for storage and production purposes. Lease expense related to this space totaled approximately $83,049, $44,346, $51,346 and $58,993 for the years ended February 28, 1994 and 1995, February 29, 1996, and the period March 1, 1996 to November 26, 1996, respectively.

                            GENA LABORATORIES, INC.

(9) COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the Company is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on the Company's financial statements.

     Lease commitments related primarily to a warehouse space lease are as follows:

                   YEAR ENDING
                   FEBRUARY 28,                      TOTAL
                   ------------                     --------
1997..............................................  $ 41,100
1998..............................................    41,100
1999..............................................    41,100
2000..............................................    41,100
2001..............................................    41,100
Thereafter........................................   202,500
                                                    --------
                                                    $408,000
                                                    ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheets of BODY DRENCH (a Division of Designs by Norvell, Inc., a Tennessee corporation) as of December 31, 1994 and 1995, and the related statements of operations, changes in owner's investment and cash flows for each of the three years in the period ended December 31, 1995 and for the period January 1, 1996 to November 26, 1996. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Body Drench as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years then ended and for the period January 1, 1996 to November 26, 1996, in conformity with generally accepted accounting principles.

                                      /s/  ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  March 21, 1997.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1994          1995
                                                              ----------    ----------
                                        ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowance for doubtful
     accounts of $89,841 and $58,242, respectively..........  $1,396,048    $1,234,966
  Inventories...............................................   3,052,783     3,078,656
  Other current assets......................................       5,152       150,713
                                                              ----------    ----------
          Total current assets..............................   4,453,983     4,464,335
                                                              ----------    ----------
EQUIPMENT, net of accumulated depreciation of $245,424 and
  $297,176, respectively....................................     167,697       316,443
                                                              ----------    ----------
          Total assets......................................  $4,621,680    $4,780,778
                                                              ==========    ==========
                          LIABILITIES AND OWNER'S INVESTMENT
CURRENT LIABILITIES:
  Accounts payable..........................................  $2,550,654    $3,221,337
  Bank overdraft............................................     651,953       274,810
  Accrued expenses and other................................     296,546       257,813
                                                              ----------    ----------
          Total current liabilities.........................   3,499,153     3,753,960
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 5)
OWNER'S INVESTMENT..........................................   1,122,527     1,026,818
                                                              ----------    ----------
          Total liabilities and owner's investment..........  $4,621,680    $4,780,778
                                                              ==========    ==========

           The accompanying notes to the financial statements are an integral part of these balance sheets.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                            STATEMENTS OF OPERATIONS

                                                                                     FOR THE PERIOD
                                                                                     JANUARY 1, 1996
                                                   YEARS ENDED DECEMBER 31,                TO
                                            --------------------------------------    NOVEMBER 26,
                                               1993         1994          1995            1996
                                            ----------   -----------   -----------   ---------------
NET SALES.................................  $6,653,488   $11,138,369   $11,871,171     $9,642,980
COST OF SALES.............................   4,039,843     6,342,770     6,426,775      5,867,104
                                            ----------   -----------   -----------     ----------
GROSS PROFIT..............................   2,613,645     4,795,599     5,444,396      3,775,876
SELLING, GENERAL
  AND ADMINISTRATIVE EXPENSES.............   2,054,919     4,075,756     4,883,265      4,004,728
                                            ----------   -----------   -----------     ----------
INCOME FROM OPERATIONS....................     558,726       719,843       561,131       (228,852)
                                            ----------   -----------   -----------     ----------
INTEREST EXPENSE..........................      30,159            --        87,585             --
                                            ----------   -----------   -----------     ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES...................................     528,567       719,843       473,546       (228,852)
PROVISION (BENEFIT) FOR INCOME TAXES......     200,855       273,540       179,947        (91,541)
                                            ----------   -----------   -----------     ----------
NET INCOME (LOSS).........................  $  327,712   $   446,303   $   293,599     $ (137,311)
                                            ----------   -----------   -----------     ----------

   The accompanying notes are an integral part of these financial statements.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                  STATEMENTS OF CHANGES IN OWNER'S INVESTMENT

BALANCE, December 31, 1992..................................  $  (127,491)
  Net income................................................      327,712
  Net payments to parent....................................     (748,153)
                                                              -----------
BALANCE, December 31, 1993..................................     (547,932)
  Net income................................................      446,303
  Net receipts from parent..................................    1,224,156
                                                              -----------
BALANCE, December 31, 1994..................................    1,122,527
  Net income................................................      293,599
  Net payments to parent....................................     (389,308)
                                                              -----------
BALANCE, December 31, 1995..................................    1,026,818
  Net loss..................................................     (137,311)
  Net payments to parent....................................   (1,311,710)
                                                              -----------
BALANCE, November 26, 1996..................................  $  (422,203)
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                                          FOR THE
                                                                                           PERIOD
                                                          FOR THE YEARS ENDED            JANUARY 1,
                                                             DECEMBER 31,                 1996 TO
                                                  -----------------------------------   NOVEMBER 26,
                                                    1993         1994         1995          1996
                                                  ---------   -----------   ---------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................  $ 327,712   $   446,303   $ 293,599   $  (137,311)
  Adjustments to reconcile net income (loss) to
     net cash used in operating activities --
     Depreciation...............................     67,244        36,619      51,752        94,963
  Changes in operating assets and liabilities:
     Accounts receivable, net...................    (49,548)   (1,099,273)    161,082       274,164
     Inventories................................   (224,184)   (2,024,887)    (25,873)
     Other, net.................................     (5,127)        2,084    (145,561)    1,167,937
     Accounts payable...........................    516,725       783,427     670,683       158,304
     Accrued expenses...........................    177,767        33,284     (38,733)     (258,849)
                                                  ---------   -----------   ---------   -----------
          Net cash provided by (used in)
            operating activities................    810,589    (1,822,443)    966,949     1,299,208
                                                  ---------   -----------   ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment........................    (62,436)      (53,666)   (200,498)      (12,502)
                                                  ---------   -----------   ---------   -----------
          Net cash provided by (used in)
            investing activities................    (62,436)      (53,666)   (200,498)      (12,502)
                                                  ---------   -----------   ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdraft................................         --       651,953    (377,143)       25,004
  Net payments to/receipts from parent..........   (748,153)    1,224,156    (389,308)   (1,311,710)
                                                  ---------   -----------   ---------   -----------
          Net cash provided by (used in)
            financing activities................   (748,153)    1,876,109    (766,451)   (1,286,706)
                                                  ---------   -----------   ---------   -----------
NET CHANGE IN CASH..............................         --            --          --            --
                                                  ---------   -----------   ---------   -----------
CASH, beginning of period.......................         --            --          --            --
                                                  ---------   -----------   ---------   -----------
CASH, end of period.............................  $      --   $        --   $      --   $        --
                                                  =========   ===========   =========   ===========

   The accompanying notes are an integral part of these financial statements.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION:

  Acquisition and Basis of Presentation

     Effective November 26, 1996, Designs by Norvell, Inc. (Norvell) sold the assets of its Body Drench Division (the Division) to Styling Technology Corporation (STC) for consideration of approximately $7,900,000. These financial statements present the historical financial position and results of operations of the acquired business for periods prescribed by applicable rules of the Securities and Exchange Commission.

     The accompanying financial statements represent the accounts of the Division pursuant to the terms of the Asset Purchase Agreement between STC and Norvell. In addition, interest expense included in the statements of operations represents allocations of parent company interest, as calculated by Norvell.

  Nature and Seasonality of Operations

     The Division is engaged in the manufacture and distribution of skin care, sun care and body care products. Their products are sold to professional hair and tanning salons, health clubs, beauty supply outlets and retail product based salons, both domestic and international.

     The Division's revenues are seasonal in nature, with the first six months of the year having the majority of the volume.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Fair Value of Financial Instruments

     The carrying values of receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Division to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the Division's customer base. The Division establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

  Revenue Recognition

     The Division recognizes revenue from sales at the time product is shipped.

  Equipment

     Equipment is recorded at cost and depreciation on equipment is provided using the straight-line method over the estimated useful lives of the related assets.

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives are charged to expense as incurred. For the three years ended December 31, 1995 and for the period January 1, 1996 to November 26, 1996, maintenance and repair expenses charged to cost of operations were approximately $25,978, $26,117, $30,498 and $6,021, respectively.

  Inventory

     Inventory is valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

     The components of inventories are summarized as follows:

                                                         1994          1995
                                                      ----------    ----------
Raw materials and work-in-process...................  $1,675,601    $1,583,372
Finished goods......................................   1,377,182     1,495,284
                                                      ----------    ----------
                                                      $3,052,783    $3,078,656
                                                      ==========    ==========

(3) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                         1994         1995
                                                       ---------    ---------
Factory equipment....................................  $ 134,880    $ 178,405
Computer equipment...................................    243,647      394,026
Furniture and fixtures...............................     34,594       41,188
                                                       ---------    ---------
                                                         413,121      613,619
Less -- Accumulated depreciation.....................   (245,424)    (297,176)
                                                       ---------    ---------
                                                       $ 167,697    $ 316,443
                                                       =========    =========

(4) INCOME TAXES:

     The Division accounts for income taxes using Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires the recording of deferred tax assets and liabilities based on differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. In accordance with SFAS 109, the Division has recorded a provision for income taxes separately from Norvell.

(5) COMMITMENTS AND CONTINGENCIES:

  Leases

     The Division leases certain facilities and equipment under operating lease agreements.

     Future minimum payments under noncancelable operating leases with terms in excess of one year are as follows:

                   DECEMBER 31,
                   ------------
1996...............................................  $79,455
1997...............................................   50,423
1998...............................................   41,067
1999...............................................    2,333

                                  BODY DRENCH
                    (A DIVISION OF DESIGNS BY NORVELL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Rental expense under such operating leases was $52,163, $101,217, $238,746 and $188,761, for the three years ended December 31, 1995, and for the period January 1, 1996 to November 26, 1996, respectively.

     The Division is involved in certain legal proceedings arising in the normal course of business. In the opinion of management, the Division's potential exposure under the pending proceedings is adequately provided for in the accompanying financial statements.

(6) SIGNIFICANT VENDORS:

     Two vendors accounted for 69.3%, 67.4%, 53.0% and 53.0% of the Division's total raw materials purchases from vendors for the years ended December 31, 1993, 1994, 1995 and for the period January 1, 1996 to November 26, 1996, respectively. Management does not believe that the loss of these vendors would significantly impact the Division's operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheets of JDS MANUFACTURING CO., INC. (a California corporation) as of September 30, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996 and for the period October 1, 1996 to November 26, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JDS Manufacturing Co., Inc. as of September 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 and for the period October 1, 1996 to November 26, 1996, in conformity with generally accepted accounting principles.

                                      /s/  ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  March 21, 1997.

                          JDS MANUFACTURING CO., INC.

                                 BALANCE SHEETS

                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                  1995             1996
                                                              -------------    -------------
                                           ASSETS
CURRENT ASSETS:
  Cash......................................................    $ 57,397         $ 85,260
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000, and $15,000, respectively.........     329,965          313,405
  Inventory.................................................     264,347          209,140
  Prepaid expenses..........................................      11,861            4,716
                                                                --------         --------
          Total current assets..............................     663,570          612,521
                                                                --------         --------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $100,031, and $114,660, respectively......................      30,292           19,157
OTHER ASSETS................................................     102,934          136,404
                                                                --------         --------
                                                                $796,796         $768,082
                                                                ========         ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $196,309         $152,938
  Accrued expenses..........................................      53,740           81,411
                                                                --------         --------
          Total current liabilities.........................     250,049          234,349
                                                                --------         --------
NOTES PAYABLE TO RELATED PARTIES............................     516,200          434,210
                                                                --------         --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value, 10,000 shares authorized,
     1,000 shares issued and outstanding....................      10,000           10,000
  Retained earnings.........................................      20,547           89,523
                                                                --------         --------
          Total stockholders' equity........................      30,547           99,523
                                                                --------         --------
          Total liabilities and stockholders' equity........    $796,796         $768,082
                                                                ========         ========

             The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                          JDS MANUFACTURING CO., INC.

                            STATEMENTS OF OPERATIONS

                                                                                  FOR THE PERIOD
                                                                                  OCTOBER 1, 1996
                                            FOR THE YEARS ENDED SEPTEMBER 30,           TO
                                           ------------------------------------    NOVEMBER 26,
                                              1994         1995         1996           1996
                                           ----------   ----------   ----------   ---------------
SALES....................................  $3,577,779   $3,367,599   $3,113,682      $613,142
COST OF SALES............................   1,651,965    1,550,155    1,407,128       275,513
                                           ----------   ----------   ----------      --------
          Gross profit...................   1,925,814    1,817,444    1,706,554       337,629
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...............................   1,981,928    1,843,871    1,614,505       257,784
                                           ----------   ----------   ----------      --------
          Income (loss) from
            operations...................     (56,114)     (26,427)      92,049        79,845
OTHER INCOME, net........................      44,191       41,951       35,272         1,263
                                           ----------   ----------   ----------      --------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES..................................     (11,923)      15,524      127,321        81,108
PROVISION FOR INCOME TAXES...............       4,571        6,950       58,345        35,688
                                           ----------   ----------   ----------      --------
NET INCOME (LOSS)........................  $  (16,494)  $    8,574   $   68,976      $ 45,420
                                           ==========   ==========   ==========      ========

   The accompanying notes are an integral part of these financial statements.

                          JDS MANUFACTURING CO., INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK
                                                     -----------------    RETAINED
                                                     SHARES    AMOUNT     EARNINGS     TOTAL
                                                     ------    -------    --------    --------
BALANCE, September 30, 1993........................  1,000     $10,000    $ 28,467    $ 38,467
  Net loss.........................................     --          --     (16,494)    (16,494)
                                                     -----     -------    --------    --------
BALANCE, September 30, 1994........................  1,000      10,000      11,973      21,973
  Net income.......................................     --          --       8,574       8,574
                                                     -----     -------    --------    --------
BALANCE, September 30, 1995........................  1,000      10,000      20,547      30,547
  Net income.......................................     --          --      68,976      68,976
                                                     -----     -------    --------    --------
BALANCE, September 30, 1996........................  1,000      10,000      89,523      99,523
  Net income, for the period October 1, 1996 to
     November 26, 1996.............................     --          --      45,420      45,420
                                                     -----     -------    --------    --------
BALANCE, November 26, 1996.........................  1,000     $10,000    $134,943    $144,943
                                                     =====     =======    ========    ========

   The accompanying notes are an integral part of these financial statements.

                          JDS MANUFACTURING CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    FOR THE PERIOD
                                                                                    OCTOBER 1, 1996
                                              FOR THE YEARS ENDED SEPTEMBER 30,           TO
                                             -----------------------------------     NOVEMBER 26,
                                               1994         1995         1996            1996
                                             ---------    ---------    ---------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................  $(16,494)    $  8,574     $ 68,976        $  45,420
  Adjustments to reconcile net income
     (loss) to net cash used in operating
     activities --
     Depreciation..........................    18,735       15,661       14,628            1,439
     Decrease (increase) in accounts
       receivable..........................    (4,438)      89,139       16,560         (172,645)
     Decrease (increase) in inventory......    14,441      (34,089)      55,207           47,329
     Decrease (increase) in other assets...   (33,786)     (35,112)     (26,325)         (19,756)
     Increase (decrease) in accounts
       payable and accrued expenses........     4,263      (47,256)     (15,700)          57,480
                                             --------     --------     --------        ---------
          Net cash provided by (used in)
            operating activities...........   (17,279)      (3,083)     113,346          (40,733)
                                             --------     --------     --------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................   (10,582)      (8,203)      (3,493)          (1,912)
                                             --------     --------     --------        ---------
          Net cash used in investing
            activities.....................   (10,582)      (8,203)      (3,493)          (1,912)
                                             --------     --------     --------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments to) shareholder
     notes payable, net....................    24,012       (5,692)     (81,990)         (14,748)
                                             --------     --------     --------        ---------
          Net cash provided by (used in)
            financing activities...........    24,012       (5,692)     (81,990)         (14,748)
                                             --------     --------     --------        ---------
NET INCREASE (DECREASE) IN CASH............    (3,849)     (16,978)      27,863          (57,393)
CASH, beginning of period..................    78,224       74,375       57,397           85,260
                                             --------     --------     --------        ---------
CASH, end of period........................  $ 74,375     $ 57,397     $ 85,260        $  27,867
                                             ========     ========     ========        =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
     Interest paid.........................  $ 36,134     $ 35,589     $ 39,030        $      --
                                             ========     ========     ========        =========
     Income taxes paid.....................  $  4,090     $  4,571     $  7,000        $  53,896
                                             ========     ========     ========        =========
EXCHANGE OF OTHER ASSET FOR REDUCTION IN
  SHAREHOLDER NOTES PAYABLE................  $     --     $     --     $     --        $ 136,404
                                             ========     ========     ========        =========

   The accompanying notes are an integral part of these financial statements.

                          JDS MANUFACTURING CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION:

  Acquisition and Basis of Presentation

     Effective November 26, 1996, shareholders of JDS Manufacturing Co., Inc. (the Company) sold all of its outstanding stock to Styling Technology Corporation for consideration of approximately $4,400,000. These financial statements present the historical financial position and results of operations of the acquired business for periods prescribed by applicable rules of the Securities and Exchange Commission.

  Organization and Nature of Operations

     The Company was incorporated in 1987. Since 1989, the Company has been a manufacturer and distributor of several extensive lines of high quality, brand-recognized nail enhancement application products and nail accessories. Its products are sold throughout the United States, principally to professional supply outlets, beauty distributors, professional nail salons and professional manicurists.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents.

  Fair Value of Financial Instruments

     The carrying values of cash, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. The carrying amount on the long-term debt is estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt with similar terms and remaining maturities.

  Inventory

     Inventory is valued at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventory for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

     Inventories consist of the following:

                                                  SEPTEMBER 30,    SEPTEMBER 30,
                                                      1995             1996
                                                  -------------    -------------
Raw material and work-in process................    $ 31,722         $ 25,097
Finished goods..................................     232,625          184,043
                                                    --------         --------
                                                    $264,347         $209,140
                                                    ========         ========

  Property and Equipment

     Property and equipment are recorded at cost and depreciation on property and equipment is provided using the straight-line method over their estimated useful lives.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For the years ended September 30, 1994, 1995, 1996 and for the period October 1, 1996 to November 26, 1996, maintenance and repair expenses charged to cost of operations were $5,452, $4,507, $2,509 and $598, respectively.

                          JDS MANUFACTURING CO., INC.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in high quality credit institutions. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the Company's customer base. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Revenue Recognition

     The Company recognizes revenue from sales at the time product is shipped.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified to conform to the 1996 presentation.

(3) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                  SEPTEMBER 30,    SEPTEMBER 30,
                                                      1995             1996
                                                  -------------    -------------
Furniture and equipment.........................    $  98,490        $ 101,984
Automobiles.....................................       13,976           13,976
Leaseholds and other............................       17,857           17,857
                                                    ---------        ---------
                                                      130,323          133,817
Less: accumulated depreciation..................     (100,031)        (114,660)
                                                    ---------        ---------
                                                    $  30,292        $  19,157
                                                    =========        =========

(4) NOTES PAYABLE TO RELATED PARTIES:

     As of September 30, 1995 and 1996, the Company had notes payable due to its two principal shareholders of $516,200 and $434,210, respectively. These notes originated in October 1994, and bear interest at 8%. Loan advances and repayments are made at the shareholders' discretion, with the entire balance becoming due on September 30, 1997. As such, the entire balance is classified as long-term.

(5) INCOME TAXES:

     The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences

                          JDS MANUFACTURING CO., INC.

are expected to reverse. These differences, resulting principally from use of accelerated depreciation methods for income tax reporting, were not material at the balance sheet dates.

(6) COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the Company is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on the Company's financial statements.

     Total future commitments for operating leases are $12,459 through September 30, 1997.

(7) SIGNIFICANT CUSTOMER:

     The Company's strategy includes providing nail care and accessories to a major U.S. beauty distribution company. Sales to this customer as a percentage of total sales were approximately 11%, 14%, 26% and 26% for September 30, 1994, 1995, 1996 and for the period October 1, 1996 to November 26, 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheet of KOTCHAMMER INVESTMENTS, INC. (a California corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995, and for the period January 1, 1996 to November 26, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kotchammer Investments, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year ended December 31, 1995, and for the period January 1, 1996 to November 26, 1996, in conformity with generally accepted accounting principles.

                                      /s/  ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  March 21, 1997.

                          KOTCHAMMER INVESTMENTS, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  96,364
  Accounts receivable.......................................     136,971
  Inventory, net............................................     403,730
  Prepaid expenses and other................................      21,799
                                                               ---------
          Total current assets..............................     658,864
                                                               ---------
PROPERTY AND EQUIPMENT, net.................................      75,472
OTHER ASSETS................................................       1,026
                                                               ---------
                                                               $ 735,362
                                                               =========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................   $  14,015
  Accrued expenses..........................................     121,183
  Line of credit............................................     215,000
  Current portion of notes payable to shareholders..........     270,000
                                                               ---------
          Total current liabilities.........................     620,198
                                                               ---------
NOTES PAYABLE TO SHAREHOLDERS, net of current portion.......     340,000
                                                               ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Common stock, $20 par value, 2,500 shares authorized,
     2,500 shares issued and outstanding....................      50,000
  Retained deficit..........................................    (274,836)
                                                               ---------
          Total stockholders' deficit.......................    (224,836)
                                                               ---------
          Total liabilities and stockholders' deficit.......   $ 735,362
                                                               =========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                          KOTCHAMMER INVESTMENTS, INC.

                            STATEMENTS OF OPERATIONS

                                                                              FOR THE PERIOD
                                                                FOR THE       JANUARY 1, 1996
                                                               YEAR ENDED           TO
                                                              DECEMBER 31,     NOVEMBER 26,
                                                                  1995             1996
                                                              ------------    ---------------
NET SALES...................................................   $1,557,709       $1,248,460
COST OF SALES...............................................      711,925          585,704
                                                               ----------       ----------
          Gross profit......................................      845,784          662,756
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................      891,146          590,800
                                                               ----------       ----------
          Income (loss) from operations.....................      (45,362)          71,956
INTEREST EXPENSE AND OTHER, net.............................      (89,557)         (74,250)
                                                               ----------       ----------
NET LOSS....................................................   $ (134,919)      $   (2,294)
                                                               ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                          KOTCHAMMER INVESTMENTS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                   COMMON STOCK                        TOTAL
                                                 -----------------    RETAINED     STOCKHOLDERS'
                                                 SHARES    AMOUNT     EARNINGS        DEFICIT
                                                 ------    -------    ---------    -------------
BALANCE, December 31, 1994.....................  2,500     $50,000    $(139,917)     $ (89,917)
  Net loss.....................................     --          --     (134,919)      (134,919)
                                                 -----     -------    ---------      ---------
BALANCE, December 31,1995......................  2,500      50,000     (274,836)      (224,836)
  Net loss.....................................     --          --       (2,294)        (2,294)
                                                 -----     -------    ---------      ---------
BALANCE, November 26, 1996.....................  2,500     $50,000    $(277,130)     $(227,130)
                                                 =====     =======    =========      =========

   The accompanying notes are an integral part of these financial statements.

                          KOTCHAMMER INVESTMENTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                               FOR THE PERIOD
                                                                FOR THE       JANUARY 1, 1996
                                                               YEAR ENDED            TO
                                                              DECEMBER 31,      NOVEMBER 26,
                                                                  1995              1996
                                                              ------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................   $(134,919)        $  (2,294)
Adjustments to reconcile net loss to net cash used in
  operating activities --
  Depreciation..............................................      23,436            19,203
  Decrease (increase) in accounts receivable................      43,004           (19,111)
  Decrease (increase) in inventory..........................     (45,278)           51,566
  Decrease in prepaids and other assets.....................      63,372             6,502
  Increase (decrease) in accounts payable and accrued
     liabilities............................................     (43,234)           89,960
                                                               ---------         ---------
          Net cash provided by (used in) operating
            activities......................................     (93,619)          145,826
                                                               ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (17,215)               --
                                                               ---------         ---------
          Net cash used in investing activities.............     (17,215)               --
                                                               ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments to) shareholder notes payable,
     net....................................................     100,000                --
  Proceeds from (payments to) line of credit, net...........      (5,000)         (215,000)
                                                               ---------         ---------
          Net cash (used in) provided by financing
            activities......................................      95,000          (215,000)
                                                               ---------         ---------
NET DECREASE IN CASH........................................     (15,834)          (69,174)
CASH, beginning of period...................................     112,198            96,364
                                                               ---------         ---------
CASH, end of period.........................................   $  96,364         $  27,190
                                                               =========         =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.............................................   $  72,916         $      --
                                                               =========         =========

   The accompanying notes are an integral part of these financial statements.

                          KOTCHAMMER INVESTMENTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION:

  Acquisition and Basis of Presentation

     Effective November 26, 1996, shareholders of Kotchammer Investments, Inc. (the Company) sold its assets to Styling Technology Corporation for consideration of approximately $639,000. These financial statements present the historical financial position and results of operations of the acquired business for periods prescribed by applicable rules of the Securities and Exchange Commission.

  Organization and Nature of Operations

     The Company was incorporated in December 1993 to acquire a division of Redken Laboratories, Inc. The Company distributes and markets professional salon appliances and salonwear. Its products are sold throughout the United States, principally to professional supply outlets, beauty distributors, and professional hair stylists.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     All highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents.

  Fair Value of Financial Instruments

     The carrying values of cash, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. The carrying amount on the long-term debt is estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt with similar terms and remaining maturities.

  Inventory

     Inventory consists of finished goods and are valued at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventory for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

  Property and Equipment

     Property and equipment are recorded at cost and depreciation on property and equipment is provided using the straight-line method over their estimated useful lives.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in high quality credit institutions. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the Company's customer base.

  Revenue Recognition

     The Company recognizes revenue from sales at the time product is shipped.

                          KOTCHAMMER INVESTMENTS, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

(3) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                       USEFUL LIFE      1995
                                                       -----------    --------
Machinery and equipment..............................    5 years      $ 76,803
Furniture and fixtures...............................    7 years        22,458
Computer equipment...................................    5 years        16,652
                                                                      --------
                                                                       115,913
Less -- Accumulated depreciation.....................                  (40,441)
                                                                      --------
                                                                      $ 75,472
                                                                      ========

(4) LINE OF CREDIT:

     At December 31, 1995, the Company had a $220,000 line of credit with a bank which expired in August of 1996 and carried an interest rate of 9.75%. During 1996, the line of credit was repaid.

(5) NOTES PAYABLE TO SHAREHOLDERS:

     Notes payable to shareholders consisted of the following:

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Note payable dated December 8, 1993, interest at a bank's
  reference rate plus 1.25% (11% at December 31, 1995),
  maturing January 15, 2004.................................   $ 120,000
Note payable dated December 8, 1993, interest at a bank's
  reference rate plus 1.25% (11% at December 31, 1995),
  maturing January 15, 2004.................................     120,000
Note payable dated December 8, 1993, interest at a bank's
  reference rate plus 1.25% (11% at December 31, 1995),
  maturing January 31, 2004.................................     270,000
Note payable dated May 3, 1995, interest at a bank's
  reference rate plus 1.25% (11% at December 31, 1995),
  maturing January 31, 2004.................................      70,000
Note payable, dated June 5, 1995, interest at a bank's
  reference rate, plus 1.25% (11% at December 31, 1995),
  maturing January 31, 2004.................................      30,000
                                                               ---------
                                                                 610,000
Less: current maturities....................................    (270,000)
                                                               ---------
                                                               $ 340,000
                                                               =========

     As of December 31, 1995, one of the notes payable to shareholders was classified as current as a result of the Company incurring a technical default with a certain financial covenant.

                          KOTCHAMMER INVESTMENTS, INC.

(6) INCOME TAXES:

     The Company has elected S Corporation status under Subchapter S of the Internal Revenue Code. This election results in substantially all U.S. federal taxable income being taxed to the stockholders. Accordingly, there is no provision for income taxes reflected in these financial statements for the year ended December 31, 1995, and for the period January 1, 1996 to November 26, 1996.

(7) COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the Company is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on the Company's financial statements. Total future commitments for operating leases are $45,851 through July 1997. Rent expense incurred under operating leases was $35,363, and $26,173 for the year ended December 31, 1995 and for the period January 1, 1996 to November 26, 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Styling Technology Corporation:

     We have audited the accompanying balance sheets of U.K. ABBA PRODUCTS, INC. (a California corporation) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.K. ABBA Products, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Phoenix, Arizona,
June 20, 1997.

                            U.K. ABBA PRODUCTS, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                         ------------------------     MARCH 31,
                                                            1995          1996          1997
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash.................................................  $  308,020    $  337,274    $  475,037
  Accounts receivable..................................     775,858       872,602     1,063,784
  Inventory............................................   1,079,833     1,377,373     1,683,241
  Other current assets.................................     302,078        68,938        72,244
                                                         ----------    ----------    ----------
          Total current assets.........................   2,465,789     2,656,187     3,294,306
PROPERTY AND EQUIPMENT, net............................     238,230       219,169       216,625
OTHER ASSETS...........................................      10,318         8,818        24,333
                                                         ----------    ----------    ----------
                                                         $2,714,337    $2,884,174    $3,535,264
                                                         ==========    ==========    ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $  388,676    $  323,840    $  857,061
  Accrued expenses.....................................     146,819       313,004       284,556
  Current portion of note payable and capital lease
     obligation........................................      51,954        86,867        70,247
  Income taxes payable.................................     328,654       121,144       209,885
  Line of credit.......................................     200,000       100,000            --
                                                         ----------    ----------    ----------
          Total current liabilities....................   1,116,103       944,855     1,421,749
                                                         ----------    ----------    ----------
DEFERRED INCOME TAXES..................................       6,788        16,774        25,774
                                                         ----------    ----------    ----------
NOTE PAYABLE AND CAPITAL LEASE OBLIGATION, net of
  current portion......................................      86,872            --            --
                                                         ----------    ----------    ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 200,000 shares
     authorized, 118,518 issued and outstanding........     360,000       360,000       360,000
  Retained earnings....................................   1,144,574     1,562,545     1,727,741
                                                         ----------    ----------    ----------
          Total stockholders' equity...................   1,504,574     1,922,545     2,087,741
                                                         ----------    ----------    ----------
          Total liabilities and stockholders' equity...  $2,714,337    $2,884,174    $3,535,264
                                                         ==========    ==========    ==========

      The accompanying notes are an integral part of these balance sheets.

                            U.K. ABBA PRODUCTS, INC.

                            STATEMENTS OF OPERATIONS

                                                  FOR THE YEARS                FOR THE THREE
                                                      ENDED                     MONTHS ENDED
                                                   DECEMBER 31,                  MARCH 31,
                                             ------------------------   ----------------------------
                                                1995         1996          1996           1997
                                             ----------   -----------   ----------   ---------------
                                                                                (UNAUDITED)
NET SALES..................................  $9,056,549   $10,603,312   $2,477,101     $3,150,100
COST OF SALES..............................   4,193,992     5,013,178    1,180,306      1,518,524
                                             ----------   -----------   ----------     ----------
  Gross profit.............................   4,862,557     5,590,134    1,296,795      1,631,576
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................   4,182,192     4,880,380      979,204      1,351,127
                                             ----------   -----------   ----------     ----------
  Income from operations...................     680,365       709,754      317,591        280,449
INTEREST EXPENSE AND OTHER, net............      12,453         1,328        3,831            454
                                             ----------   -----------   ----------     ----------
INCOME BEFORE PROVISION FOR INCOME TAXES...     667,912       708,426      313,760        279,995
PROVISION FOR INCOME TAXES.................     267,165       290,455      128,642        114,799
                                             ----------   -----------   ----------     ----------
NET INCOME.................................  $  400,747   $   417,971   $  185,118     $  165,196
                                             ==========   ===========   ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                            U.K. ABBA PRODUCTS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK                          TOTAL
                                               -------------------     RETAINED     STOCKHOLDERS'
                                               SHARES      AMOUNT      EARNINGS        EQUITY
                                               -------    --------    ----------    -------------
BALANCE, December 31, 1994...................  118,518    $360,000    $  743,827     $1,103,827
  Net income.................................       --          --       400,747        400,747
                                               -------    --------    ----------     ----------
BALANCE, December 31, 1995...................  118,518     360,000     1,144,574      1,504,574
  Net income.................................       --          --       417,971        417,971
                                               -------    --------    ----------     ----------
BALANCE, December 31, 1996...................  118,518     360,000     1,562,545      1,922,545
  Net income (unaudited).....................       --          --       165,196        165,196
                                               -------    --------    ----------     ----------
BALANCE, March 31, 1997 (unaudited)..........  118,518    $360,000    $1,727,741     $2,087,741
                                               =======    ========    ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                            U.K. ABBA PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                          FOR THE YEARS       FOR THE THREE MONTHS
                                                       ENDED DECEMBER 31,        ENDED MARCH 31,
                                                      ---------------------   ---------------------
                                                        1995        1996        1996        1997
                                                      ---------   ---------   ---------   ---------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $ 400,747   $ 417,971   $ 185,118   $ 165,196
  Adjustments to reconcile net income to net cash
     provided by operating
     activities-Depreciation........................     40,194      58,590      20,837      14,155
     Increase in accounts receivable................    (36,463)    (96,744)    (85,595)   (191,182)
     Increase in inventory..........................   (239,437)   (297,540)   (165,829)   (305,868)
     (Increase) decrease in other assets............   (281,508)    234,640     249,492     (18,821)
     (Decrease) increase in accounts payable........    (53,711)    (64,836)       (887)    533,221
     Increase (decrease) in accrued expenses........    143,958     166,185      (5,435)    (28,448)
     Increase (decrease) in income taxes payable....     65,070    (207,510)     71,142      88,741
     Increase in deferred income taxes..............      6,788       9,986          --       9,000
                                                      ---------   ---------   ---------   ---------
          Net cash provided by operating
            activities..............................     45,638     220,742     268,843     265,994
                                                      ---------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............    (80,367)    (39,529)    (24,655)    (11,611)
                                                      ---------   ---------   ---------   ---------
          Net cash used in investing activities.....    (80,367)    (39,529)    (24,655)    (11,611)
                                                      ---------   ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under line of credit....    200,000    (100,000)   (200,000)   (100,000)
  Payments of note payable and capital lease
     obligation.....................................    (58,458)    (51,959)    (16,370)    (16,620)
                                                      ---------   ---------   ---------   ---------
          Net cash provided by (used in) financing
            activities..............................    141,542    (151,959)   (216,370)   (116,620)
                                                      ---------   ---------   ---------   ---------
NET INCREASE IN CASH................................    106,813      29,254      27,818     137,763
CASH, beginning of period...........................    201,207     308,020     308,020     337,274
                                                      ---------   ---------   ---------   ---------
CASH, end of period.................................  $ 308,020   $ 337,274   $ 335,838   $ 475,037
                                                      =========   =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.....................................  $  23,926   $  13,890   $   5,946   $   2,914
                                                      =========   =========   =========   =========
  Income taxes paid.................................  $ 335,377   $ 497,965   $ 137,642   $      --
                                                      =========   =========   =========   =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  During 1995, the Company assumed a capital lease for property and equipment for $59,284.

   The accompanying notes are an integral part of these financial statements.

                            U.K. ABBA PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) ORGANIZATION AND BASIS OF PRESENTATION

  Organization and Nature of Operations

     U.K. ABBA Products, Inc. (the Company), was incorporated in 1988 to manufacture pure and natural hair care products, using proprietary formulas it owns, and distribute them exclusively through distributor relationships to professional hair salons and supply stores. The Company is a provider of hair care products, specializing in the cleansing, restoring, styling and finishing aspects of the hair care process. The Company maintains its pure and natural approach by using botanical formulas, which does not include the use of any animal ingredients. The Company has approximately 18 different products, and distributes nationally and internationally throughout the United States, Puerto Rico and Canada.

  Acquisition Agreement

     In accordance with the terms of an acquisition agreement (the Agreement) between Styling Technology Corporation, (STC) and the Company dated June 25, 1997, STC agreed to acquire all of the common stock of the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventory

     Inventory is stated at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventory for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

     Inventory consists of the following:

                                               DECEMBER 31,           MARCH 31,
                                         ------------------------    -----------
                                            1995          1996          1997
                                         ----------    ----------    -----------
                                                                     (UNAUDITED)
Raw materials and work-in-process......  $  176,398    $  200,915    $  180,276
Finished goods.........................     903,435     1,176,458     1,502,965
                                         ----------    ----------    ----------
                                         $1,079,833    $1,377,373    $1,683,241
                                         ==========    ==========    ==========

  Property and Equipment

     Property and equipment are recorded at cost and depreciation on property and equipment is provided on the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Furniture and fixtures......................................     7
Office equipment............................................   3-7

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which are not significant and do not improve assets or extend their useful lives, are charged to expense as incurred.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its cash in high quality

                            U.K. ABBA PRODUCTS, INC.

credit institutions. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Fair Value of Financial Instruments

     The carrying values of cash, receivables, accounts payable, and accrued expenses approximate fair values due to the short-term maturities of these instruments. The carrying amounts on the note payable and line of credit are estimated to approximate fair value as the actual interest rates are consistent with rates estimated to be currently available for debt with similar terms and remaining maturities.

  Revenue Recognition

     The Company recognizes revenue from sales upon shipment of the product.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Interim Financial Information

     In management's opinion, the financial statements for the three-month periods ended March 31, 1996 and 1997, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly on a basis consistent with that of the audited data presented herein the Company's financial position and results of operations as of and for the periods then ended in accordance with generally accepted accounting principles. Operating results for the three-month period ended March 31, 1997, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                       DECEMBER 31,
                                                   ---------------------     MARCH 31,
                                                     1995        1996          1997
                                                   --------    ---------    -----------
                                                                            (UNAUDITED)
Furniture and fixtures...........................  $157,170    $ 182,803     $ 187,132
Office equipment.................................   178,580      192,476       199,758
                                                   --------    ---------     ---------
                                                    335,750      375,279       386,890
Less-Accumulated depreciation....................   (97,520)    (156,110)     (170,265)
                                                   --------    ---------     ---------
                                                   $238,230    $ 219,169     $ 216,625
                                                   ========    =========     =========

                            U.K. ABBA PRODUCTS, INC.

(4) NOTE PAYABLE AND CAPITAL LEASE OBLIGATION

     The note payable and capital lease obligation consist of the following:

                                                        DECEMBER 31,
                                                    --------------------     MARCH 31,
                                                      1995        1996         1997
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Note payable, interest at prime plus 1.5% (10.0%
  and 9.75% at December 31, 1995 and 1996,
  respectively, and 9.75% (unaudited) at March 31,
  1997), monthly principal and interest payments
  until December 1997, secured by substantially
  all assets of the Company.......................  $ 86,808    $ 45,138     $ 31,250
Capital lease obligation, payable in monthly
  installments of $1,242 until April 2000.........    52,018      41,729       38,997
                                                    --------    --------     --------
                                                     138,826      86,867       70,247
Less- Current portion.............................   (51,954)    (86,867)     (70,247)
                                                    --------    --------     --------
                                                    $ 86,872    $     --     $     --
                                                    ========    ========     ========

     The Company has classified the note payable and capital lease obligation as current in the accompanying balance sheets at December 31, 1996 and March 31, 1997 as it is the intent of STC to pay off these instruments upon the consummation of the Acquisition.

(5) LINE OF CREDIT

     As of December 31, 1996, the Company has a $700,000 revolving line of credit (the Old Line of Credit), which bears interest at prime plus 1.0% and matures April 1997. In April 1997, the Company negotiated a new line of credit of up to $1,000,000 (unaudited). As of December 31, 1995 and 1996, the Company had $200,000, and $100,000, respectively, outstanding the Old Line of Credit. As of March 31, 1997, the Company had not drawn on the Old Line of Credit. The Old Line of Credit is secured by substantially all the assets of the Company.

(6) INCOME TAXES

     The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. These differences result principally from the recognition of reserve expenses for financial reporting purposes which do not generate current tax deductions, and the use of different depreciation and inventory capitalization methods for income tax and financial reporting.

                            U.K. ABBA PRODUCTS, INC.

     The components of the income tax provision (benefit) consist of the following:

                                                    DECEMBER 31,               MARCH 31,
                                                --------------------    -----------------------
                                                  1995        1996        1996         1997
                                                --------    --------    --------    -----------
                                                                                    (UNAUDITED)
Current:
  Federal.....................................  $259,138    $255,450    $113,138     $106,686
  State.......................................    45,731      45,079      19,966       11,613
                                                --------    --------    --------     --------
                                                 304,869     300,529     133,104      118,299
Deferred......................................   (37,704)    (10,074)     (4,462)      (3,500)
                                                --------    --------    --------     --------
  Provision for income taxes..................  $267,165    $290,455    $128,642     $114,799
                                                ========    ========    ========     ========

     The components of deferred taxes are as follows:

                                                                 DECEMBER 31,
                                                              ------------------     MARCH 31,
                                                               1995       1996         1997
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
Deferred tax assets:
  Uniform inventory cost capitalization.....................  $32,000    $54,000      $59,500
  Other.....................................................   15,878     13,938       13,938
                                                              -------    -------      -------
          Total gross deferred tax assets...................   47,878     67,938       73,438
                                                              -------    -------      -------
Deferred tax liabilities:
  Depreciation..............................................    6,788     16,774       25,774
                                                              -------    -------      -------
          Total gross deferred tax liabilities..............    6,788     16,774       25,774
                                                              -------    -------      -------
Net deferred tax asset......................................  $41,090    $51,164      $47,664
                                                              =======    =======      =======

     The total gross deferred tax assets are included in other current assets in the accompanying balance sheets.

     The following is a reconciliation of income taxes provided at the federal statutory rate with income taxes recorded by the Company:

                                                              DECEMBER 31,     MARCH 31,
                                                              ------------    ------------
                                                              1995    1996    1996    1997
                                                              ----    ----    ----    ----
                                                                              (UNAUDITED)
Tax provision at statutory rate.............................   34%     34%     34%     34%
Expense of permanent differences resulting from the
  corporate owned life insurance and travel and
  entertainment expenses, and the effect of state taxes.....    6%      7%      7%      7%
                                                               --      --      --      --
  Income tax provision......................................   40%     41%     41%     41%
                                                               ==      ==      ==      ==

(7) RELATED PARTY TRANSACTIONS

     The Company utilizes third party warehouses for its storage, production and distribution of its inventory. The Company's minority shareholder is a shareholder of one of these third party warehouses. In the ordinary course of business, the Company contracts for the manufacturing of various products with this warehouse. Management believes these transactions were under terms no less favorable to the Company than those arranged with other parties. During the years ended December 31, 1995 and 1996, and the three months ended March 31, 1996 and 1997, the Company paid approximately $2,799,532, $2,741,167, $511,020,

                            U.K. ABBA PRODUCTS, INC.

(unaudited) and $674,977 (unaudited) respectively, for storage, production and distribution services to this third party. The following inventory amounts with this third party as of December 31, 1995 and 1996, and March 31, 1997, were $171,539, $189,592, $168,106 (unaudited), respectively.

(8) COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on the Company's financial statements.

     Lease commitments relate primarily to the rental of office equipment and the office building lease. Minimum payments under these noncancelable lease obligations are as follows for the year ended December 31:

  1997..................................................    $126,120
  1998..................................................      33,000
  1999..................................................      25,800
  2000..................................................      21,600
                                                            --------
                                                            $206,520
                                                            ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheet of EUROPEAN TOUCH, LTD. II (a Wisconsin S Corporation) as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of European Touch, Ltd. II as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  May 1, 1998.

                            EUROPEAN TOUCH, LTD. II

                                 BALANCE SHEETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                                                              -----------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  992,475     $  429,636
  Accounts receivable, net of allowance for doubtful
     accounts of $54,945 and $54,945, respectively..........    1,011,622        982,354
  Inventory.................................................      440,446        560,957
                                                               ----------     ----------
          Total current assets..............................    2,444,543      1,972,947
PROPERTY AND EQUIPMENT, net.................................      399,614        436,240
OTHER ASSETS................................................        2,375         16,990
                                                               ----------     ----------
                                                               $2,846,532     $2,426,177
                                                               ==========     ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  327,203     $  285,012
  Accrued liabilities.......................................       31,088         31,114
  Current portion of deferred income........................       58,675         54,214
  Customer deposits and other...............................       78,956         58,651
                                                               ----------     ----------
          Total current liabilities.........................      495,922        428,991
DEFERRED INCOME, net of current portion.....................       50,000         46,183
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares authorized and
     issued 750 shares outstanding..........................        1,000          1,000
  Treasury stock at cost, 250 shares........................      (58,000)       (58,000)
  Retained earnings.........................................    2,357,610      2,008,003
                                                               ----------     ----------
          Total stockholders' equity........................    2,300,610      1,951,003
                                                               ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $2,846,532     $2,426,177
                                                               ==========     ==========

      The accompanying notes are an integral part of these balance sheets.

                            EUROPEAN TOUCH, LTD. II

                            STATEMENTS OF OPERATIONS

                                                                          THREE MONTHS ENDED
                                                        YEAR ENDED     ------------------------
                                                       DECEMBER 31,    MARCH 31,     MARCH 31,
                                                           1997           1997          1998
                                                       ------------    ----------    ----------
                                                                             (UNAUDITED)
NET SALES............................................   $8,628,485     $1,483,359    $2,094,596
COST OF SALES........................................    3,713,799        592,063       877,060
                                                        ----------     ----------    ----------
  Gross profit.......................................    4,914,686        891,296     1,217,536
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........    2,256,213        460,566       589,069
                                                        ----------     ----------    ----------
INCOME FROM OPERATIONS...............................    2,658,473        430,730       628,467
OTHER INCOME.........................................      106,394         31,222        32,126
                                                        ----------     ----------    ----------
NET INCOME...........................................   $2,764,867     $  461,952    $  660,593
                                                        ==========     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                            EUROPEAN TOUCH, LTD. II

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                      COMMON STOCK                                  TOTAL
                                     ---------------   TREASURY    RETAINED     STOCKHOLDERS'
                                     SHARES   AMOUNT    STOCK      EARNINGS        EQUITY
                                     ------   ------   --------   -----------   -------------
BALANCE AT DECEMBER 31, 1996.......  1,000    $1,000   $(58,000)  $ 1,418,893    $ 1,361,893
  Net income.......................     --       --          --     2,764,867      2,764,867
  Distributions to stockholders....     --       --          --    (1,826,150)    (1,826,150)
                                     -----    ------   --------   -----------    -----------
BALANCE AT DECEMBER 31, 1997.......  1,000    1,000     (58,000)    2,357,610      2,300,610
  Net income (unaudited)...........     --       --          --       660,593        660,593
  Distributions to stockholders
     (unaudited)...................     --       --          --    (1,010,200)    (1,010,200)
                                     -----    ------   --------   -----------    -----------
BALANCE AT MARCH 31, 1998
  (unaudited)......................  1,000    $1,000   $(58,000)  $ 2,008,003    $ 1,951,003
                                     =====    ======   ========   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                            EUROPEAN TOUCH, LTD. II

                            STATEMENTS OF CASH FLOWS

                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED    -----------------------
                                                         DECEMBER 31,   MARCH 31,    MARCH 31,
                                                             1997         1997         1998
                                                         ------------   ---------   -----------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $ 2,764,867    $ 461,952   $   660,593
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization.....................       60,695       10,356        18,510
     Loss on disposal of assets........................       24,692           --            --
     (Increase) decrease in accounts receivable........     (221,918)    (146,847)       29,268
     Increase in inventory.............................     (189,348)          --      (120,511)
     Increase in other assets..........................          (61)         (59)      (14,615)
     Increase (decrease) in accounts payable and
       accrued liabilities.............................      186,446      (62,445)      (42,165)
     Increase (decrease) in deferred income............       18,773       21,845        (8,278)
     Increase (decrease) in customer deposits and
       other...........................................       45,727        4,013       (20,305)
                                                         -----------    ---------   -----------
          Net cash provided by operating activities....    2,689,873      288,815       502,497
                                                         -----------    ---------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................     (274,007)     (17,091)      (55,136)
                                                         -----------    ---------   -----------
          Net cash used in investing activities........     (274,007)     (17,091)      (55,136)
                                                         -----------    ---------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders........................   (1,826,150)    (157,941)   (1,010,200)
                                                         -----------    ---------   -----------
          Net cash used in financing activities........   (1,826,150)    (157,941)   (1,010,200)
                                                         -----------    ---------   -----------

NET INCREASE (DECREASE) IN CASH........................      589,716      113,783      (562,839)

CASH AND CASH EQUIVALENTS, beginning of period.........      402,759      402,759       992,475
                                                         -----------    ---------   -----------

CASH AND CASH EQUIVALENTS, end of period...............  $   992,475    $ 516,542   $   429,636
                                                         ===========    =========   ===========

   The accompanying notes are an integral part of these financial statements.

                            EUROPEAN TOUCH, LTD. II

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) ORGANIZATION AND BASIS OF PRESENTATION:

  Organization and Nature of Operations

     European Touch, Ltd. II (the Company) was incorporated in 1985 to manufacture and distribute whirlpool pedicure spas and accessories. The Company sells its products primarily to wholesale distributors of professional salon equipment, nail salons, and, to a lesser extent, spas and resorts throughout the United States, as well as Canada, Europe, Latin America, Mexico and Asia.

  Acquisition Agreement

     In accordance with the terms of a definitive Acquisition Agreement between Styling Technology Corporation (STC) and European Touch, Ltd. II, Inc. (the Company), STC agreed to acquire all of the stock of the Company for a purchase price of $20.1 million. The closing is estimated to take place in the second quarter of 1998.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     All highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents.

  Inventory

     Inventory is valued at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventory for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

Inventory consists of the following:

                                                   DECEMBER 31,     MARCH 31,
                                                       1997           1998
                                                   ------------    -----------
                                                                   (UNAUDITED)
Raw materials and work-in-process................    $ 30,831       $ 39,267
Finished goods...................................     409,615        521,690
                                                     --------       --------
                                                     $440,446       $560,957
                                                     ========       ========

  Property and Equipment

     Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3-15 years.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives are charged to expense as incurred. Maintenance and repair expenses charged to cost of operations were approximately $500, $0 and $134 for the year ended December 31, 1997 and the three-month unaudited periods ended March 31, 1997 and 1998, respectively.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are described in

                            EUROPEAN TOUCH, LTD. II

Note 5. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Income Taxes

     The Company's stockholders have elected to have the Company treated as an S Corporation for income tax purposes. Therefore, no provision for income taxes is reflected in the accompanying financial statements.

  Fair Value of Financial Instruments

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments.

  Revenue Recognition

     The Company recognizes revenue at the time product is shipped. However, installment sales are accounted for under the installment method. Installment sale terms require 50% in cash before shipment is made and monthly payments for the balance over the period ranging from 12 to 24 months. Installment sales are recognized as payments are received.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

  Interim Unaudited Financial Information

     In management's opinion, the financial statements for the three-month periods ended March 31, 1997 and 1998, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of and for the periods then ended. Operating results for the three-month period ended March 31, 1998, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998.

(3) ACCOUNTS RECEIVABLE:

     Accounts receivable include installment receivable amounts. Of the total of these receivables of $217,350 and $200,794 as of December 31, 1997 and March 31, 1998 (unaudited), approximately $100,000 and $92,000, respectively, were due beyond one year from these balance sheet dates.

                            EUROPEAN TOUCH, LTD. II

(4) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                   DECEMBER 31,     MARCH 31,
                                                       1997           1998
                                                   ------------    -----------
                                                                   (UNAUDITED)
Leasehold improvements...........................   $   9,400       $   9,400
Production tooling and equipment.................     210,943         263,303
Furniture and fixtures...........................     149,800         149,800
Computers and vehicles...........................     179,669         182,445
                                                    ---------       ---------
                                                      549,812         604,948
Less- Accumulated depreciation...................    (150,198)       (168,708)
                                                    ---------       ---------
                                                    $ 399,614       $ 436,240
                                                    =========       =========

(5) CUSTOMER CONCENTRATION:

     Sales to a major U.S. beauty distribution company as a percentage of total net sales approximated 13%, 13% and 16% for the year ended December 31, 1997 and the three-month unaudited periods ended March 31, 1997 and 1998, respectively. Three of the Company's customers had accounts receivable totaling 45% and 28% (unaudited) of the Company's total accounts receivable balance as of December 31, 1997 and March 31, 1998, respectively.

(6) RELATED PARTY TRANSACTIONS:

     The Company leases its primary facilities from a partnership of which all partners are stockholders of the Company. Lease expense related to this space totaled $98,721, $37,260 and $45,332 for the year ended December 31,1997 and the three-month unaudited periods ended March 31, 1997 and 1998, respectively.

     The Company advances certain expenses related to trade shows and computer services to a company of which two of the three stockholders are stockholders of the Company. Expenses paid by the Company on behalf of the related company were approximately $39,000, $2,300 and $25,000 for the year ended December 31, 1997 and the three-month unaudited periods ended March 31, 1997 and 1998, respectively. The total accounts receivable balance as of December 31, 1997 and March 31, 1998, from this company was approximately $7,000 and $10,000, respectively.

(7) COMMITMENTS AND CONTINGENCIES:

  Legal Matters

     In the normal course of business, the Company is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on the Company's financial conditions or results of operations.

                            EUROPEAN TOUCH, LTD. II

  Operating Leases

     The Company leases office and warehouse space under operating lease agreements. Future lease payments under non-cancellable operating leases are as follows:

                      YEAR ENDING
                      DECEMBER 31,
                      ------------
  1998..................................................    $142,796
  1999..................................................     146,196
  2000..................................................     146,196
  2001..................................................     108,796
  2002..................................................      43,915
                                                            --------
                                                            $587,899
                                                            ========

  Retirement Plans

     The Company has a defined contribution plan under 401(k) (the Plan) of the Internal Revenue Code. Employees of the Company are eligible to participate in the Plan after completing one year of service, 1,000 work hours and reaching age
21. Voluntary salary reductions may be elected by each participating employee and contributed to the Plan (not to exceed $9,500 for a calendar year). The Company may match up to 25% of the employee's contribution up to a maximum of 6.5% of the employee's compensation. The Company expensed $38,997 related to the Plan during 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Ft. Pitt Acquisition, Inc.:

     We have audited the accompanying consolidated balance sheet of Ft. Pitt Acquisition, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ft. Pitt Acquisition, Inc. and subsidiary at December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 10 to the consolidated financial statements, on August 3, 1998, the Company entered into a Stock Purchase Agreement with its majority shareholders and Styling Technology Corporation, which provides for the purchase of a majority of the issued and outstanding common stock of the Company by Styling Technology Corporation.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 2, 1998 (August 3, 1998 as to Note 10)

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowance for doubtful
     accounts of $58,389 (unaudited) and $156,660...........  $ 5,218,020     $4,926,093
  Inventories...............................................    2,237,324      2,087,677
  Prepaid and other current assets..........................      179,197        319,586
  Deferred tax asset........................................      250,000        250,000
                                                              -----------     ----------
     Total current assets...................................    7,884,541      7,583,356
                                                              -----------     ----------
PROPERTY AND EQUIPMENT:
  Machinery and equipment...................................      752,891        750,887
  Office equipment..........................................      627,392        534,428
  Automobiles and trucks....................................        6,849          6,849
  Leasehold improvements....................................       66,752         66,752
                                                              -----------     ----------
                                                                1,453,884      1,358,916
  Less accumulated depreciation.............................    1,294,753      1,225,652
                                                              -----------     ----------
                                                                  159,131        133,264
INTANGIBLES:
  License agreement.........................................    1,524,942      1,652,142
  Goodwill..................................................      489,235        427,253
                                                              -----------     ----------
TOTAL ASSETS................................................  $10,057,849     $9,796,015
                                                              ===========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdrafts...........................................  $   336,294     $  429,472
  Current maturities of long-term debt......................      881,294        848,201
  Accounts payable..........................................      363,935        377,285
  Accounts payable -- related party.........................      609,037        294,095
  Accrued royalty -- related party..........................      372,348        284,183
  Accrued bonuses...........................................      222,343        439,931
  Accrued income taxes......................................       13,992        329,934
  Other accrued liabilities.................................      903,126        400,570
                                                              -----------     ----------
     Total current liabilities..............................    3,702,369      3,403,671
LONG-TERM AND SUBORDINATED DEBT.............................    4,313,452      4,227,013
DEFERRED TAX LIABILITY......................................      552,000        552,000
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock; no par value; 315,586 shares authorized;
     254,639 shares outstanding, including those held in
     treasury...............................................    1,077,114      1,077,114
  Warrant...................................................       52,179         52,179
  Retained earnings.........................................      660,735        784,038
  Treasury stock -- at cost.................................     (300,000)      (300,000)
                                                              -----------     ----------
                                                                1,490,028      1,613,331
                                                              -----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $10,057,849     $9,796,015
                                                              ===========     ==========

                See notes to consolidated financial statements.

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           SIX MONTHS ENDED
                                                      --------------------------     YEAR ENDED
                                                       JUNE 30,       JUNE 30,      DECEMBER 31,
                                                         1998           1997            1997
                                                      -----------    -----------    ------------
                                                             (UNAUDITED)
NET SALES...........................................  $14,166,121    $12,757,683    $26,097,739
COST OF SALES.......................................    5,242,145      4,653,792      9,757,863
                                                      -----------    -----------    -----------
          Gross profit..............................    8,923,976      8,103,891     16,339,876
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........    8,262,084      6,700,382     13,697,245
PROVISION FOR DOUBTFUL ACCOUNTS.....................       26,033         24,835        140,003
ROYALTY EXPENSE -- RELATED PARTY....................      372,348        323,055        674,709
DEPRECIATION........................................       69,101         83,365        170,342
AMORTIZATION OF INTANGIBLE ASSETS...................      133,200        133,268        266,400
                                                      -----------    -----------    -----------
          Income from operations before interest
            expense and income taxes................       61,210        838,986      1,391,177
INTEREST EXPENSE....................................      267,513        259,494        539,327
                                                      -----------    -----------    -----------
(LOSS) INCOME BEFORE INCOME TAXES...................     (206,303)       579,492        851,850
INCOME TAX (BENEFIT) PROVISION......................      (83,000)       235,000        346,000
                                                      -----------    -----------    -----------
NET (LOSS) INCOME...................................  $  (123,303)   $   344,492    $   505,850
                                                      ===========    ===========    ===========

                See notes to consolidated financial statements.

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     NUMBER OF
                                      COMMON       COMMON     TREASURY              RETAINED
                                      SHARES       STOCK        STOCK     WARRANT   EARNINGS      TOTAL
                                     ---------   ----------   ---------   -------   ---------   ----------
BALANCE, December 31, 1996.........   244,263    $1,076,078   $(300,000)  $52,179   $ 278,188   $1,106,445
  Common stock issued..............    10,376         1,036          --        --          --        1,036
  Net income.......................        --            --          --        --     505,850      505,850
                                      -------    ----------   ---------   -------   ---------   ----------
BALANCE, December 31, 1997.........   254,639     1,077,114    (300,000)   52,179     784,038    1,613,331
  Net loss (Unaudited).............        --            --          --        --    (123,303)    (123,303)
                                      -------    ----------   ---------   -------   ---------   ----------
BALANCE, June 30, 1998
  (Unaudited)......................   254,639    $1,077,114   $(300,000)  $52,179   $ 660,735   $1,490,028
                                      =======    ==========   =========   =======   =========   ==========

                See notes to consolidated financial statements.

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS ENDED
                                                          -------------------------    YEAR ENDED
                                                           JUNE 30,      JUNE 30,     DECEMBER 31,
                                                             1998          1997           1997
                                                          -----------   -----------   ------------
                                                          (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.....................................   $(123,303)    $ 344,492     $ 505,850
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization......................     202,301       216,633       436,742
     Changes in assets and liabilities:
     Increase in accounts receivable....................    (291,927)     (478,555)     (716,290)
     Increase in inventories............................    (149,647)     (869,422)     (206,204)
     Decrease (increase) in prepaid and other current
       assets...........................................     140,389        48,633        (3,134)
     (Decrease) increase in accounts payable............     (13,350)      355,273        (6,195)
     Increase in accounts payable -- related party......     314,942       330,150        51,095
     Increase in accrued royalty -- related party.......      88,165        78,933        40,061
     (Decrease) increase in accrued liabilities.........     (30,974)     (227,544)       70,506
                                                           ---------     ---------     ---------
     Net cash provided by (used in) operating
       activities.......................................     136,596      (201,407)      172,431
                                                           ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................................     (94,968)      (41,334)      (83,031)
  Additions to intangibles..............................     (67,982)      (32,873)      (80,140)
                                                           ---------     ---------     ---------
          Cash used in investing activities.............    (162,950)      (74,207)     (163,171)
                                                           ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on revolving credit facility...........     535,565       515,644       368,543
  (Decrease) increase in bank overdrafts................     (93,178)      146,046       407,922
  Principal payments on long-term debt..................    (416,033)     (386,076)     (786,761)
  Proceeds from issuance of common stock................          --            --         1,036
                                                           ---------     ---------     ---------
     Net cash provided by (used in) financing
       activities.......................................      26,354       275,614        (9,260)
                                                           ---------     ---------     ---------
NET CHANGE IN CASH......................................          --            --            --
                                                           ---------     ---------     ---------
CASH, BEGINNING AND END OF PERIOD.......................   $      --     $      --     $      --
                                                           =========     =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest................................                               $ 544,937
                                                                                       =========
  Cash paid for income taxes............................                               $ 196,843
                                                                                       =========

                See notes to consolidated financial statements.

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Principles of Consolidation -- The consolidated financial statements include the accounts of Ft. Pitt Acquisition, Inc. and its 90% owned subsidiary, Ft. Pitt-Framesi, Ltd. (Framesi of USA, Inc.) (collectively, the "Company"). All intercompany balances and transactions have been eliminated.

     b. Nature of Operations -- The Company's primary business is the distribution, in the Western Hemisphere, and limited production of an Italian line of hair coloring and hair care products under the "Framesi" brand name and the manufacture and distribution of hair care products under the "Roffler" and "Color Plus" Company-owned brand names. The Company performs periodic credit evaluations of its distributors and maintains the right to rescind the distributor agreements at any time.

     c. Estimates -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     d. Unaudited Interim Financial Information -- The interim condensed consolidated financial statements as of June 30, 1998 and for the six months ended June 30, 1998 and June 30, 1997, are unaudited. The interim condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for interim periods may not be indicative of the operating results that may be expected for the full year. The interim condensed consolidated financial statements do not include all footnotes which would be required for complete financial statements prepared in accordance with generally accepted accounting principles.

     e.  Revenue Recognition -- Sales are recognized when product is shipped.

     f. Inventories -- Inventories are stated at the lower of cost or market using the first-in, first-out inventory method.

     g. Property and Equipment -- Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives for financial reporting and on accelerated methods for tax reporting.

     h. Intangibles -- Intangible assets are amortized over their estimated useful lives using the straight-line method.

     i. Income Taxes -- The Company applies the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the provisions of SFAS No. 109, deferred tax assets and liabilities are provided for the effects of net operating loss and inventory contribution carryforwards, and for temporary differences between financial and tax reporting which are primarily associated with amortization of intangibles, an allowance for doubtful accounts and the difference between the book and tax basis for property and equipment and inventories. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

     j. Bank Overdrafts -- The Company utilizes a cash management system under which a book balance cash overdraft exists for the Company's primary disbursement accounts. This overdraft represents uncleared checks in excess of cash balances in bank accounts. Drawdowns of the Company's revolving credit facility are made as checks are presented for clearing.

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

     k. Financial Instruments -- The Company's financial instruments include long-term debt obligations. The carrying values of all instruments at December 31, 1997 approximated their fair value. The fair value of the instruments were based on the rate available to the Company for instruments of the same maturities.

2.  INTANGIBLES

     The license agreement sets forth the rights and obligations governing the exclusive manufacture, promotion and sale of the "Framesi" line of products and the use of the "Framesi" name in most of the Western Hemisphere. This agreement is with the minority stockholder of the subsidiary. The license will expire in 2036 and for financial statement purposes, six and one-half years remain on the life of the license at December 31, 1997. Accumulated amortization as of December 31, 1997 was $2,672,858.

     Goodwill represents the excess purchase price over the estimated fair market value of net asset acquired from the prior owner of the business (the "Seller"). This amount is being amortized on a straight-line basis over 40 years and is net of accumulated amortization of $61,373 as of December 31, 1997. The Company's agreement with the Seller also provides for contingent payments to the Seller based upon a defined formula, up to a maximum of $500,000 over the agreement term, which expires in June 2000. Payments made are considered an increase in the purchase price paid for the business. During the year ended December 31, 1997, the Company made payments under the terms of the agreement of $80,140, which were charged to goodwill and are being amortized over the remaining life of goodwill.

3.  INVENTORIES

     Inventories consist of the following:

                                                    JUNE 30,      DECEMBER 31,
                                                      1998            1997
                                                   -----------    ------------
                                                   (UNAUDITED)
Raw materials and work-in-progress...............  $  383,863      $  318,050
Packaging........................................     435,551         480,025
Finished goods...................................   1,430,087       1,329,602
                                                   ----------      ----------
                                                    2,249,501       2,127,677
Reserve for obsolete inventory...................     (12,177)        (40,000)
                                                   ----------      ----------
                                                   $2,237,324      $2,087,677
                                                   ==========      ==========

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

4.  BORROWING ARRANGEMENTS

     Debt consists of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Bank debt:
  Revolving credit facility.................................   $2,872,272
  Term loan.................................................      452,978
Promissory notes:
  Promissory note (A).......................................    1,261,378
  Promissory note (B).......................................      488,586
                                                               ----------
Total debt..................................................    5,075,214
Less current maturities.....................................      848,201
                                                               ----------
Long-term debt..............................................   $4,227,013
                                                               ==========

     The Company entered into a credit agreement in 1995 which included a $1,000,000 term loan and a revolving credit facility. Under the terms of the credit agreement, as amended in 1997, the revolving credit facility expires July 31, 2001 and is limited to the lesser of $5,000,000 or an amount equal to the sum of 80% of the eligible accounts receivable plus the lesser of $1,700,000 or 60% of eligible finished goods inventories. The available and unused portion of the credit facilities was $1,160,122 at December 31, 1997. Interest accrues on the outstanding balance at the bank's prime rate plus 1%, and a fee of .25% is charged by the bank on the unused portion of the revolving credit facility. The Company will incur a prepayment penalty of 1% of the sum of $5,000,000 plus the then outstanding principal balance of the term loan if the revolving credit facility is terminated before July 31, 2001. The prime rate was 8.5% at December 31, 1997.

     The term loan is a three year note payable in monthly installments of $16,667, including interest at the bank's prime rate plus 1.5% through April 2000.

     The bank has a security interest in the accounts receivable, inventories, machinery and equipment and related proceeds and all other tangible and intangible assets of the Company. In addition, these obligations are secured by the outstanding common stock of Framesi and personal guarantees of certain officers of the Company. The agreements contain various covenants, including maintenance of certain levels of net income, leverage ratios, debt service ratios and restrictions on rentals, additional debt, dividends and other distributions to stockholders.

     The Company failed to meet the limit on rentals for the year ended December 31, 1997 required under the credit agreement. The Company's bank waived maintenance of this covenant requirement for the year ended December 31, 1997 and modified the requirement for future periods.

     Promissory note (A) is a ten-year note payable in monthly installments ranging between $27,750 to $47,695, including interest at 10% through June 15, 2000. Promissory note (B) is a ten-year note payable in monthly installments of $18,474, including interest at 10% through June 1, 2000. Promissory notes (A) and (B) are subordinate to the outstanding debt with the bank. Covenants on the promissory notes require that the Company maintain compliance with the bank debt agreements. As a result of receipt of the bank waiver, the Company remains in compliance with the promissory notes covenants.

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

     Scheduled maturities for principal payments on long-term and subordinated debt for the years ending December 31, are:

1998.....................................................  $  848,201
1999.....................................................     969,056
2000.....................................................     385,685
2001.....................................................   2,872,272
                                                           ----------
                                                           $5,075,214
                                                           ==========

5.  OPERATING LEASES

     The Company has noncancelable operating leases for its operating facilities and Company vehicles. Rental expense for such leases was $298,940 for the year ended December 31, 1997. The leases do not provide for contingent rentals, renewal or purchase options or escalation clauses, and contain no restrictive covenants. Future minimum lease commitments under operating leases are as follows:

1998......................................................  $244,920
1999......................................................   143,900
2000......................................................   126,055
2001......................................................   114,996
2002......................................................   114,996
Thereafter................................................   114,996
                                                            --------
          Total minimum lease commitment..................  $859,863
                                                            ========

6.  STOCKHOLDERS' EQUITY

     Stock Option Plan -- The Company had a stock option plan that granted directors, officers and key employees options to purchase shares of common stock. No options have been granted since 1992. The options expired not more than ten years after the date of grant and were exercisable only while the holder was in the employment of the Company. During the year ended December 31, 1997, 10,376 options were exercised at $.10 per option. At December 31, 1997, there were no options outstanding and the plan was canceled.

     Warrant -- The warrant entitles the holder to purchase 5% of the Company's outstanding stock for $44,000 and is exercisable at any time before July 31, 2000. The warrant has certain antidilution rights, but no voting rights.

7.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1997
                                                          ------------
Current:
  Federal...............................................    $336,000
  State.................................................      10,000
                                                            --------
          Total current expense.........................    $346,000
                                                            ========

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

     Deferred income taxes in the accompanying consolidated balance sheet consist of the following:

                                                          DECEMBER 31,
                                                              1997
                                                          ------------
Deferred Tax Assets:
  Allowance for doubtful accounts.......................   $  60,000
  Reserve for obsolete inventory........................      15,000
  Section 263A costs....................................     116,000
  Inventory contribution carryforwards..................     120,000
  Depreciation..........................................      14,000
                                                           ---------
                                                           $ 325,000
                                                           =========
Deferred Tax Liability:
  Intangibles...........................................   $(627,000)
                                                           =========
Composition of amounts in the consolidated balance
  sheet:
  Current deferred tax asset............................   $ 250,000
                                                           =========
  Non-current deferred tax liability....................   $(627,000)
  Non-current deferred tax assets.......................      75,000
                                                           ---------
     Net non-current deferred tax liability.............   $(552,000)
                                                           =========

     The Company's effective tax rate differed from the statutory federal tax rate as follows:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1997
                                                          ------------
Percent of pre-tax earnings.............................     34.0%
Non-deductible expenses.................................       5.4
State income taxes, net of federal benefit..............       1.2
                                                              ----
Effective tax rate......................................     40.6%
                                                              ====

8.  RETIREMENT PLAN

     The Company has a 401(k) plan in which all full-time, nonunion employees are eligible to participate. The plan provides for the Company to match employee contributions at its discretion and to make other discretionary contributions. Total related expense was $20,439 for the year ended December 31, 1997.

     The Company participates in a multiemployer pension plan on behalf of its union employees. The Company contributes $.15 per hour to the plan for all employees who have completed six months of service. Total related expense incurred for the year ended December 31, 1997 was $29,260.

9.  RELATED PARTIES

     The Company has entered into consulting and employment agreements with certain members of the Board of Directors. Payments totaling $200,000 were made during the year ended December 31, 1997, under these agreements. One agreement includes a noncompetition agreement for eight years starting on January 1, 2000 which includes payments of $200,000 a year over the term. Payments, if any, under the noncompetition agreement are contingent upon the completion of employment through December 31, 1999.

     Framesi's minority stockholder is the supplier of products for the Company's primary business of distribution and limited production of an Italian line of hair coloring and hair care products, cosmetics and related products under the "Framesi" brand name. Total purchases from the minority stockholder were

                   FT. PITT ACQUISITION, INC. AND SUBSIDIARY

$2,562,217 (unaudited) and $2,670,577 (unaudited) for the six months ended June 30, 1998 and 1997, respectively, and $6,063,163 for the year ended December 31, 1997. In addition, a royalty at various percentages on certain net sales of products acquired from the minority stockholder is payable semiannually to the minority stockholder.

10.  SUBSEQUENT EVENTS

     On August 3, 1998, the Company entered into a Stock Purchase Agreement (the "Agreement") with its majority shareholders and Styling Technology Corporation, which provides for the purchase of a majority of the issued and outstanding common stock of the Company by Styling Technology Corporation for approximately $30,000,000 in cash and a seller note.

     As a result of the signing of the Agreement, the warrant described in Note 6 was exercised and the outstanding balance under the revolving credit facility became due and payable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            , 1999

                           [STYLING TECHNOLOGY LOGO]

                        4,000,000 SHARES OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                          DONALDSON, LUFKIN & JENRETTE
                                  ING BARINGS
                           U.S. BANCORP PIPER JAFFRAY
                           FIRST SECURITY VAN KASPER
                                 DLJDIRECT INC.
                            FRIEDMAN BILLINGS RAMSEY

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Styling Technology have not changed since the date hereof.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the offering described in the Registration Statement.

SEC registration fee........................................  $ 13,507
NASD filing fee.............................................     5,359
Nasdaq National Market fees.................................    17,500
Transfer agent and registrar fees...........................     2,000*
Accountants' fees and expenses..............................   150,000*
Legal fees and expenses.....................................   250,000*
Printing and engraving expenses.............................   225,000*
Miscellaneous fees..........................................    36,634*
                                                              --------
Total.......................................................  $700,000
                                                              ========

---------------
* Estimates

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article IX of the Company's First Amended and Restated Certificate of Incorporation (the "Certificate"), the Company shall indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law to each person who is or was a director, officer or employee of the Company, or who serves or served any other enterprise or organization at the request of the Company (an "Indemnitee"). In addition, the Company has adopted provisions in its Bylaws that require the Company to indemnify its directors, officers, and certain other representatives of the Company against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent and under all circumstances permitted by law.

     Under Delaware law, to the extent that an Indemnitee is successful on the merits or otherwise in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer or employee of the Company, or serves or served any other enterprise or organization at the request of the Company, the Company shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     An Indemnitee also may be indemnified under Delaware law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     An Indemnitee also may be indemnified under Delaware law against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of a suit by or in the right of the Company if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification may be made if the Indemnitee is adjudged to be liable to the Company, unless a court determines that such Indemnitee is entitled to indemnification for such expenses which the court deems proper.

     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company. The Company may also advance expenses incurred by other employees and agents of the Company upon such terms and conditions, if any, that the Board of Directors of the Company deems appropriate.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to Delaware law or the Company's Certificate, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In September 1996, the Company sold to a single foreign investor a promissory note in the principal amount of $400,000 at an interest rate of 10% per annum that was repaid in the same year. Upon completion of the Company's initial public offering, the Company issued to Sylvan Schefler upon his election as a director of the Company (i) 20,000 shares of common stock, (ii) warrants to purchase 20,000 shares of common stock at an exercise price of $12.50 per share, and (iii) options to purchase 5,000 shares of common stock at an exercise price of $10 per share. The Company issued the note in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as a transaction not involving a public offering.

     In November 1996, in connection with its initial public offering, the Company issued 203,000 common stock purchase warrants to its underwriters, Friedman, Billings, Ramsey & Co., Inc. and Prime Charter Ltd. Each warrant entitles the holder thereof to purchase at any time prior to November 21, 2001, one share of common stock at an exercise price of $12.00 per share. The Company issued the warrants in reliance upon an exemption from registration pursuant to
Section 4(2) of the Securities Act of 1933, as a transaction not involving a public offering. See "Description of Securities -- Warrants."

     In June 1997, in connection with its June 1997 Credit Facility that is no longer outstanding, the Company issued 150,000 common stock purchase warrants to Credit Agricole Indosuez at an exercise price of $10.18 per share, and 10,000 common stock purchase warrants to Bank Boston, N.A at an exercise price of $11.38 per share. Each warrant entitles the holder to purchase at any time prior to June 24, 2002, one share of common stock at the exercise price. The Company issued the warrants in reliance upon an exemption from registration pursuant to
Section 4(2) of the Securities Act of 1933, as a transaction not involving a public offering. See "Description of Securities -- Warrants."

     In June 1998, the Company completed a $100.0 million senior subordinated debt offering. The senior subordinated notes due 2008 were priced at 10 7/8% and sold pursuant to Rule 144A. The proceeds of the offering were used to finance the purchase price and related costs of acquiring all of the issued and outstanding capital stock of the European Touch Companies, to repay existing indebtedness (including the Company's December 1997 Credit Facility), and for working capital purposes.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
 1.1          Form of Underwriting Agreement
 3.1          First Amended and Restated Certificate of Incorporation of
              the Registrant(1)
 3.3          Bylaws of the Registrant(2)
 4.1          Specimen of Stock Certificate(2)
 4.2          Specimen of Redeemable Common Stock Warrant(2)
 4.3          Form of Warrant issued to Credit Agricole Indosuez(3)
 4.4          Form of Warrant issued to Bank Boston N.A.(4)
 4.5          Indenture dated as of June 23, 1998, by and among the
              Company, the Guarantors Signatories thereto, and State
              Street Bank and Trust Company of California, N.A.(4)
 4.6          Form of Global Notes(5)

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
 4.8          Rights Agreement, dated February 23, 1999, between Styling
              Technology Corporation and American Securities Transfer &
              Trust Inc., as Rights Agent, together with the following
              exhibits thereto: Exhibit A-Form of Certificate of
              Designation of Series A Junior Participating Preferred Stock
              of Styling Technology Corporation; Exhibit B-Form of Right
              Certificate; Exhibit C-Summary of Rights to Purchase Shares
              of Preferred Stock of Styling Technology Corporation.(6)
 5            Opinion of O'Connor, Cavanagh, Anderson, Killingsworth &
              Beshears, a professional association
10.5          Employment Agreement between Registrant and Sam L.
              Leopold(2)
10.11         1996 Stock Option Plan (as amended through April 19, 1999)
10.19         Asset Purchase Agreement dated as of October 31, 1997 among the Registrant, Inverness Corporation, and Inverness (UK)
              Limited.(7)
10.20         Transition and Manufacturing Agreement dated as of December
              10, 1997 the Registrant and Inverness Corporation.(7)
10.23         Stock Purchase Agreement dated as of June 23, 1998 among the
              Company and the former shareholders of European Touch, Ltd.
              II(8)
10.24         Credit Agreement dated June 30, 1998 among the Company,
              BankBoston, N.A., and NationsBank, N.A.(9)
10.25         Stock Purchase Agreement dated as of August 3, 1998, among the Company, Kevin T. Weir, Carol M. Weir, and Dennis M.
              Katawczik(7)
10.26         1998 Employee Stock Option Plan(1)
10.27         First Amendment to Credit Agreement dated as of March 30,
              1999 by and among the Company, NationsBank, N.A., and
              BankBoston, N.A., as lenders, and NationsBank, N.A., as
              administrative agent.(10)
10.28         Credit Agreement dated June 22, 1999 among the Registrant, the other credit parties signatory thereto from time to
              time, the lenders signatory thereto from time to time, and
              General Electric Capital Corporation.
10.29         Employment Agreement dated June 22, 1999 by and between the
              Registrant and Richard R. Ross.
21            Subsidiaries of Registrant
23.1          Consent of O'Connor, Cavanagh, Anderson, Killingsworth &
              Beshears, a professional association (included in Exhibit 5)
23.2          Consent of Arthur Andersen LLP
23.3          Consent of Deloitte & Touche LLP
24            Power of Attorney of Directors and Executive Officers
              (included on the Signature Page of the Registration
              Statement)
27            Financial Data Schedule(1)(11)

---------------

 (1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Commission on March 31, 1999.

 (2) Incorporated by reference to the Registration Statement on Form S-1 (Registration No. 333-12469) filed September 20, 1996 and declared effective November 12, 1996.

 (3) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 as filed with the Commission on August 14, 1997.

 (4) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 as filed with the Commission on November 14, 1997.

 (5) Incorporated by reference to the Registration Statement on Form S-4 (Registration No. 333-61035) filed August 7, 1998 and declared effective September 18, 1998.

 (6) Incorporated by reference to the Registration Statement on Form 8-A as filed with the Commission on March 8, 1999

 (7) Incorporated by reference to the Registrant's Current Report on Form 8-K as filed with the Commission on December 24, 1997.

 (8) Incorporated by reference to the Registrant's Current Report on Form 8-K as filed with the Commission on July 8, 1998.

 (9) Incorporated by reference to Amendment No. 1 to Form S-4 (Registration No. 333-61035) filed September 17, 1998 and declared effective September 18, 1998.

(10) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 as filed with the Commission on May 17, 1999.

(11) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 as filed with the Commission on August 13, 1999.

      (b) Financial Statements filed as part of this report:

          Consolidated Financial Statements as listed in the Index to Consolidated Financial Statements on page F-1 of this Registration Statement.

      (c) Financial Statement Schedule

          Schedule II     Valuation and Qualifying Accounts.(1)
---------------
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Commission on March 31, 1999.

     All other schedules have been omitted on the basis of immateriality or because such schedules are not otherwise applicable.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 28, 1999.

                                          STYLING TECHNOLOGY CORPORATION

                                          By: /s/ SAM L. LEOPOLD
                                            ------------------------------------
                                            Sam L. Leopold, Chairman of the
                                              Board,
                                            President, and Chief Executive
                                              Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Sam L. Leopold and Richard R. Ross, and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to sign any Registration Statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

/s/ SAM L. LEOPOLD                                   Chairman of the Board, President,    June 28, 1999
---------------------------------------------------    and Chief Executive Officer
Sam L. Leopold                                         (Principal Executive Officer)

/s/ RICHARD R. ROSS                                  Executive Vice President, Chief      June 28, 1999
---------------------------------------------------    Financial Officer, Treasurer,
Richard R. Ross                                        and Director (Principal
                                                       Financial Officer)

/s/ J. TIMOTHY MONTROSE                              Chief Accounting Officer             June 28, 1999
---------------------------------------------------    (Principal Accounting Officer)
J. Timothy Montrose

/s/ JAMES A. BROOKS                                  Director                             June 28, 1999
---------------------------------------------------
James A. Brooks

/s/ PETER W. BURG                                    Director                             June 28, 1999
---------------------------------------------------
Peter W. Burg

/s/ MICHAEL H. FEINSTEIN                             Director                             June 28, 1999
---------------------------------------------------
Michael H. Feinstein

/s/ SYLVAN SCHEFLER                                  Director                             June 28, 1999
---------------------------------------------------
Sylvan Schefler

                                 EXHIBIT INDEX

EXHIBIT NO.                             EXHIBIT
-----------                             -------
 1.1          Form of Underwriting Agreement
 3.1          First Amended and Restated Certificate of Incorporation of
              the Registrant(1)
 3.3          Bylaws of the Registrant(2)
 4.1          Specimen of Stock Certificate(2)
 4.2          Specimen of Redeemable Common Stock Warrant(2)
 4.3          Form of Warrant issued to Credit Agricole Indosuez(3)
 4.4          Form of Warrant issued to Bank Boston N.A.(4)
 4.5          Indenture dated as of June 23, 1998, by and among the
              Company, the Guarantors Signatories thereto, and State
              Street Bank and Trust Company of California, N.A.(4)
 4.6          Form of Global Notes(5)
 4.8          Rights Agreement, dated February 23, 1999, between Styling
              Technology Corporation and American Securities Transfer &
              Trust Inc., as Rights Agent, together with the following
              exhibits thereto: Exhibit A-Form of Certificate of
              Designation of Series A Junior Participating Preferred Stock
              of Styling Technology Corporation; Exhibit B-Form of Right
              Certificate; Exhibit C -- Summary of Rights to Purchase
              Shares of Preferred Stock of Styling Technology
              Corporation.(6)
 5            Opinion of O'Connor, Cavanagh, Anderson, Killingsworth &
              Beshears, a professional association
10.5          Employment Agreement between Registrant and Sam L.
              Leopold(2)
10.11         1996 Stock Option Plan (as amended through April 19, 1999)
10.19         Asset Purchase Agreement dated as of October 31, 1997 among the Registrant, Inverness Corporation, and Inverness (UK)
              Limited.(7)
10.20         Transition and Manufacturing Agreement dated as of December
              10, 1997 the Registrant and Inverness Corporation.(7)
10.23         Stock Purchase Agreement dated as of June 23, 1998 among the
              Company and the former shareholders of European Touch, Ltd.
              II(8)
10.24         Credit Agreement dated June 30, 1998 among the Company,
              BankBoston, N.A., and NationsBank, N.A.(9)
10.25         Stock Purchase Agreement dated as of August 3, 1998, among the Company, Kevin T. Weir, Carol M. Weir, and Dennis M.
              Katawczik(7)
10.26         1998 Employee Stock Option Plan(1)
10.27         First Amendment to Credit Agreement dated as of March 30,
              1999 by and among the Company, NationsBank, N.A., and
              BankBoston, N.A., as lenders, and NationsBank, N.A., as
              administrative agent.(10)
10.28         Credit Agreement dated June 22, 1999 among the Registrant, the other credit parties signatory thereto from time to
              time, the lenders signatory thereto from time to time, and
              General Electric Capital Corporation.
10.29         Employment Agreement dated June 22, 1999 by and between the
              Registrant and Richard R. Ross.
21            Subsidiaries of Registrant
23.1          Consent of O'Connor, Cavanagh, Anderson, Killingsworth &
              Beshears, a professional association (included in Exhibit 5)
23.2          Consent of Arthur Andersen LLP

EXHIBIT NO.                             EXHIBIT
-----------                             -------
23.3          Consent of Deloitte & Touche LLP
24            Power of Attorney of Directors and Executive Officers
              (included on the Signature Page of the Registration
              Statement)
27            Financial Data Schedule(1)(11)

---------------

 (1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Commission on March 31, 1999.

 (2) Incorporated by reference to the Registration Statement on Form S-1 (Registration No. 333-12469) filed September 20, 1996 and declared effective November 12, 1996.

 (3) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 as filed with the Commission on August 14, 1997.

 (4) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 as filed with the Commission on November 14, 1997.

 (5) Incorporated by reference to the Registration Statement on Form S-4 (Registration No. 333-61035) filed August 7, 1998 and declared effective September 18, 1998.

 (6) Incorporated by reference to the Registration Statement on Form 8-A as filed with the Commission on March 8, 1999

 (7) Incorporated by reference to the Registrant's Current Report on Form 8-K as filed with the Commission on December 24, 1997.

 (8) Incorporated by reference to the Registrant's Current Report on Form 8-K as filed with the Commission on July 8, 1998.

 (9) Incorporated by reference to Amendment No. 1 to Form S-4 (Registration No. 333-61035) filed September 17, 1998 and declared effective September 18, 1998.

(10) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 as filed with the Commission on May 17, 1999.

(11) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 as filed with the Commission on August 13, 1999.